As filed with the Securities and Exchange Commission on March 5, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXAR CORPORATION

Delaware	3674	94-1741481
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

48720 Kato Road

Fremont, California 94538

(510) 668-7000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Thomas R. Melendrez

General Counsel, Secretary and

Executive Vice President of Business Development

Exar Corporation

48720 Kato Road

Fremont, California 94538

(510) 668-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Warren T. Lazarow, Esq. Stephen B. Sonne, Esq. O’Melveny & Myers LLP 2765 Sand Hill Road Menlo Park, California 94025 (650) 473-2600	Paul S. Scrivano, Esq. O’Melveny & Myers LLP Times Square Tower 7 Times Square New York, New York 10036 (212) 326-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and completion of the transactions described in the enclosed prospectus/offer to exchange.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i)(Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d)(Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, par value $0.0001 per share	N/A	N/A	$41,244,127.13	$1,620.89

(1)	In accordance with Rule 457(o), the number of shares has not been included.
(2)	Pursuant to Rule 457(c) and Rule 457(f), and solely for the purpose of calculating the registration fee, the market value of the securities to be received was calculated as the product of (i) 18,169,219 shares of common stock of hi/fn, inc. (“Hifn”)(the sum of (x) 14,742,837 shares of Hifn common stock outstanding, (y) 2,893,158 shares of Hifn common stock issuable upon the exercise of outstanding options and 50,000 shares of Hifn common stock issuable upon the exercise of options which may be granted prior to the completion of the exchange offer and proposed merger and (z) 483,224 restricted stock unit awards outstanding, each as of February 26, 2009 (as set forth by Hifn in its Solicitation/Recommendation Statement on Schedule 14D-9, filed March 5, 2009)) and (ii) the average of the high and low sales prices of Hifn common stock as reported on the NASDAQ Global Market on March 4, 2009 ($3.87), minus $29,070,750.40, the estimated minimum aggregate amount of cash to be paid by Exar in the exchange offer and proposed merger.
(3)	Calculated by multiplying the estimated proposed maximum aggregate offering price of securities to be registered by 0.00003930.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus/offer to exchange may be changed. Exar Corporation may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus/offer to exchange is not an offer to sell these securities and Exar Corporation is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 5, 2009

EXAR CORPORATION

Offer by Hybrid Acquisition Corp. to Exchange Each Outstanding Share of Common Stock of

hi/fn, inc.

for

$1.60 in Cash and

0.3529 Shares of Common Stock of Exar Corporation

or

$4.00 in Cash

subject in each case to the election procedures described in this prospectus/offer to exchange and the related letter of election and transmittal

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF APRIL 2, 2009, UNLESS EXTENDED.

Hybrid Acquisition Corp. (“Offeror”), a wholly-owned subsidiary of Exar Corporation (“Exar”), is offering to exchange for each outstanding share of common stock of hi/fn, inc. (“Hifn”), par value $0.001 per share (the “Shares”), validly tendered in the Offer and not withdrawn, at the election of the holder of such Share, either:

•	$1.60 in cash, without interest, and 0.3529 shares of Exar common stock, par value $0.0001 per share (“Exar Common Stock”) (the “Mixed Consideration”), or

•	$4.00 in cash, without interest (the “All-Cash Consideration”),

subject in each case to the election procedures described in this prospectus/offer to exchange and the related letter of election and transmittal (which together, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”). Hifn stockholders who otherwise would be entitled to receive a fractional share of Exar Common Stock will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the closing price of Exar Common Stock on the NASDAQ Global Select Market on the date Offeror purchases Shares in the Offer. See “The Offer — Elections” for a detailed description of the election procedure.

The purpose of the Offer is for Exar to acquire control of, and ultimately the entire equity interest in and all the outstanding shares of, Hifn. The Offer is the first step in Exar’s plan to acquire all of the outstanding Shares. Promptly after completion of the Offer, Exar intends to consummate a merger of Offeror with and into Hifn, with Hifn surviving the merger (this merger is referred to herein as the “Merger” and Hifn after the Merger is sometimes referred to herein as the “Surviving Corporation”). The purpose of the Merger is for Exar to acquire all Shares not acquired in the Offer. After the Merger, the Surviving Corporation will be a wholly-owned subsidiary of Exar and the former Hifn stockholders will no longer have any direct ownership interest in the Surviving Corporation.

Offeror’s obligation to accept for exchange, and to exchange, Shares for cash and shares of Exar Common Stock in the Offer is subject to a number of conditions, which are more fully described in “The Offer — Conditions of the Offer.”

Exar Common Stock is listed on the NASDAQ Global Select Market under the symbol “EXAR.” The Shares are listed on the NASDAQ Global Market under the symbol “HIFN.”

For a discussion of certain factors that Hifn stockholders should consider in connection with the Offer, please carefully read “Risk Factors” beginning on page 16.

Exar has not authorized any person to provide any information or to make any representation in connection with the Offer other than the information contained or incorporated by reference in this prospectus/offer to exchange, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Exar.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to exchange. Any representation to the contrary is a criminal offense.

The date of this prospectus/offer to exchange is March 5, 2009.

i

This prospectus/offer to exchange incorporates by reference important business and financial information about Exar, Hifn and their respective subsidiaries from documents filed with the SEC that have not been included in or delivered with this prospectus/offer to exchange. This information is available without charge at the SEC’s website at www.sec.gov and at Exar’s website at www.exar.com, as well as from other sources. See “Where To Obtain More Information.”

Hifn stockholders also may request copies of these publicly-filed documents from Exar, without charge, upon written or oral request to the investor relations department at Exar Corporation, 48720 Kato Road, Fremont, California 94538, (510) 668-7201. In order to receive timely delivery of the documents, Hifn stockholders must make such request no later than March 26, 2009, or five business days before the expiration date of the Offer, whichever is later.

This prospectus/offer to exchange does not constitute a solicitation of proxies for any meeting of stockholders of Hifn. We are not asking you for a proxy and you are requested not to send us a proxy. Any solicitation of proxies that Exar or Hifn might make will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

v

WHERE TO OBTAIN MORE INFORMATION

Exar and Hifn file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any reports, statements or other information that Exar or Hifn file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Exar’s and Hifn’s public filings also are available to the public from commercial document retrieval services and may be obtained without charge at the SEC’s website at www.sec.gov. Exar’s and Hifn’s filings with the SEC are also available on their websites at www.exar.com and www.hifn.com, respectively. The contents of those websites are not incorporated by reference into this prospectus/offer to exchange.

Exar has filed with the SEC a registration statement on Form S-4 to register the offer and sale of shares of Exar Common Stock to be issued in the Offer and the Merger. This prospectus/offer to exchange is a part of that registration statement. Exar may also file amendments to such registration statement. In addition, on March 5, 2009, Exar filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act together with exhibits, to furnish certain information about the Offer. Exar may file amendments to the Schedule TO. As allowed by SEC rules, this prospectus/offer to exchange does not contain all of the information in the registration statement or the exhibits to the registration statement. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed on the back cover of this prospectus/offer to exchange.

The SEC allows Exar to incorporate information into this prospectus/offer to exchange “by reference,” which means that Exar and Offeror can disclose important information to Hifn stockholders by referring to another document or information filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus/offer to exchange, except for any information amended or superseded by information contained in, or incorporated by reference into, this prospectus/offer to exchange. This prospectus/offer to exchange incorporates by reference the documents and information set forth below that Exar and Hifn have previously filed with the SEC. These documents contain important information about Exar and Hifn and their financial conditions.

Exar Filings (File No. 14225):

Exar Information Incorporated by Reference	Period Covered or Date of Filing

Annual Report on Form 10-K for fiscal year ended March 30, 2008, as filed with the SEC on June 13, 2008

Annual Report on Form 10-K/A for fiscal year ended March 30, 2008, as filed with the SEC on July 28, 2008

Fiscal year ended March 30, 2008 Fiscal year ended March 30, 2008

The description of Exar Common Stock set forth in Exar’s Registration Statement on Form 8-A, filed with the SEC on February 12, 1986, including all amendments and reports filed for the purpose of updating such description.

Quarterly Report on Form 10-Q for fiscal quarter ended June 29, 2008, as filed with the SEC on August 8, 2008

Quarterly Report on Form 10-Q/A for fiscal quarter ended June 29, 2008, as filed with the SEC on August 11, 2008

Fiscal quarter ended June 29, 2008 Fiscal quarter ended June 29, 2008

Exar Information Incorporated by Reference	Period Covered or Date of Filing

Quarterly Report on Form 10-Q for fiscal quarter ended September 28, 2008, as filed with the SEC on November 7, 2008

Quarterly Report on Form 10-Q for fiscal quarter ended December 28, 2008, as filed with the SEC on February 6, 2009

Fiscal quarter ended September 28, 2008 Fiscal quarter ended December 28, 2008

Current Reports on Form 8-K	Filed with the SEC on:
• November 5, 2007 (Form 8-K/A)
• April 23, 2008
• May 13, 2008
• August 22, 2008
• February 17, 2009
• February 27, 2009
• March 5, 2009

Hifn Filings (File No. 24765):

Hifn Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K for fiscal year ended September 30, 2008, as filed with the SEC on November 14, 2008	Fiscal year ended September 30, 2008

The description of Hifn’s common stock set forth in Hifn’s Registration Statement on Form 10-12G, filed with the SEC on August 7, 1998, including all amendments and reports filed for the purpose of updating such description.

Quarterly Report on Form 10-Q for fiscal quarter ended December 31, 2008, as filed with the SEC on February 6, 2009	Fiscal quarter ended December 31, 2008

Current Reports on Form 8-K	Filed with the SEC on:
• February 9, 2009
• February 25, 2009

Exar also hereby incorporates by reference into this prospectus/offer to exchange any additional documents that either it or Hifn may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus/offer to exchange to the termination of the Offer. Nothing in this prospectus/offer to exchange shall be deemed to incorporate information furnished but not filed with the SEC.

FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this prospectus/offer to exchange may contain forward-looking statements, concerning, among other things, Exar’s outlook, financial projections and business strategies, all of which are subject to risks, uncertainties and assumptions. These forward-looking statements are identified by their use of terms such as “intend,” “plan,” “may,” “should,” “will,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “continue,” “potential,” “opportunity,” “project” and similar terms. These statements are based on certain assumptions and analyses that we believe are appropriate under the circumstances. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. We cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the Offer and the Merger on the terms summarized in this prospectus/offer to exchange. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise. Factors that could have a material adverse effect on our operations and future prospects or the completion of the Offer and the Merger include, but are not limited to:

•	failure to satisfy the conditions to consummate the Offer and the Merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the failure of the Offer or the Merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the Offer and the Merger;

•	general economic and business conditions;

•	global economic growth and activity;

•	industry conditions; and

•	changes in laws or regulations.

These risks and uncertainties, along with the risk factors discussed under “Risk Factors” in this prospectus/offer to exchange, should be considered in evaluating any forward-looking statements contained in this prospectus/offer to exchange. All forward-looking statements speak only as of the date of this prospectus/offer to exchange. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Below are some of the questions that you as a holder of Shares may have regarding the Offer and answers to those questions. You are urged to carefully read the remainder of this prospectus/offer to exchange and the related letter of election and transmittal and the other documents to which we have referred because the information contained in this section and in the “Summary” is not complete. Additional important information is contained in the remainder of this prospectus/offer to exchange and the related letter of election and transmittal. See “Where To Obtain More Information.”

As used in this prospectus/offer to exchange, unless otherwise indicated or the context requires, “Exar” or “we” refers to Exar and its consolidated subsidiaries, “Offeror” refers to Hybrid Acquisition Corp., and “Hifn” refers to Hifn and its consolidated subsidiaries.

Who is offering to buy my Shares?

The Offer is made by Hybrid Acquisition Corp., a Delaware corporation formed for the purpose of making the Offer and consummating the Merger. Offeror is a wholly-owned subsidiary of Exar. Exar is a fabless semiconductor company that designs, develops, markets and sells connectivity and power management products to the consumer, communications and industrial markets. Applying both analog and digital technologies, Exar’s products are deployed in a wide array of applications such as portable electronic devices, set top boxes, digital video recorders, telecommunication system and industrial automation equipment. Exar’s portfolio spans a wide range of performance solutions from direct current to direct current regulators and controllers, voltage references, microprocessor supervisors, charge pump regulators and light-emitting diode drivers, single and multi-channel Universal Asynchronous Receiver/Transmitter for portable and wireless applications, serial interface, port multipliers for storage applications, to T/E and Synchronous Optical Network/Synchronous Data Hierarchy communications. The solutions are designed working directly with large original equipment manufacturer customers who help drive Exar’s technology roadmap and system solutions.

What are the classes and amounts of Hifn securities that Exar is offering to acquire in the Offer?

We are seeking to acquire all issued and outstanding shares of Hifn common stock, par value $0.001 per share.

What will I receive for my Shares?

We are offering to exchange for each outstanding Share validly tendered pursuant to the Offer and not properly withdrawn:

•	$1.60 in cash, without interest, and 0.3529 shares of Exar Common Stock (the “Mixed Consideration”), or

•	$4.00 in cash, without interest (the “All-Cash Consideration”),

subject in each case to the election procedures described in this prospectus/offer to exchange and the related letter of election and transmittal (which together, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”). Hifn stockholders who otherwise would be entitled to receive a fractional share of Exar Common Stock will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the closing price of Exar Common Stock on the NASDAQ Global Select Market on the date Offeror purchases Shares in the Offer. Hifn stockholders who tender their Shares but do not make an election will be deemed to have elected the All-Cash Consideration. See “The Offer — Elections” for a detailed description of election procedures.

Solely for purposes of illustration, the following table indicates the relative value of the Mixed Consideration and the All-Cash Consideration based on different assumed trading prices for the Exar Common Stock.

Assumed Exar Common Stock Price	Market Value of Mixed Consideration (Per Share Exchanged)	Value of All-Cash Consideration (Per Share Exchanged)
$5.00	$3.37	$4.00
$5.50	$3.54	$4.00
$6.00	$3.72	$4.00
$6.50	$3.89	$4.00
$7.00	$4.02	$4.00
$7.50	$4.25	$4.00
$8.00	$4.42	$4.00

The market prices of Exar Common Stock used in the above table are for purposes of illustration only. The price of Exar Common Stock fluctuates and may be higher or lower than in these examples at the time the Offer is completed.

Hifn stockholders should obtain current market quotations for shares of Exar Common Stock before deciding whether to tender pursuant to the Offer and before electing the form of consideration they wish to receive. Please also see the section of this prospectus/offer to exchange entitled “Risk Factors.”

Will I have to pay any fee or commission to exchange Shares?

If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Why is Offeror making this Offer?

The purpose of the Offer is for Exar to acquire control of, and ultimately the entire equity interest in and all the outstanding shares of, Hifn. The Offer is the first step in Exar’s plan to acquire all of the outstanding Shares. Promptly after completion of the Offer, Exar intends to consummate the Merger. The purpose of the Merger is for Exar to acquire all Shares not acquired in the Offer. In the Merger, Hifn stockholders who did not tender their Shares in the Offer will receive the Mixed Consideration. After the Merger, the Surviving Corporation will be a wholly-owned subsidiary of Exar and the former Hifn stockholders will no longer have any direct ownership interest in the Surviving Corporation.

What does the Hifn board of directors recommend?

The Hifn board of directors has unanimously (i) declared the Agreement and Plan of Merger, dated February 23, 2009, among Exar, Offeror and Hifn (the “Merger Agreement”) and the transactions contemplated thereby, including the Offer and the Merger, advisable and to be in the best interests of the Hifn stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in all respects and (iii) recommended that you accept the Offer and tender your Shares to Offeror and, if applicable, that you approve and adopt the Merger Agreement and the Merger (the “Hifn Recommendation”).

A description of the reasons why the Hifn board of directors approved the Offer is set forth in Hifn’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to you together with this prospectus/offer to exchange.

x

As described below, the directors and executive officers of Hifn currently beneficially own approximately 11.24% of the outstanding Shares on a fully diluted basis. Except for Shares that may be sold in market transactions prior to the completion of the Offer, after reasonable inquiry and to the best of Hifn’s knowledge, each executive officer and director of Hifn currently intends, subject to compliance with applicable law including Section 16(b) of the Exchange Act, to tender all Shares held of record or beneficially owned by such person to the Offeror pursuant to the Offer. Such directors and executive officers of Hifn (the “Stockholders”), holding 817,883 shares of Common Stock and options to purchase 946,117 shares of Common Stock held by the Stockholders and exercisable within 60 days of February 20, 2009, or approximately 11.24% of the Common Stock as of February 20, 2009 (based upon 14,742,837 shares of Common Stock outstanding as of February 20, 2009 and options to purchase 946,117 shares of Company Common Stock held by the Stockholders and exercisable within 60 days of February 20, 2009), have entered into a Tender and Voting Agreement with Exar pursuant to which they have agreed to tender their Shares in the Offer, vote all their Shares in favor of adoption of the Merger Agreement and approval of the Merger (if necessary) and not to sell or otherwise transfer their Shares other than in compliance with the Tender and Voting Agreement. See “Merger Agreement — Tender and Voting Agreement.”

What are the conditions of the Offer?

The Offer is conditioned upon, among other things, the following:

•

Hifn stockholders shall have validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that shall be at least a majority of the Shares outstanding on a fully diluted basis (excluding any Hifn stock options that could not be exercised before the date that is six months (or nine months in some cases) after the date of the Merger Agreement)(the “Minimum Condition”).

•	Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have expired or been terminated.

•

The registration statement of which this prospectus/offer to exchange is a part (including any post-effective amendments thereto) shall have become effective under the Securities Act of 1933 (the “Securities Act”), no stop order shall have been issued and no proceeding seeking a stop order shall have been initiated or threatened by the SEC.

•	The Exar Common Stock to be issued pursuant to the Offer and the Merger shall have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

•

No suit, action, hearing, investigation, inquiry, claim, charge, action, arbitration, governmental investigation or other legal or administrative proceeding by any U.S. federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a “Governmental Entity”), shall be threatened in writing or pending which is (i) challenging the acquisition by Exar or Offeror of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger, (ii) seeking to prohibit or limit the ownership or operation or control by Hifn, Exar or any of their respective subsidiaries of any material portion of the business or assets of Hifn, Exar or any of their respective subsidiaries, taken as a whole, or to compel Hifn, Exar or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Hifn, Exar or any of their respective subsidiaries, as a result of the Offer or the Merger, or (iii) seeking to impose limitations on the ability of Exar or Offeror to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of Hifn, and no statute, rule, regulation, judgment, order or injunction shall have been enacted, enforced, promulgated or issued and be in effect, by any Governmental Entity that seeks any of the consequences in (i), (ii) or (iii) above.

•

No change, effect, event, occurrence or state of facts that, individually or in the aggregate, has had or is reasonably likely to have, a “Company Material Adverse Effect” shall have occurred since the date of the Merger Agreement and continue to exist.

•

With respect to the representations and warranties of Hifn in the Merger Agreement, (i) the representations and warranties of Hifn regarding capital structure, authority, execution and delivery and enforceability, 280G payments, debt instruments and Rule 14d-10 matters that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects (with respect to the figures in the representations regarding capital structure, “in all material respects” shall mean that such figures are accurate, in the aggregate, to within 75,000 shares), as of the date of the Merger Agreement and as of the Expiration Date (as defined below) as though made on the Expiration Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case on and as of such earlier date), and (ii) each of the other representations and warranties of Hifn in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Expiration Date as though made on the Expiration Date, except to the extent any representations and warranties expressly relate to an earlier date (in which case on and as of such earlier date), in each case determined without regard to qualifications as to materiality or Company Material Adverse Effect (as defined below), but only if the failure of any such representations and warranties to be so true and correct has resulted in, or could reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

•

Hifn shall have performed in all material respects any obligation and complied in all material respects with any agreement or covenant to be performed or complied with by Hifn under the Merger Agreement.

•

The “Identified Contracts” shall not have been terminated or amended, and the consummation of the Offer or the Merger shall not result in a termination of any such Identified Contracts or permit the other parties to the Identified Contracts to terminate or renegotiate the Identified Contracts. The “Identified Contracts” are contracts that Hifn and Exar have agreed to designate as “Identified Contracts.”

•	The Merger Agreement shall not have been terminated in accordance with its terms.

The conditions to the Offer are for the sole benefit of Exar and Offeror and may be asserted by Exar or Offeror regardless of the circumstances (including any action or inaction by Exar or Offeror) giving rise to such condition or may be waived by Exar or Offeror, by express and specific action to that effect, in whole or in part at any time and from time to time, in each case except for the Minimum Condition, which may only be waived by Exar or Offeror with the express prior written consent of Hifn.

How long will it take to complete the proposed transaction?

The transaction is expected to be completed in the second quarter of calendar year 2009, subject to the conditions described in “The Offer — Conditions of the Offer” and “Merger Agreement — Conditions to the Merger.”

Is Exar’s financial condition relevant to my decision to tender Shares in the Offer?

Yes. Exar’s financial condition is relevant to your decision to tender your Shares because part of the consideration you may receive if your Shares are exchanged in the Offer could consist of shares of Exar Common Stock. You should therefore consider Exar’s financial condition as you could become one of Exar’s stockholders through the Offer. You also should consider the likely effect that Exar’s acquisition of Hifn could have on Exar’s financial condition. This prospectus/offer to exchange contains financial information regarding Exar and Hifn, all of which we encourage you to review.

When does the Offer expire? Can the Offer be extended and, if so, under what circumstances?

The Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of April 2, 2009, which is the “Initial Expiration Date,” unless further extended by Exar. Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares. “Expiration Date” means the Initial Expiration Date, unless and until Offeror has extended the period during which the Offer is open, subject to the terms and conditions of the Merger Agreement, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended by Offeror, will expire.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, Offeror may, without the consent of Hifn, from time to time extend the Offer for one or more periods if, at the scheduled Expiration Date, any of the conditions of the Offer shall not have been satisfied or waived until such time as such conditions are satisfied or waived. Offeror shall extend the Offer:

•

from time to time for one or more periods, if at the initial Expiration Date or any subsequent scheduled Expiration Date any of the conditions of the Offer have not been satisfied or waived, until such time as such conditions are satisfied or waived; but Offeror shall not be required to extend the Offer (A) if at the then scheduled Expiration Date any of the conditions of the Offer that are not then satisfied are not reasonably capable of being satisfied at or prior to the date that is six months (or in some cases nine months) after the date of the Merger Agreement (the “Outside Date”) or (B) beyond the Outside Date; and

•	for any period required by any rule, regulation, interpretation or position of the SEC or NASDAQ applicable to the Offer.

Any decision to extend the Offer will be made public by an announcement regarding such extension as described under “The Offer — Extension, Termination and Amendment.”

How do I tender my Shares?

To tender Shares into the Offer, you must deliver the certificates representing your Shares, together with a completed letter of election and transmittal and any other documents required by the letter of election and transmittal, to BNY Mellon Shareowner Services, the exchange agent for the Offer, not later than the time the Offer expires. The letter of election and transmittal (and the instructions thereto) is enclosed with this prospectus/offer to exchange. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company.

For a complete discussion of the procedures for tendering your Shares, please see the section of this prospectus/offer to exchange entitled “The Offer — Procedure for Tendering.”

Until what time can I withdraw tendered Shares?

You may withdraw previously tendered Shares at any time prior to the expiration of the Offer. For a complete discussion of the procedures for withdrawing your Shares, please see the section of this prospectus/offer to exchange entitled “The Offer — Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the exchange agent while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. For a complete discussion on the procedures for withdrawing your Shares, including the applicable deadlines for effecting withdrawals, please see the section of this prospectus/offer to exchange entitled “The Offer — Withdrawal Rights.”

When and how will I receive the Offer consideration in exchange for my tendered Shares?

Offeror will exchange all validly tendered and not properly withdrawn Shares promptly after the Expiration Date, subject to the terms thereof and the satisfaction or waiver of the conditions to the Offer, as set forth in the section of this prospectus/offer to exchange entitled “The Offer — Conditions of the Offer.” Offeror will deliver the consideration for your validly tendered and not properly withdrawn Shares by depositing the cash and stock consideration therefor with the exchange agent, which will act as your agent for the purpose of receiving the Offer consideration from Offeror and transmitting such consideration to you. In all cases, an exchange of tendered Shares will be made only after timely receipt by the exchange agent of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares as described in the section of this prospectus/offer to exchange entitled “The Offer — Procedure for Tendering”) and a properly completed and duly executed letter of election and transmittal and any other required documents for such Shares.

What are the United States federal income tax consequences of the Offer and the Merger to me?

The sale or exchange of Shares for cash or cash and Exar Common Stock pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss, equal, in each case, to the difference between (1) the sum of (a) the fair market value of the shares of Exar Common Stock received pursuant to the Offer or the Merger and (b) the cash proceeds received pursuant to the Offer or the Merger, as applicable and (2) your adjusted tax basis in your Shares surrendered in exchange therefor. If the Shares sold or exchanged constitute capital assets, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if your holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Gain or loss generally will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged pursuant to either the Offer or the Merger. Because the tax consequences of the Offer and the Merger are complex and may vary depending on your particular circumstances, we recommend that you consult your own tax advisor concerning the federal (and any state, local or foreign) tax consequences to you of the Offer and the Merger. Please see “The Offer — Material U.S. Federal Income Tax Consequences.”

Why does the cover page to this prospectus/offer to exchange state that this Offer is subject to change and that the registration statement filed with the SEC is not yet effective? Does this mean that the Offer has not commenced?

No. As permitted under SEC rules, we may commence the Offer without the registration statement, of which this prospectus/offer to exchange is a part, having been declared effective by the SEC. We cannot, however, complete the Offer and accept for exchange any Shares tendered in the Offer until the registration statement is declared effective by the SEC and the other conditions to the Offer have been satisfied or, where permissible, waived. The Offer will commence when we first mail this prospectus/offer to exchange and the related letter of election and transmittal to Hifn stockholders.

Where can I find more information about Exar and Hifn?

You can find more information about Exar and Hifn from various sources described in the section of this prospectus/offer to exchange entitled “Where To Obtain More Information.”

SUMMARY

This section summarizes material information presented in greater detail elsewhere in this prospectus/offer to exchange. However, this summary does not contain all of the information that may be important to Hifn stockholders. You are urged to carefully read the remainder of this prospectus/offer to exchange and the related letter of election and transmittal and the other documents to which we have referred because the information in this section is not complete. See “Where To Obtain More Information.”

The Offer (Page 42)

Under the terms of the Offer, each Hifn stockholder may elect to receive, for each outstanding Share validly tendered in the Offer and not withdrawn, at the election of such holder either:

•	$1.60 in cash, without interest, and 0.3529 shares of Exar Common Stock (the “Mixed Consideration”), or

•	$4.00 in cash, without interest (the “All-Cash Consideration”),

subject in each case to the election procedures described in this prospectus/offer to exchange and the related letter of election and transmittal (which together, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”). Hifn stockholders who tender their Shares but do not make an election will be deemed to have elected the All-Cash Consideration.

The value of the Mixed Consideration will fluctuate prior to the Expiration Date as the market price of Exar Common Stock changes.

Hifn stockholders will not receive any fractional shares of Exar Common Stock in the Offer. Instead of receiving any fractional shares of Exar Common Stock to which Hifn stockholders otherwise would be entitled, tendering Hifn stockholders will receive an amount in cash (without interest) equal to such fraction multiplied by the closing price of Exar Common Stock on the NASDAQ Global Select Market on the date Offeror purchases Shares in the Offer, as described in “The Offer — Fractional Shares.”

Purpose of the Offer; The Merger (Page 71)

Exar intends, promptly after the completion of the Offer, to have Offeror merge into Hifn, with Hifn surviving the merger (this merger is referred to herein as the “Merger” and Hifn after the Merger is sometimes referred to as the “Surviving Corporation”). In the Merger, Hifn stockholders who did not tender their Shares in the Offer will receive the Mixed Consideration. If Offeror owns 90% or more of the outstanding Shares following consummation of the Offer and any subsequent offering period and exercise of the Top-Up Option, if exercised, Exar intends to consummate the Merger as a “short-form” merger pursuant to Section 253 of the Delaware General Corporation Law (“DGCL”). In this case, neither the approval of any holder of Shares nor the approval of the Hifn board of directors would be required. If Offeror owns less than 90% of the outstanding Shares following the consummation of the Offer and exercise of the Top-Up Option, if exercised, the Hifn board of directors will submit the Merger to Hifn’s stockholders for approval at a stockholder meeting convened for that purpose in accordance with the DGCL. If the Minimum Tender Condition described in “The Offer — Conditions of the Offer” is satisfied, Exar will, upon consummation of the Offer, have sufficient voting power to ensure approval of the Merger at the stockholders’ meeting without the affirmative vote of any other Hifn stockholder. After the Merger, the Surviving Corporation will be a wholly-owned subsidiary of Exar and the former Hifn stockholders will not have any direct equity ownership interest in the Surviving Corporation. In the Merger, each issued and outstanding Share (except for Shares held in Hifn’s treasury, Shares beneficially owned by any direct or indirect wholly-owned subsidiary of Hifn and Shares beneficially owned directly or indirectly by

Exar or Offeror, including Shares acquired in the Offer) will be converted into the right to receive the Mixed Consideration, without interest, subject to appraisal rights under Delaware law, as more fully described under “The Offer — Purpose of the Offer; the Merger; Appraisal Rights.”

The Companies (Page 22)

Exar

Exar Corporation

48720 Kato Road

Fremont, California 94538

(510) 668-7000

Exar, a Delaware corporation, is a fabless semiconductor company that designs, develops, markets and sells connectivity and power management products to the consumer, communications and industrial markets. Applying both analog and digital technologies, Exar’s products are deployed in a wide array of applications such as portable electronic devices, set top boxes, digital video recorders, telecommunication systems and industrial automation equipment. Exar’s portfolio spans a wide range of performance solutions from direct current to direct current regulators and controllers, voltage references, microprocessor supervisors, charge pump regulators and light-emitting diode drivers, single and multi-channel Universal Asynchronous Receiver/Transmitter for portable and wireless applications, serial interface, port multipliers for storage applications, to T/E and Synchronous Optical Network/Synchronous Data Hierarchy communications. The solutions are designed working directly with large original equipment manufacturer customers who help drive Exar’s technology roadmap and system solutions.

Offeror

Hybrid Acquisition Corp.

c/o Exar Corporation

48720 Kato Road

Fremont, California 94538

(510) 668-7000

Offeror, a Delaware corporation, is a wholly-owned subsidiary of Exar. Offeror is newly formed, and was organized for the purpose of making the Offer and consummating the Merger. Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Offer and the Merger.

Hifn

hi/fn, inc.

750 University Avenue

Los Gatos, California 95032

(408) 399-3500

Hifn, a Delaware corporation, is a leading provider of network- and storage-security and data reduction products that simplify the way major network and storage original equipment manufacturers, as well as small-and-medium enterprises, efficiently and securely share, retain, access and protect critical data. Hifn’s products feature industry-recognized patented technology for the continuous protection of information, whether it is in transit on a network or at rest on storage. Hifn’s solutions are attractive to customers because they feature high-performance, including some of the fastest compression and encryption processing speeds available in the market, multi-protocol capabilities, development tools and card level products with high-levels of integration that help reduce their time-to-market. Hifn’s applied services processors perform the computation-intensive tasks of compression, encryption and authentication, providing Hifn’s customers with high-performance, interoperable implementations of a wide variety of industry-standard networking and storage protocols. Hifn’s network- and security-processors, compression and data reduction solutions are used in networking, security and storage equipment such as routers, remote access concentrators, virtual private networks, virtual tape libraries, nearline storage systems, switches, broadband access equipment, network interface cards, firewalls and back-up storage devices.

Reasons for the Offer (Page 31)

The purpose of the Offer is for Exar to acquire control of, and ultimately the entire equity interest in and all the outstanding shares of, Hifn. Offeror is making the Offer and Exar plans to complete the Merger because it believes that the acquisition of Hifn by Exar will provide significant beneficial long-term growth prospects and increased stockholder value for the combined company. Exar believes that the Offer and the Merger will increase its market presence and opportunities, enhance its product mix, increase operating efficiencies, combine significant management talent and enhance employee opportunities.

Expiration of the Offer (Page 62)

The Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of April 2, 2009, which is the Initial Expiration Date, unless further extended by Offeror. “Expiration Date” means the Initial Expiration Date, unless and until Offeror has extended the period during which the Offer is open, subject to the terms and conditions of the Merger Agreement, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended by Offeror, will expire.

Extension, Termination or Amendment (Page 63)

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, Offeror may, without the consent of Hifn, from time to time extend the Offer for one or more periods if, at the scheduled Expiration Date, any of the conditions of the Offer shall not have been satisfied or waived until such time as such conditions are satisfied or waived. Offeror shall extend the Offer:

•

from time to time for one or more periods, if at the initial Expiration Date or any subsequent scheduled Expiration Date any of the conditions of the Offer have not been satisfied or waived, until such time as such conditions are satisfied or waived; but Offeror shall not be required to extend the Offer (A) if at the then scheduled Expiration Date any of the conditions of the Offer that are not then satisfied are not reasonably capable of being satisfied at or prior to the date that is six months (or in some cases nine months) after the date of the Merger Agreement (the “Outside Date”) or (B) beyond the Outside Date; and

•	for any period required by any rule, regulation, interpretation or position of the SEC or NASDAQ applicable to the Offer.

Offeror will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter as described under “The Offer — Extension, Termination and Amendment.” In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which Offeror may choose to make any public announcement, Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release. During any extension, Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of each Hifn stockholder to withdraw previously tendered Shares.

The Merger Agreement provides that the agreement may be terminated if the Offer has not been consummated on or before the date that is six months (or in some cases nine months) after the date of the Merger Agreement, and Offeror may not extend the Offer beyond such date without the prior written consent of Hifn.

Subject to applicable SEC rules and regulations, Offeror also reserves the right, in its sole discretion, at any time or from time to time to waive any condition identified as subject to waiver in “The Offer — Conditions of the Offer” by giving oral or written notice of such waiver to the exchange agent.

Offeror may elect to provide subsequent offering periods of up to 20 business days (but no fewer than three business days) after the acceptance of shares of Hifn common stock in the offer in accordance with Rule 14d-11 under the Exchange Act if, on the expiration date of the offer, all of the conditions to the offer have been satisfied or waived, but the total number of shares of Hifn common stock that have been validly tendered and not withdrawn pursuant to the offer, together with Shares then directly or indirectly owned by Exar, is less than 90% of the total number of shares of Hifn common stock then outstanding. If Offeror exercises its right to use a subsequent offering period, Offeror will first consummate the exchange with respect to the shares validly tendered and not properly withdrawn in the initial offer period. You will not have the right to withdraw any shares of Hifn common stock that you tender in the subsequent offering period. If Offeror elects to provide a subsequent offering period, Offeror will publicly announce the results of the Offer, including the approximate number and percentage of Shares deposited to date no later than 9:00 a.m. New York City time on the next business day after the previously scheduled expiration and immediately begin the subsequent offering period.

Withdrawal Rights (Page 65)

Tendered Shares may be withdrawn at any time prior to the Expiration Date. Additionally, if Offeror has not agreed to accept the Shares for exchange on or prior to the 60th day after the Offer has commenced, Hifn stockholders may thereafter withdraw their Shares from tender at any time after such date until Offeror accepts the Shares for exchange. Once Offeror accepts Shares for exchange pursuant to the Offer, all tenders not previously withdrawn become irrevocable.

Procedure for Tendering (Page 65)

To validly tender Shares pursuant to the Offer, Hifn stockholders must:

•

deliver a properly completed and duly executed letter of election and transmittal, along with any required signature guarantees and any other required documents, and certificates for tendered Shares to the exchange agent at its address set forth on the back cover of this prospectus/offer to exchange, all of which must be received by the exchange agent prior to the Expiration Date;

•

deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth on the back cover of this prospectus/offer to exchange, and Shares must be tendered pursuant to the procedures for book-entry tender set forth herein (and a confirmation of receipt of that tender received), and in each case be received by the exchange agent prior to the Expiration Date; or

•	comply with the guaranteed delivery procedures set forth in “The Offer — Guaranteed Delivery.”

Hifn stockholders who hold Shares in “street name” through a bank, broker or other nominee holder, and desire to tender their Shares pursuant to the Offer, should instruct the nominee holder to do so prior to the Expiration Date.

Exchange of Shares; Delivery of Cash and Shares of Exar Common Stock (Page 64)

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), as soon as practicable following the Expiration Date, Offeror will accept for exchange, and will exchange, all Shares validly tendered and not withdrawn prior to the Expiration Date.

Elections (Page 62)

Hifn stockholders may elect to receive the Mixed Consideration or the All-Cash Consideration in exchange for each Share validly tendered and not withdrawn pursuant to the Offer, subject in each case to the election procedures described in this prospectus/offer to exchange and the related letter of election and transmittal, by indicating their elections in the applicable section of the letter of election and transmittal. The elections will not be subject to proration. If a Hifn stockholder decides to change its election after tendering its Shares, it must first properly withdraw the tendered Shares and then re-tender the Shares prior to the Expiration Date, with a new letter of election and transmittal that indicates the revised election.

Top-Up Option (Page 62)

Under the Merger Agreement, Offeror has an irrevocable option (the “Top-Up Option”) to purchase up to a number of additional Shares such that following the consummation of the Offer, Exar and Offeror shall own one Share more than 90% of the Shares then outstanding on a fully diluted basis. The Top-Up Option’s per share purchase price, which is equal to the All-Cash Consideration, may be paid in cash or a full recourse promissory note.

Interests of Certain Persons (Page 75)

Certain Hifn directors, officers and stockholders have interests in the Offer and the Merger that are different from, or are in addition to, those of other stockholders. These interests include: the accelerated vesting of stock options and other unvested stock-based awards previously issued to certain Hifn directors and officers; current and future employment arrangements; severance benefits; and the indemnification of directors and officers of Hifn against certain liabilities.

The boards of directors of Hifn and Exar were aware of these interests and considered them, among other matters, when they approved the Offer, the Merger and the Merger Agreement.

Certain Legal Matters; Regulatory Approvals (Page 75)

Exar and Hifn have agreed to use reasonable efforts to do all things necessary, proper or advisable to consummate the Offer and the Merger, including obtaining all necessary waivers, consents and approvals from governmental entities and making all necessary registrations and filings as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity. This includes, if such filing is required, filing with the Department of Justice and the Federal Trade Commission a Notification and Report Form pursuant to the HSR Act; however, the purchase of Shares pursuant to the Offer is not subject to such requirements, pursuant to an exemption from the HSR Act for acquisitions of assets (excluding exempt assets, such as cash) less than $65.2 million. The conditions to closing the Merger include the termination or expiration of any waiting period (and any extension thereof) applicable, if any, to the Merger under the HSR Act. Exar and Hifn are not aware of any material governmental approvals or actions that are required for the Merger. Such legal matters and regulatory issues are discussed under “The Offer — Certain Legal Matters; Regulatory Approvals.”

Source and Amount of Funds (Page 80)

The Offer and the Merger are not conditioned upon any financing arrangements or contingencies.

Assuming Hifn holders elect the Mixed Consideration, all vested, in-the-money stock options are exercised and all incentive equity awards tender into the Offer, the Offeror estimates the amounts required to purchase the then outstanding Shares and fund transaction-related fees and expenses will approximate 5,236,000 shares of Exar Common Stock and $26,452,000 of cash. If under the same assumptions the Hifn holders elect the All-Cash Consideration, the Offeror estimates the amounts required to purchase the then outstanding Shares and fund transaction-related fees and expenses will approximate $62,215,000 of cash.

Exar expects to have sufficient cash on hand to complete the transactions contemplated by the Offer and the Merger and to pay fees, expenses and other related amounts.

Appraisal Rights (Page 71)

Under Delaware law, you will not have any appraisal rights in connection with the Offer. However, the Merger is expected to entitle Hifn stockholders to appraisal rights under Section 262 of the Delaware General Corporation Law, which we refer to as the “DGCL.” A copy of the appraisal rights provisions of the DGCL is attached as Annex E to this prospectus. See “The Offer — Purpose of the Offer; the Merger; Appraisal Rights.”

Comparative Market Price Data (Page 14)

Shares of Exar Common Stock are listed on the NASDAQ Global Select Market under the symbol “EXAR.” The Shares trade on the NASDAQ Global Market under the symbol “HIFN.” On February 23, 2009, the last full trading day before the public announcement of Exar’s proposal to acquire Hifn, the closing sales price of Exar Common Stock on the NASDAQ Global Select Market was $5.81 and the closing sales price of the Shares on the NASDAQ Global Market was $2.39. Hifn stockholders should obtain current market quotations for Exar Common Stock and the Shares before deciding whether to tender Shares in the Offer and before electing the form of Offer consideration they wish to receive. See “Comparative Market Price and Dividend Matters” for a discussion of per share data.

Ownership of Exar After the Offer and the Merger (Page 68)

Exar estimates that if all Shares (assuming all outstanding vested stock options are exercised and all incentive equity awards tender into the Offer) are exchanged for Mixed Consideration pursuant to the Offer and the Merger, former Hifn stockholders would own, in the aggregate, approximately 12.98% of the shares of Exar Common Stock outstanding after the Merger. For a detailed discussion of the assumptions on which this estimate is based, see “The Offer — Ownership of Exar After the Offer and the Merger.”

Comparison of Stockholders’ Rights (Page 84)

The rights of Exar stockholders are different in some respects from the rights of Hifn stockholders. Therefore, Hifn stockholders will have different rights as stockholders once they become Exar stockholders. The differences are described in more detail under “Comparison of Stockholders’ Rights.”

Material U.S. Federal Income Tax Consequences (Page 69)

The exchange of Shares for cash or cash and Exar Common Stock pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as defined below) who receives cash or cash and shares of Exar Common Stock in exchange for Shares pursuant to the Offer or the

Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between (1) the sum of (a) the fair market value of the shares of Exar Common Stock received pursuant to the Offer or the Merger and (b) the cash proceeds received pursuant to the Offer or the Merger, as applicable and (2) the U.S. holder’s adjusted tax basis in its Shares surrendered in exchange therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash or cash and Exar Common Stock pursuant to the Offer or the Merger. If the Shares sold or exchanged constitute capital assets, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss provided that a U.S. holder’s holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Certain limitations apply to the use of a U.S. holder’s capital losses.

Each Hifn stockholder should read the discussion under “The Offer — Material U.S. Federal Income Tax Consequences” and should consult its own tax advisor for a full understanding of the tax consequences of the Offer and the Merger to such stockholder.

Accounting Treatment (Page 81)

The purchase price will be allocated to Hifn’s identifiable assets and liabilities based on their respective estimated fair values at the closing date of the Merger, and any excess of the purchase price over those fair values will be accounted for as goodwill.

Questions about the Offer and the Merger

Hifn stockholders should contact BNY Mellon Shareowner Services, the information agent for the Offer, at the following address and telephone numbers with any questions about the Offer or the Merger, or to request additional copies of this prospectus/offer to exchange or other documents:

BNY Mellon Shareowner Services

By Telephone, from 9 a.m. to 6 p.m. New York City Time, Monday through Friday, except for bank holidays:

From within the U.S., Canada or Puerto Rico:

1-866-208-8754 (Toll Free)

From outside the U.S.:

1-201-680-6579 (Collect)

COMPARATIVE MARKET PRICE DATA

Shares of Exar Common Stock are listed on the NASDAQ Global Select Market under the symbol “EXAR” and the Shares are listed on the NASDAQ Global Market under the symbol “HIFN.”

The following table contains historical closing prices per share for Exar Common Stock and the Shares on February 23, 2009, the last full trading day before the public announcement of Exar’s proposal to acquire Hifn, and March 4, 2009, the most recent practicable date before the mailing of this prospectus/offer to exchange. The implied value per Share of the Mixed Consideration in the Offer on each of the specified dates represents (i) with respect to the Exar Common Stock portion of the Mixed Consideration, the closing sales price of a share of Exar Common Stock on that date multiplied by 0.3529 per Share, plus (ii) with respect to the cash portion of the Mixed Consideration, $1.60 in cash per Share.

	Exar Common Stock (NASDAQ)	Hifn Common Stock (NASDAQ)	Per Share
			Implied Value of Offer
			All-Cash Consideration	Mixed Consideration
February 23, 2009	$5.81	$2.39	$4.00	$3.65
March 4, 2009	$5.61	$3.86	$4.00	$3.58

The market prices of shares of Exar Common Stock and the Shares will fluctuate prior to the Expiration Date of the Offer and thereafter, and may be different at the Expiration Date from the prices set forth above, and for Hifn stockholders tendering Shares in the Offer, at the time they receive cash or shares of Exar Common Stock. Hifn stockholders are encouraged to obtain current market quotations prior to making any decision with respect to the Offer. See also “The Offer — Effect of the Offer on the Market for Shares; NASDAQ Listing; Registration Under the Exchange Act; Margin Regulations” for a discussion of the possibility that Shares will cease to be listed on the NASDAQ Global Market.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF EXAR

The following table summarizes Exar’s selected historical audited consolidated financial data for each of the five fiscal years ended March 30, 2008, March 31, 2007, March 31, 2006, March 31, 2005 and March 31, 2004 and unaudited consolidated financial data for the nine-month periods ended December 28, 2008 and December 30, 2007. This information is only a summary. The selected financial data should be read together with the historical consolidated Financial Statements, related Notes to the Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in Exar’s annual and quarterly reports filed with the Securities and Exchange Commission and incorporated by reference into this registration statement.

The results of operations for the nine-month period ended December 28, 2008 is not necessarily indicative of the results for the remainder of the fiscal year or any future period. All adjustments which are, in the opinion of management, of a normal and recurring nature and necessary for a fair presentation of the interim financial statements have been included in the consolidated condensed financial statements for the nine-month period ended December 28, 2008.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF EXAR

	As of and For the Nine Months Ended		As of and For the Years Ended
	December 28, 2008(7)	December 30, 2007(6)	March 30, 2008(5)	March 31, 2007(4)	March 31, 2006(3)	March 31, 2005(2)	March 31, 2004(1)
	(in thousands except per share amount)
Consolidated Statements of Operations Data:
Net Sales	$91,264	$61,481	$89,743	$68,502	$67,024	$57,369	$67,196
Gross Profit	40,179	29,408	40,112	46,534	45,475	39,156	43,959
Income (loss) from operations	(73,960)	(27,897)	(202,438)	(4,229)	(507)	(2,321)	2,747
Net income (loss)	(68,471)	(23,481)	(195,879)	8,024	7,786	5,319	4,636
Net Income (loss) per share:
Basic	$(1.60)	$(0.56)	$(4.55)	$0.22	$0.20	$0.13	$0.11
Diluted	$(1.60)	$(0.56)	$(4.55)	$0.22	$0.20	$0.13	$0.11
Shares used in computation of net income (loss) per share:
Basic	42,866	42,210	43,090	36,255	38,152	41,532	40,656
Diluted	42,866	42,210	43,090	36,480	38,510	42,423	42,510

Consolidated Balance Sheets Data:
Cash, cash equivalents and short-term investments	$257,481	$303,402	$268,860	$356,079	$329,528	$446,285	$436,996
Working capital	258,531	306,141	266,060	357,068	335,896	447,292	437,881
Total assets	342,508	631,745	424,220	421,174	401,397	503,203	495,885
Long-term obligations	17,621	20,813	18,091	191	222	265	265
Retained earnings (accumulated deficit)	(165,951)	74,918	(97,480)	98,164	90,140	82,354	77,035
Stockholders’ equity	$295,786	$575,645	$371,077	$406,756	$387,405	$490,047	$480,271

(1)	Fiscal 2004 included impairment charges of $6.0 million related to our investment in IMC Semiconductor, Inc. (“IMC”) ($5.0 million) and our non-marketable securities ($1.0 million).

(2)	Fiscal 2005 included a gain on legal settlement of $1.2 million.

(3)	Fiscal 2006 included an impairment charge of $1.2 million related to our investment in non-marketable securities.

(4)	Fiscal 2007 included $4.4 million of stock-based compensation expense, impairment charges of $1.0 million related to our non-marketable securities and separation costs of $1.6 million related to the resignations of two former executives.

(5)	Fiscal 2008 included $5.0 million of stock-based compensation expense, $5.4 million of amortization of intangible assets acquired in connection with the Sipex merger, $8.8 million of IPR&D purchased in connection with the Sipex merger, $165.2 million impairment charge on goodwill and other intangible assets, separation expenses of $0.5 million related to our former chief executive officer and $0.6 million impairment loss related to our non-marketable securities.

(6)	Nine months ended December 30, 2007 included $3.9 million of stock-based compensation expense, $3.9 million of amortization of intangible assets acquired in connection with the Sipex merger and separation expenses of $0.5 million related to our former chief executive officer.

(7)	Nine months ended December 28, 2008 included $3.7 million of stock-based compensation expense, $2.4 million of amortization of intangible assets acquired in connection with the Sipex merger, $1.2 million charge for accelerated depreciation on abandoned equipment and $59.7 million impairment charge on goodwill and other intangible assets.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF HIFN

The following table sets forth summary consolidated financial data for Hifn as of and for each of the five fiscal years ended September 30, 2008, 2007, 2006, 2005 and 2004 and unaudited consolidated financial data for the three-month periods ended December 31, 2008 and 2007. This information is only a summary. The selected financial data should be read together with the historical consolidated Financial Statements, related Notes to the Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in Hifn’s annual and quarterly reports filed with the Securities and Exchange Commission and incorporated by reference into this registration statement.

The results of operations for the three-month period ended December 31, 2008 is not necessarily indicative of the results for the remainder of the fiscal year or any future period. All adjustments which are, in the opinion of management, of a normal and recurring nature and necessary for a fair presentation of the interim financial statements have been included in the consolidated condensed financial statements for the three-month period ended December 31, 2008.

	As of and For the Three Months Ended December 31,		As of and For The Years Ended September 30,
	2008(7)	2007(6)	2008(5)	2007(4)	2006(3)	2005(2)	2004(1)
	(In thousands, except per share data)
Statements of Operations
Revenues:
Processors	6,907	9,985	36,702	40,191	40,262	42,055	35,773
Software licenses and other	1,051	944	2,716	2,776	3,502	4,339	6,369
Total revenues	7,958	10,929	39,418	42,967	43,764	46,394	42,142
Cost of revenues — processors	2,251	3,320	13,214	13,903	15,001	14,246	11,477
Cost of revenues — software licenses and others	153	152	609	329	506	552	480
Research and development	3,431	3,602	13,942	12,925	20,983	21,721	22,418
Sales and marketing	2,130	2,394	10,570	8,312	7,382	7,515	7,324
General and administrative	1,940	1,722	6,597	8,558	6,984	5,332	4,492
Amortization of intangibles	749	749	2,996	3,038	3,161	3,296	3,062
Impairment of assets	—	—	—	—	292	—	—
Purchased in-process research and development	—	—	—	159	—	—	4,230
Interest income	231	462	1,359	1,981	1,927	1,264	580
Other expense, net	(13)	117	460	81	65	122	107
Loss before income taxes, net	(2,452)	(665)	(7,611)	(2,357)	(8,683)	(5,126)	(10,868)
Provision for income taxes	45	15	145	184	41	90	—
Net loss	(2,497)	(680)	(7,756)	(2,541)	(8,724)	(5,216)	(10,868)
Loss per share:
Basic	(0.17)	(0.05)	(0.53)	(0.18)	(0.63)	(0.38)	(0.84)
Diluted	(0.17)	(0.05)	(0.53)	(0.18)	(0.63)	(0.38)	(0.84)
Weighted average shares outstanding
Basic	14,693	14,776	14,766	14,092	13,769	13,887	12,993
Diluted	14,693	14,776	14,766	14,092	13,769	13,887	12,993
Balance Sheet Information:
Total assets	50,787	61,049	53,287	58,966	57,476	66,451	76,242
Total debt	4,609	6,350	5,674	5,518	6,791	9,695	12,013

(1)	Fiscal 2004 included no stock-based compensation expenses and $545,000 in transition service costs related to the transfer of the technical designs of the IBM network processors. Purchased in-process research and development included $893,000 related to the purchase of certain assets for embedded processor technology and $3.3 million related to the purchase of certain assets and intellectual property for programmable network processors designed for network traffic related to the IBM network processor product line.

(2)	Fiscal 2005 included no stock-based compensation expenses.

(3)	Fiscal 2006 included $977,000 of stock-based compensation expenses, an impairment of certain software assets of $292,000 and restructuring charges of $590,000.

(4)	Fiscal 2007 included $2.3 million of stock-based compensation expenses, a gain of $2.4 million in reimbursed Research and Development Expenses and purchased in-process research and development of $159,000 relating to the Siafu acquisition.

(5)	Fiscal 2008 included $1.9 million of stock-based compensation expenses, a gain of $2.2 million in reimbursed Research and Development Expenses, a $505,000 reimbursement in patent related legal expenses and an investment impairment, relating to an investment in asset backed commercial paper with Cheyne Finance PLC, of $364,000.

(6)	Three months ended December 31, 2007, included $433,000 of stock-based compensation expenses and an investment impairment, relating to an investment in asset backed commercial paper with Cheyne Finance PLC, of $90,000.

(7)	Three months ended December 31, 2008, included $638,000 of stock-based compensation expenses.

COMPARATIVE HISTORICAL PER SHARE DATA

The following table presents comparative historical data regarding the net loss and book value of each of Exar and Hifn per share data. This data has been derived from and should be read in conjunction with the summary selected historical consolidated financial data contained elsewhere in this prospectus/offer to exchange, and the separate historical consolidated financial statements of Exar and Hifn incorporated by reference into this prospectus/offer to exchange (see “Where To Obtain More Information”).

COMPARATIVE PER SHARE DATA

	Nine Months Ended December 28, 2008	Fiscal Year Ended March 30, 2008
Exar historical
Net loss — basic	$(1.60)	$(4.55)
Net loss — diluted	$(1.60)	$(4.55)
Cash dividends	$0.00	$0.00
Book value at end of period	$6.90	$8.45

	Three Months Ended December 31, 2008	Fiscal Year Ended September 30, 2008
Hifn historical
Net loss — basic	$(0.17)	$(0.53)
Net loss — diluted	$(0.17)	$(0.53)
Cash dividends	$0.00	$0.00
Book value at end of period	$3.13	$3.26

COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS

Exar Common Stock is listed and traded on the NASDAQ Global Select Market and is quoted under the symbol “EXAR”. The Shares are listed and traded on the NASDAQ Global Market and are quoted under the symbol “HIFN”. The following table sets forth, for the periods indicated, as reported by NASDAQ, the per share high and low sales prices of each company’s common stock.

Exar Common Stock

	Exar Common Stock
	High	Low
Fiscal Year 2007 (ended March 31, 2007)
First quarter	$14.75	$12.45
Second quarter	$14.44	$11.95
Third quarter	$14.11	$12.45
Fourth quarter	$14.15	$12.73

Fiscal Year 2008 (ended March 30, 2008)
First quarter	$14.26	$13.06
Second quarter	$15.24	$12.57
Third quarter	$13.51	$7.60
Fourth quarter	$8.50	$6.50

Fiscal Year 2009 (ending March 29, 2009)
First quarter	$9.20	$7.33
Second quarter	$8.91	$6.51
Third quarter	$7.75	$4.93
Fourth quarter (through March 4, 2009)	$7.25	$5.31

Hifn Common Stock

	Hifn Common Stock
	High	Low
Fiscal Year 2007 (ended September 30, 2007)
First quarter	$5.50	$4.34
Second quarter	$6.79	$5.11
Third quarter	$6.90	$5.63
Fourth quarter	$8.70	$5.95

Fiscal Year 2008 (ended September 30, 2008)
First quarter	$9.41	$5.18
Second quarter	$6.58	$4.75
Third quarter	$5.23	$3.74
Fourth quarter	$5.00	$2.29

Fiscal Year 2009 (ending September 30, 2009)
First quarter	$3.27	$1.89
Second quarter (through March 4, 2009)	$3.97	$2.34

On February 23, 2009, the last full trading day prior to Exar’s public announcement of its proposal to acquire Hifn, and March 4, 2009, the most recent practicable date prior to the mailing of this prospectus/offer to exchange, the closing price of a share of Exar Common Stock was $5.81 and $5.61, respectively, and the closing price of a Share was $2.39 and $3.86, respectively. Exar encourages Hifn stockholders to obtain current market quotations for shares of Exar Common Stock and Shares.

Dividends

Exar has never declared or paid a cash dividend on its common stock and does not anticipate paying any cash dividends in the foreseeable future.

RISK FACTORS

Hifn stockholders should carefully read this prospectus/offer to exchange and the other documents referred to or incorporated by reference into this prospectus/offer to exchange, including in particular the following risk factors, in deciding whether to tender Shares pursuant to the Offer.

Risk Factors Relating to the Offer

The market price of Exar Common Stock may decline as a result of Exar’s acquisition of Hifn.

The market price of Exar Common Stock may decline after the Offer and Merger are completed. Some of the issues that Exar could face are:

•	the integration of Hifn’s business is unsuccessful or takes longer or is more disruptive than anticipated;

•	Exar does not achieve the expected synergies or other benefits of the Hifn acquisition as rapidly or to the extent anticipated, if at all;

•	the effect of Exar’s acquisition of Hifn on Exar’s financial results does not meet the expectations of Exar, financial analysts or investors; or

•	after Exar acquires Hifn, Hifn’s business does not perform as anticipated.

As of February 17, 2009, there were 42,956,244 shares of Exar Common Stock outstanding, net of 19,924,369 shares held in treasury, and held of record by approximately 195 stockholders, and no shares of preferred stock were outstanding. On such date, 10,753,298 shares of Exar Common Stock were subject to outstanding options (which amount includes warrants to purchase 308,406 shares of Exar Common Stock). In connection with the Offer and Merger, Exar estimates that it could issue up to approximately 6,411,918 additional shares of Exar Common Stock. The increase in the number of outstanding shares of Exar Common Stock may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market price of Exar Common Stock.

Even if the Offer is completed, full integration of Hifn’s operations with Exar’s may be delayed if Offeror does not acquire at least 90% of the issued and outstanding Shares pursuant to the Offer.

The Offer is subject to a condition that, before the Expiration Date, there shall have been validly tendered and not properly withdrawn at least a majority of the Shares on a fully diluted basis. If Offeror acquires at least 90% of the issued and outstanding Shares, the Merger will be able to be effected as a “short form merger” under Delaware law. A short form merger would enable Exar to complete the acquisition of Hifn without any action on the part of the other holders of Shares. If Exar does not acquire 90% of the issued and outstanding Shares pursuant to the Offer or the Top-Up Option, if exercised, Hifn will be required to hold a stockholder meeting in order to obtain the approval of Hifn stockholders to consummate the Merger. Although this would not prevent the Merger from occurring because Offeror would hold sufficient Shares to approve the Merger, it would delay the completion of the Merger and could delay the realization of some or all of the anticipated benefits from integrating Hifn’s operations with Exar’s operations.

Exar’s acquisition of Hifn could trigger certain provisions contained in Hifn’s agreements with third parties that could permit such parties to terminate that agreement.

Hifn may be a party to agreements that permit a counter-party to terminate an agreement or receive payments because the Offer or the Merger would cause a default or violate an anti-assignment, change of control or similar clause in such agreements. If this happens, Exar may have to seek to replace that agreement with a new agreement or make additional payments under such agreements. However, Exar may be unable to replace a terminated agreement on comparable terms or at all. Depending on the importance of such agreement to Hifn’s business, the failure to replace a terminated agreement on similar terms or at all, and requirements to pay additional amounts, may increase the costs to Exar of operating Hifn’s business or prevent Exar from operating Hifn’s business.

Hifn stockholders who receive Exar Common Stock in the Offer will become Exar stockholders. Exar Common Stock may be affected by different factors than the factors that affect the Shares, and holders will have different rights than those they have as Hifn stockholders.

Upon completion of the Offer, Hifn stockholders receiving shares of Exar Common Stock will become stockholders of Exar. Exar’s business differs from that of Hifn, and Exar’s results of operations and the trading price of Exar Common Stock may be adversely affected by factors different from those that would affect Hifn’s results of operations and stock price.

In addition, holders of shares of Exar Common Stock will have different rights as stockholders than the rights they had as Hifn stockholders before the Offer or the Merger. For a detailed comparison of the rights of Exar stockholders compared to the rights of Hifn stockholders, see “Comparison of Stockholders’ Rights.”

The transaction may adversely affect the liquidity and value of the Shares not tendered.

If the Offer is completed but all Shares are not tendered in the Offer, the number of Hifn stockholders and the number of Shares publicly held will be greatly reduced. As a result, the closing of the Offer could adversely affect the liquidity and market value of the remaining Shares held by the public. In addition, following completion of the Offer, subject to the rules of NASDAQ and the SEC, Hifn may seek to delist the Shares from NASDAQ and may seek to discontinue its reporting obligations under the Exchange Act. As a result of any such actions, Shares not tendered pursuant to the Offer may become illiquid and may be of reduced value. See “The Offer — Plans for Hifn.”

If the Offer and the Merger are not completed, Exar’s and Hifn’s stock prices and future businesses and operations could be harmed.

Exar’s and Hifn’s obligations to complete the Offer and the Merger are subject to conditions, many of which are beyond the control of Exar and Hifn. If the Offer and the Merger are not completed for any reason, each company may be subject to a number of material risks, including the following:

•	Hifn may be required to pay a termination fee or expense reimbursement upon termination of the Merger Agreement under certain circumstances;

•	the price of Exar Common Stock may decline;

•	costs related to the Offer and the Merger, such as financial advisory, legal, accounting and printing fees, must be paid even if the Offer and the Merger are not completed; and

•	if the Offer and the Merger are not completed, Exar and Hifn would fail to derive the benefits expected to result from the Offer and the Merger.

In addition, if the Offer and the Merger are terminated, either company may be unable to find a partner willing to engage in a similar transaction on terms as favorable as those set forth in the Merger Agreement, or at all. This could limit each company’s ability to pursue its respective strategic goals.

Uncertainty regarding the Offer and the Merger may cause customers, suppliers and channel partners to delay or defer decisions concerning Exar and Hifn and adversely affect each company’s business, financial condition and operating results.

The Offer and the Merger will occur only if stated conditions are met, many of which are outside the control of Exar and Hifn, and both parties also have rights to terminate the merger agreement under specified circumstances. Accordingly, there may be uncertainty regarding the completion of the Merger. This uncertainty may cause customers and suppliers to delay or defer decisions concerning Exar or Hifn products, which could negatively affect their respective businesses. Customers and suppliers may also seek to change existing agreements with Exar or Hifn as a result of the Merger. Any delay or deferral of those decisions or changes in existing agreements could have a material adverse effect on the respective businesses of Exar and Hifn, regardless of whether the Merger is ultimately completed. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the Offer and the Merger could have a material adverse effect on each company’s business, regardless of whether the Offer and the Merger are completed.

Hifn officers and directors may have conflicts of interest that may influence them to support or approve the Offer and the Merger.

The directors and officers of Hifn have interests in the Offer and Merger that are different from, or in addition to, those of Hifn stockholders. The directors and officers of Hifn could be more likely to recommend and approve the Offer and the Merger than if they did not hold these interests. Hifn stockholders should consider whether these interests might have influenced these directors and officers to support or recommend the Offer and the Merger. In addition, Exar has agreed to take all necessary action to appoint Mr. Albert Sisto, Hifn’s Chief Executive Officer, to Exar’s Board of Directors effective and contingent on the effectiveness of the Merger. These interests are described in “The Offer—Interests of Certain Persons” below.

The termination fee and restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire Hifn.

Until the completion of the Merger, with limited exceptions, the Merger Agreement prohibits Hifn from entering into an alternative acquisition transaction with, or soliciting any alternative acquisition proposal from, another party. Hifn has agreed to pay Exar a termination fee of $2.2 million in specified circumstances, including where Hifn’s board of directors withdraws its support of the Offer and the Merger to enter into a business combination with a third party. These provisions could discourage other companies from trying to acquire Hifn even though those other companies might be willing to offer greater value to Hifn stockholders than Exar has offered in the Offer and the Merger.

Exar and Hifn expect to incur significant costs associated with the Offer and Merger.

Exar estimates that it will incur direct transaction costs of approximately $2.6 million associated with the Offer and the Merger, including direct costs of the acquisition as well as liabilities to be accrued in connection with the acquisition (excluding any related severance costs). All such direct acquisition costs will be expensed as incurred by Exar. In addition, Hifn estimates that it will incur direct transaction costs of approximately $2.5 million which will be expensed as incurred. Exar and Hifn believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the Merger is completed or the following quarters, to reflect costs associated with integrating the two companies. The combined company may incur additional material charges in subsequent quarters to reflect additional costs associated with the Merger. Exar and Hifn anticipate that the combination will require significant cash outflows for acquisition and integration related costs. If the benefits of the Merger do not exceed the costs of integrating the businesses of Exar and Hifn, the combined company’s financial results may be adversely affected.

Litigation related to the Offer and the Merger may prevent or delay the completion of the Offer and the closing of the Merger, may result in significant monetary damages or may otherwise negatively impact the business and operations of Exar and Hifn.

Fluctuation in the price of Exar or Hifn common stock may expose each company to the risk of securities class-action lawsuits. Even if such litigation is ultimately proven to lack merit, these actions could prevent or delay the acceptance of Shares pursuant to the Offer and the closing of the Merger. Any conclusion of such litigation in a manner adverse to Exar or Hifn could have a material adverse effect on each company’s business, financial condition and results of operations. In addition, the cost of defending this litigation, even if resolved favorably, could be substantial. Such litigation could also substantially divert the attention of management and resources in general. Furthermore, uncertainties resulting from the initiation and continuation of any litigation could harm the ability of Exar or Hifn to compete in the marketplace.

Risk Factors Relating to Exar and the Combined Company

Uncertainties exist in integrating the business and operations of Exar and Hifn.

After Exar’s acquisition of Hifn, Exar expects to continue Hifn’s current operations. However, Exar intends to integrate certain of Hifn’s and Exar’s functions and operations. Although Exar believes the integration will be successfully completed, Exar may not be able to successfully integrate Hifn’s operations with those of Exar. There will be inherent challenges in integrating the companies’ operations that could result in a delay in achieving, or the failure to achieve, some or all of the anticipated synergies and, therefore, any cost savings and potential increases in earnings. Issues that must be addressed in integrating the operations of the companies include, among other things:

•	conforming standards, controls, procedures and policies, business cultures and compensation structures;

•	consolidating corporate and administrative infrastructures;

•	consolidating sales and marketing operations;

•	retaining existing customers and attracting new customers;

•	retaining key employees;

•	identifying and eliminating redundant and underperforming operations and assets;

•	minimizing the diversion of management’s attention from ongoing business concerns;

•	coordinating geographically dispersed organizations; and

•	managing tax costs or inefficiencies associated with integrating the operations of the combined company.

If Exar is not able to successfully address these challenges, Exar may be unable to successfully integrate the companies’ operations, or to realize the anticipated benefits of the integration of the two companies. Actual synergies, if achieved at all, may be lower than Exar currently expects and may take a longer time to achieve than Exar currently anticipates.

Failure to retain key employees could diminish the anticipated benefits of the Offer and the Merger.

The success of the Offer and the Merger will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise. Employees may experience uncertainty about their future roles with Exar and Hifn until clear strategies are announced or executed. Exar and Hifn, while similar, do not have the same corporate cultures, and some Exar and Hifn employees may not want to work for the combined company. In addition, competitors may recruit employees during Exar’s integration of Hifn, as is common in high technology mergers. If Exar and Hifn are unable to retain personnel that are critical to the successful integration and future operation of the companies, Exar and Hifn could face disruptions in their operations, loss of existing customers, key information, expertise or know-how, and unanticipated additional recruiting and training costs. In addition, the loss of key personnel could diminish the benefits of the Offer and the Merger actually achieved by the combined company.

The markets in which Exar and Hifn compete are highly competitive. If the combined company is unable to compete effectively with existing or new competitors, it will experience fewer customer orders, reduced revenues, reduced gross margins and lost market share.

Exar and Hifn compete in markets that are intensely competitive, and which are subject to both rapid technological change and continued price erosion. Competitors include many large domestic and foreign companies that have substantially greater financial, technical and management resources and leverage than Exar and Hifn have. Additionally, competition from new companies in emerging economy countries with significantly lower costs could affect the combined company’s selling prices and gross margins. If competitors in Asia reduce prices on commodity products, it would adversely affect the combined company’s ability to compete effectively in that region. Loss of competitive position could result in price reductions, fewer customer orders, reduced revenues, reduced gross margins and loss of market share, any of which would affect the operating results and financial condition of the combined company. The future competitive performance of the combined company depends on a number of factors, including the ability to increase device performance and improve manufacturing yields; accurately identify emerging technological trends and demand for product features and performance characteristics; develop and maintain competitive products; bring products to market on a timely basis at competitive prices; respond effectively to new technological changes or new product announcements by others; adapt products and processes to technological changes; adopt or set emerging industry standards; and meet changing customer requirements. The design, development and introduction schedules for new products or enhancements to existing and future products may not be met. In addition, these products or enhancements may not achieve market acceptance, or the combined company may not be able to sell these products at prices that are favorable.

Exar’s stock price is volatile.

The market price of Exar’s Common Stock has fluctuated significantly to date. In the future, the market price of Exar’s common stock could be subject to significant fluctuations due to many factors, including loss of or changes to key executives; anticipated or actual operating results; announcements or introductions of new products by the combined company or its competitors; technological innovations by Exar or its competitors; product delays or setbacks by Exar, its customers or its competitors; potential supply disruptions or sales channel interruptions; concentration of sales among a small number of customers; conditions in the combined company’s customers’ markets and the semiconductor markets; the commencement and/or results of litigation; announcements of merger or acquisition transactions; and/or general global economic and capital market conditions.

In the past, securities and class action litigation has been brought against companies following periods of volatility in the market prices of their securities. Exar may be the target of one or more of these class action suits, which could result in significant costs and divert management’s attention, thereby harming the combined company’s business, results of operations and financial condition.

In addition, at times the stock market has experienced and is currently experiencing extreme price, volume and value fluctuations that affect the market prices of many high technology companies, including semiconductor companies, and that are unrelated or disproportionate to the operating performance of those companies. Any such fluctuations may harm the market price of Exar Common Stock.

The combined company may be unable to protect its intellectual property rights, which could harm its competitive position.

The ability of the combined company to compete is affected by its ability to protect its intellectual property rights. Exar and Hifn rely on a combination of patents, trademarks, copyrights, mask work registrations, trade secrets, confidentiality procedures and non-disclosure and licensing arrangements to protect their intellectual property rights. Despite these efforts, the combined company may be unable to protect its proprietary information. Such intellectual property rights may not be recognized or if recognized, it may not be commercially feasible to enforce. Moreover, the combined company cannot be certain that its competitors will not independently develop technology that is substantially similar or superior to its technology.

More specifically, pending patent applications or any future applications may not be approved, and any issued patents may not provide the combined company with competitive advantages or may be challenged by third parties. If challenged, patents may be found to be invalid or unenforceable, and the patents of others may have an adverse effect on the combined company’s ability to do business. Furthermore, others may independently develop similar products or processes, duplicate products or processes or design around any patents that may be issued to the combined company.

There are certain risks associated with conducting business in markets outside of the United States in which the combined company will operate, in particular in the People’s Republic of China (the “PRC”), which may adversely impact the combined company’s financial condition and results of operations.

The combined company will have operations in several countries outside of the United States and will generate a significant portion of its revenues in markets outside of the United States. Changes in conditions within certain countries that have historically experienced a high degree of political and/or economic instability could adversely impact the combined company’s financial condition, results of operations or cash flows. Further, these international sales and operations subject the combined company to the following risks: changes in regulatory requirements; tariffs and other barriers; timing and availability of export or import licenses; difficulties in staffing and managing foreign subsidiary and branch operations; difficulties in obtaining governmental approvals for communications and other products; limited intellectual property protection; foreign currency exchange fluctuations; the burden of complying with foreign laws and treaties; and potentially adverse tax consequences.

Additionally, because a wholly foreign-owned enterprise is precluded by regulation or otherwise from conducting activities in certain industry sectors and participating in certain research projects in the PRC, Hifn opted to create a contractually controlled company called Hangzhou Ansai Information Technology Co., Ltd. (“Ansai”) to expand its business in the PRC. Hifn International Corporation, one of the subsidiaries of Hifn, controls Ansai by contractual arrangement only and does not have any equity ownership in the company. These contractual arrangements may not provide control over Ansai similar to that of direct ownership, making it more difficult for the combined company to ensure effective oversight of operations in the PRC. Further, Hifn (Hangzhou) Information Technologies Co., Ltd., previously known as Saian (Hangzhou) Microsystems, Co., Ltd., is a wholly-owned subsidiary of Hifn International Corporation located in the PRC and might find it challenging to retain and attract experienced and highly skilled engineering, sales and marketing and managerial personnel as a non-PRC entity. Competition for such personnel has, in the past, been intense in the geographic area, and the combined company may not be successful in hiring and retaining such people. If it loses the services of any key personnel, or cannot attract or retain qualified personnel, particularly engineers, the business, financial condition and results of operations of the combined company could suffer.

THE COMPANIES

Exar

Exar is a fabless semiconductor company that designs, develops, markets and sells connectivity and power management products to the consumer, communications and industrial markets. Applying both analog and digital technologies, Exar’s products are deployed in a wide array of applications such as portable electronic devices, set top boxes, digital video recorders, telecommunication system and industrial automation equipment. Exar’s portfolio spans a wide range of performance solutions from direct current to direct current regulators and controllers, voltage references, microprocessor supervisors, charge pump regulators and light-emitting diode drivers, single and multi-channel Universal Asynchronous Receiver/Transmitter for portable and wireless applications, serial interface, port multipliers for storage applications, to T/E and Synchronous Optical Network/Synchronous Data Hierarchy communications. The solutions are designed working directly with large original equipment manufacturer customers who help drive Exar’s technology roadmap and system solutions.

Exar was incorporated in the State of California in 1971 and reincorporated under Delaware law in 1991. Exar’s principal executive offices are located at 48720 Kato Road, Fremont, California 94538 and its telephone number is (510) 668-7000.

The name, business address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Exar and Offeror and certain other information is set forth on Annex C to this prospectus/offer to exchange. During the last five years, neither Exar nor Offeror, nor to the knowledge of Exar and Offeror, any of the persons listed in Annex C of this prospectus/offer to exchange, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Offeror

Offeror, a Delaware corporation, is a wholly-owned subsidiary of Exar. Offeror is newly formed, and was organized for the purpose of making the Offer and consummating the Merger. Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Offer and the Merger.

Offeror’s address is Hybrid Acquisition Corp., c/o Exar Corporation, 48720 Kato Road, Fremont, California 94538 and its telephone number is (510) 668-7000.

Hifn

Hifn, a Delaware corporation, is a leading provider of network-and storage-security and data reduction products that simplify the way major network and storage original equipment manufacturers, as well as small-and-medium enterprises, efficiently and securely share, retain, access and protect critical data. Hifn’s products feature industry-recognized patented technology for the continuous protection of information, whether it is in transit on a network or at rest on storage. Hifn’s solutions are attractive to customers because they feature high-performance, including some of the fastest compression and encryption processing speeds available in the market, multi-protocol capabilities, development tools and card level products with high-levels of integration that help reduce their time-to-market. Hifn’s applied services processors perform the computation-intensive tasks of compression, encryption and authentication, providing Hifn’s customers with high-performance, interoperable implementations of a wide variety of industry-standard networking and storage protocols. Hifn’s network-and security-processors, compression and data reduction solutions are used in networking, security and storage equipment such as routers, remote access concentrators, virtual private networks, virtual tape libraries, nearline storage systems, switches, broadband access equipment, network interface cards, firewalls and back-up storage devices.

Hifn was incorporated on August 14, 1996 in the State of Delaware. Hifn’s principal executive offices are located at 750 University Avenue, Los Gatos, California 95032, and its telephone number is (408) 399-3500.

BACKGROUND OF THE RECOMMENDATION OF THE HIFN BOARD OF DIRECTORS

Hifn’s board of directors has periodically reviewed and assessed Hifn’s long-term strategies and objectives and developments in the markets in which it operates, including, among other things, strategies to grow Hifn’s business and operations through potential partnering, distribution arrangements, strategic alliances or other strategic opportunities with other companies. In addition, Hifn has also from time to time engaged in market check activities to test the level of interest of other companies in acquiring Hifn. As part of this process, Hifn’s senior management has had discussions with various senior executives of Exar and certain other technology companies, which are identified herein by coded references in order to comply with applicable non-disclosure obligations.

As part of these ongoing discussions and market check activities, Hifn first formally engaged RBC Capital Markets Corporation (“RBC”) on February 20, 2007 to render certain financial advisory services to Hifn in connection with a possible transaction or series of transactions involving Hifn. Commencing in early April 2007, representatives of RBC contacted approximately 29 potential parties (not including Exar), 23 of which were potential strategic buyers and 6 of which were potential financial sponsors. Representatives of RBC arranged in-person meetings between Hifn management and eleven of these parties, including Company No. 1 (which declined shortly thereafter due to a lack of strategic fit). Three contacted parties conducted detailed due diligence; none submitted a term sheet or a letter of intent. Since no buyer emerged from this initial segment of Hifn’s market check process, the process ended in September 2007 and this initial RBC engagement was terminated by Hifn shortly thereafter.

In August and September of 2007, Hifn briefly investigated a possible acquisition of Company No. 2, but no transaction resulted.

In December 2007, Hifn commenced discussions with Company No. 1, initially focused on a potential commercial relationship. In January 2008, Company No. 1 expressed interest in a potential business combination with Hifn and requested high level due diligence items. The parties engaged in merger discussions for several months. In April 2008, because of an indication that Company No. 1 might then have been considering making hostile overtures, Hifn requested that Company No. 1 sign a 12-month standstill agreement prior to further merger discussions. Representatives of RBC made a presentation to Hifn on April 17, 2008, about the history of discussions with Company No. 1 and Hifn formally re-engaged RBC on April 25, 2008. In May 2008, the Hifn board evaluated whether to adopt a stockholder rights plan, but no such plan was ever adopted. Hifn and Company No. 1 ultimately ceased negotiations in July 2008 because they were unable to reach agreement on Hifn’s valuation and because Company No. 1 ultimately declined to sign the standstill agreement requested by Hifn.

In March through May, 2008, Hifn and Company No. 2 had discussions concerning a possible strategic partnership agreement pursuant to which Hifn would grant Company No. 2 certain distribution rights (with certain minimum revenue commitments in exchange for limited exclusivity), but no agreement with Company No. 2 was ever consummated.

On May 14, 2008, Mr. Sisto had lunch with a senior executive of Company No. 3 to discuss possible partnership opportunities.

In July 2008, Hifn met with Company No. 4 regarding a possible transaction. Negotiations continued with Company No. 4 through September 2008.

On July 28, 2008, Mr. Sisto again met with Company No. 3 to discuss a possible combination.

On August 5, 2008, Mr. Sisto, Mr. Walker and Mr. Rodriguez first met while attending the RBC Capital Markets Technology, Media and Communications Conference in San Francisco, California. Mr. Rodriguez and Mr. Sisto determined that the parties might want to consider exploring a strategic transaction.

On August 22, 2008, representatives of RBC arranged a meeting between Exar and Hifn representatives to be held on September 10, 2008.

On August 28, 2008, Mr. Sisto met with Company No. 4 at its offices to explore the possibility of a proposed transaction involving an exchange of assets.

On August 29, 2008, Mr. Rodriguez and Mr. Sisto met for lunch and discussed whether to engage in more serious discussions of a potential strategic transaction.

On September 8, 2008, Mr. Sisto had a phone conversation with Company No. 4 in which a proposed transaction involving an exchange of assets was further discussed.

On September 10, 2008, Exar and Hifn executed a confidentiality agreement to facilitate the sharing of information between the parties in connection with their continuous discussions and evaluations of a potential strategic transaction. Mr. Sisto and Mr. Walker of Hifn met with Mr. Rodriguez, Richard L. Leza, Thomas Melendrez, George Apostol, Paul Pickering, Scott Kamsler and Hung Le of Exar at Hifn’s offices to discuss in more detail the possibility of a strategic transaction between the parties and to explore the potential market, customer, product and cost synergies that might be achieved through a business combination transaction, as well as the potential long-term benefits to both parties from such a transaction and the possible terms (including price) of such a transaction. Following the meeting, the parties agreed to continue their discussions.

Between September 10, 2008 and February 23, 2009, the date the Merger Agreement was executed by the parties thereto, Mr. Rodriguez and Mr. Sisto had various and continuous discussions regarding the potential market, customer, product and cost synergies that might be achieved through a business combination transaction, as well as the potential long-term benefits to both parties from such a transaction.

On September 15, 2008, a meeting with Company No. 4 was held at the offices of Hifn’s counsel, Fenwick & West LLP (“F&W”) to further discuss a proposed transaction involving an exchange of assets. Shortly thereafter, Company No. 4 confirmed that it had no further interest in such a transaction.

On September 15, 2008, Exar indicated a desire to move forward and Mr. Rodriguez and Mr. Sisto had a call to discuss next steps towards a possible business combination between Exar and Hifn.

On September 16, 2008, the board of directors of Hifn discussed the merits of the possible combination and Mr. Rodriguez asked for additional information pertaining to Hifn’s valuation. Mr. Sisto and representatives of RBC responded to that request on September 21.

On September 17, 2008, Mr. Sisto met with a representative of Company No. 1 who indicated an interest in re-engaging in discussions. Mr. Sisto indicated that a necessary first step would be for Company No. 1 to sign a standstill agreement.

On September 26, 2008, at Mr. Rodriguez’s request, Mr. Rodriguez and Mr. Sisto met at Exar to further discuss the potential benefits of a strategic transaction.

On September 30, 2008, Mr. Rodriguez outlined for Mr. Sisto the next steps of the process. Mr. Rodriguez also communicated to representatives of RBC a similar message.

On October 7, 2008, Mr. Rodriguez and Mr. Sisto had a telephone conference to further discuss the potential benefits of a strategic transaction, as well as possible terms (including price) of such a transaction. Mr. Rodriguez followed up on the teleconference with emails on the same topic on October 8 and on October 17.

During October and November 2008, representatives of Deutsche Bank Securities Inc. (“DB”), financial advisor to Exar, had various communications with representatives of RBC regarding the potential terms (including price) on which Exar might be willing to proceed with a strategic transaction.

On October 9, 2008, Mr. Rodriguez and Jiebing Wang of Hifn met to discuss Hifn’s products and conduct product related due diligence.

On October 13, 2008, Hifn met with Company No. 5 regarding a potential business combination.

On October 13, 2008, representatives of Exar and Hifn met to allow Exar to conduct business due diligence, including financial, intellectual property, technology, market, sales, engineering, product marketing and operations due diligence. Similar meetings were held on October 20, 2008.

On October 16, 2008, Mr. Sisto met with Company No. 3, which indicated that it could not pursue a transaction at this time.

On October 20, 2008, a meeting was held at Hifn with Company No. 5 to discuss the possibility of a business combination, but no transaction resulted.

Between October 27, 2008 and October 29, 2008, Exar sent Hifn a number of due diligence requests.

On October 29, 2008, the CEO of Company No. 1 contacted Mr. Sisto seeking to renew discussions.

On October 30, 2008, representatives of Exar and Hifn met at Exar to allow Exar to conduct further due diligence in the areas of product marketing, technology and sales. Follow up meetings, telephone conferences and correspondence related to business due diligence questions occurred thereafter from time to time through the signing of the Merger Agreement.

On October 30, 2008, Mr. Sisto outlined for the CEO of Company No. 1 a process to move forward. The CEO of Company No. 1 confirmed the process and that Company No. 1 would execute a standstill agreement.

Also on October 30, 2008, Mr. Sisto met with Company No. 6 to explore the possibility of taking Hifn private.

On October 31, 2008, the CEO of Company No. 1 met with Mr. Sisto to discuss a possible business combination of Hifn and Company No. 1. On November 6, Company No. 1 provided a form of standstill letter that it would be prepared to sign before the next meeting between the companies. On November 7, a director of Company No. 1 contacted a member of Hifn’s board of directors and advised him that Company No. 1 would not sign a standstill agreement, so discussions with Company No. 1 ceased.

On November 11, 2008, representatives of DB contacted representatives of RBC to discuss next steps towards a possible business combination with Hifn.

On November 12, 2008, Mr. Rodriguez and Mr. Sisto had a telephone conference to discuss due diligence as well as the potential terms (including price) on which Exar might be willing to proceed with a strategic transaction, and representatives of each of DB and RBC also discussed a possible business combination between Exar and Hifn.

On November 12, 2008, Exar presented Hifn with a non-binding letter proposing that the parties proceed to engage in more extensive due diligence and attempt to negotiate a mutually agreeable definitive acquisition agreement. The letter summarized the basic terms on which such an agreement would be based and included a proposed exclusivity agreement. The terms specified included 60%/40% mixed Exar Common Stock/cash consideration (with no cash election alternative at that time), with an offer price range (which was in excess of a 40% premium to Hifn’s closing price of $2.51 per Share on November 11, 2008 and to the 30-day average stock price of $2.79 per Share). The proposed exclusivity agreement called for a 45-day exclusivity period and did not provide Hifn with a “fiduciary out” to negotiate unsolicited superior offers.

On November 17, 2008, representatives of each of DB and RBC scheduled a due diligence meeting at Exar for November 24, 2008.

On November 19, 2008, Mr. Sisto was contacted by an investment bank about a possible combination with Company No. 7, but no further discussions occurred.

On November 21, 2008, an investment banker left a voicemail with a representative of RBC inquiring about a possible business combination between Company No. 1 and Hifn, and on the next day representatives of RBC and that investment banker spoke about the possibility of renewing discussions between Company No. 1 and Hifn. This banker was not formally engaged by Company No. 1, but had discussed the combination with Company No. 1. Representatives of RBC advised the banker that Hifn would be willing to re-start discussions once a standstill agreement was in place.

On November 24, 2008, Hifn and Exar met at Exar’s offices to discuss financial due diligence matters.

On December 3, 2008, Hifn’s board of directors met to discuss Exar’s draft term sheet. The board instructed Mr. Sisto to negotiate various changes in the proposed terms with Exar, including obtaining board representation (to better protect the post-merger interests of Hifn stockholders receiving Exar common stock in the transaction), changing the consideration mix, shortening the exclusivity period from 45 to 10 days (since Exar had made it clear that it would not proceed without an exclusivity arrangement), and including a “fiduciary out” provision to the proposed exclusivity agreement to enable Hifn to negotiate unsolicited superior offers.

On December 4, 2008, Company No. 6 visited Hifn’s offices to receive a business and product overview.

On December 5, 2008, representatives of RBC sent to representatives of DB a mark-up of the Exar term sheet.

On December 9, 2008, Mr. Leza, Exar’s Chairman of the Board, and Mr. Rodriguez met with Mr. Sisto to discuss the potential strategic transaction. Mr. Leza and Mr. Rodriguez rejected Hifn’s request for two board seats, but stated that they would consider one seat and that Mr. Sisto join Exar’s board of directors following the closing of the transaction. Mr. Sisto reported this overture to the Board at its next meeting.

On December 10, 2008, Mr. Sisto had a follow up meeting with Company No. 6 to discuss possible next steps towards a possible business combination between Company No. 6 and Hifn.

On December 11, 2008, Mr. Rodriguez and Mr. Sisto had a short meeting at a GSA dinner event and discussed deal terms.

On December 13, 2008, representatives of RBC and DB held diligence discussions.

On December 18, 2008, Company No. 6 visited Hifn’s offices and conducted a review of Hifn’s three year business model.

On December 18, 2008, representatives of RBC contacted Company No. 7 and Company No. 8 regarding interest in a possible transaction. Company No. 8 confirmed that it had no interest on January 8, 2009. Company No. 7 did not return the call.

Also on December 18, 2008, Exar sent Hifn a revised term sheet, which noted that Exar was agreeable to allowing tendering stockholders to elect all cash consideration and which proposed a 60% stock / 40% cash consideration mix and an offer price of $4.00 per share, noting that this price represented an 83% premium to the closing price of Hifn’s common stock on that day and a 75% premium to the 30-day average [closing] price of Hifn common stock of $2.29 per share.

On December 19, 2008, following a meeting of Hifn’s board of directors, Hifn sent Exar a mark-up of the revised term sheet and proposed exclusivity letter and Mr. Sisto and Mr. Rodriguez met to discuss deal terms.

On December 21, 2008, Hifn and Exar reached general agreement on proposed high level deal terms (including Exar’s proposal to offer $4.00 per share for all of the outstanding shares of Common Stock) and Hifn signed the exclusivity letter, which included a “fiduciary out” provision enabling Hifn to negotiate any unsolicited superior offers.

Between December 21, 2008 and February 22, 2009, representatives of Exar and Hifn held multiple due diligence meetings at which Hifn provided Exar with information about its business, products, operations, financial condition and results and organization. These diligence meetings included discussions of potential synergies and cost savings that could result from the possible transaction. During the same period, Hifn also provided diligence materials to Exar’s representatives, and the parties continued their discussions regarding the terms of the potential transaction. Also during this period, Exar provided Hifn with certain information regarding its business, products, operations, organization and financial condition and results.

On December 22, 2008, Exar and its advisors were given access to Hifn’s electronic data room.

On January 2, 2009, Mr. Rodriguez met with Russell Dietz, Hifn’s former Chief Technology Officer, to discuss the proposed transaction and steps to complete due diligence and negotiations of the proposed merger agreement.

On January 5, 2009, representatives of each of Exar and Hifn, RBC, DB, and counsel to Hifn, F&W, met to discuss transaction terms and due diligence matters, including steps to complete due diligence and negotiations of a merger agreement.

On January 7, 2009, Mr. Rodriguez attended the 11th Annual Needham Growth Stock Conference in New York City, where he attended the presentation made by representatives of Hifn and afterwards Mr. Rodriguez and William R. Walker, Hifn’s Chief Financial Officer, met briefly and discussed the status of the proposed transaction.

On January 7, 2009, an officer of Company No. 9 contacted Mr. Walker while he was in New York City to express an interest in Hifn. Mr. Walker declined to have a substantive discussion with that officer due to the exclusivity arrangement with Exar.

Also on January 7, 2009, Mr. Sisto was contacted by a representative of Company No. 6 to explore the next steps to developing a syndicate to take Hifn private. Mr. Sisto declined the offer to further such explorations due to the exclusivity arrangement with Exar.

On January 9, 2009, counsel to Exar, O’Melveny & Myers LLP (“OMM”), sent a proposed draft of the definitive merger agreement and a proposed draft of the tender and voting agreement to F&W. Also on January 9, 2009, Mr. Rodriguez and Mr. Sisto had a telephone conference to discuss due diligence results and remaining diligence work needed.

On January 14, 2009, F&W sent an initial response to the draft definitive merger agreement to OMM. The initial response noted that the deal protection provisions (which included a proposed 4.5% break-up fee and the adoption by Hifn of a stockholder rights plan upon signing the definitive merger agreement), expense reimbursement, tender offer conditions, definition of “material adverse effect”, certain representations and warranties and certain covenants were unacceptable to Hifn. The initial response also requested that Exar make additional representations and warranties to Hifn given the proposed issuance of stock consideration in the transaction.

On January 16, 2009, Mr. Thomas Melendrez, Executive Vice President and General Counsel of Exar met with representatives of OMM and F&W to discuss the draft definitive merger agreement. The discussion focused on the points raised in F&W’s initial response described above, and Exar agreed to make certain concessions on the points raised, including with respect to certain issues related to conditions to the tender offer and deal protection provisions. Between January 16, 2009 and the signing of the definitive merger agreement, representatives of Exar and Hifn and their respect legal counsel negotiated the terms of the definitive merger agreement and the tender and voting agreement.

On January 16, 2009, an officer of Company No. 9 again contacted Mr. Walker to express an interest in Hifn. Mr. Walker again declined to have a substantive discussion with that officer due to the exclusivity arrangement with Exar.

On January 17, 2009, representatives of each of RBC and DB had a discussion regarding the relative movement of the parties’ respective stock prices and how the proposed premium might not be acceptable to Hifn’s board. Representatives of DB informed representatives of RBC that the current merger consideration being offered was the absolute maximum Exar was willing to pay for Hifn, so Hifn could choose to proceed under the current terms or call off the proposed transaction.

On January 20, 2009, Mr. Sisto and Mr. Rodriguez had a phone call in which they agreed to cease negotiations, among other things, because of the parties’ apparent inability to reach agreement on certain high level deal terms. Mr. Sisto agreed, however, to honor the existing exclusivity agreement until it expired as there was a possibility of the parties re-engaging in negotiations.

On January 25, 2009, the CEO of Company No. 1 left a voicemail for Mr. Sisto and on January 27, two directors of Company No. 1 called Mr. Sisto. These calls were not returned due to the exclusivity agreement with Exar.

On January 29, 2009, Hifn and Exar agreed to re-commence negotiations and Exar’s counsel circulated a revised draft of the merger agreement based on the discussions at the meeting on January 16, 2009.

On January 30, 2009, Mr. Rodriguez and Mr. Melendrez and representatives of Exar’s financial and legal advisors met with Mr. Sisto and Mr. Walker and representatives of Hifn’s financial and legal advisors at the offices of F&W to discuss and negotiate the terms of the merger agreement.

On February 2, 2009, at a meeting of Hifn’s board of directors, Mr. Sisto reviewed the status of various strategic initiatives being considered, including that of remaining an independent company. F&W advised the board members of their fiduciary duties in this context. A discussion followed in which the board members questioned management and counsel. The board gave direction to management and counsel on open deal points and next steps.

Also on February 2, 2009, after the term of the exclusivity agreement with Exar had lapsed, OMM and F&W participated in a telephonic conference call to further discuss and negotiate the terms of the merger agreement, and Exar requested that Hifn agree, within a limited time window, to a new exclusivity agreement or Exar would cease negotiations.

On February 3, 2009, Mr. Sisto met with the CEO of Company No. 1 and two of its directors to discuss a possible business combination.

On February 3, 2009, Mr. Sisto and Mr. Rodriguez communicated further.

On February 4, 2009, Mr. Sisto had breakfast with the CEO of Company No. 10 to discuss a possible business combination.

Later in the day on February 4, 2009, Mr. Sisto and Mr. Rodriguez spoke and Mr. Sisto agreed to a new exclusivity arrangement until February 6, 2009.

On February 5, 2009, Mr. Rodriguez and Mr. Sisto met for lunch and discussed the open issues on the definitive merger agreement and the results of Exar’s ongoing due diligence. Also on February 5, 2009, OMM sent a revised draft of the merger agreement to F&W based on the discussions at the meeting on February 2, 2009.

Also on February 5, 2009, Mr. Sisto received phone calls from Company No. 1 and Company No. 9, as did Mr. Walker, concerning possible interest in a business combination. These calls were not returned due to the exclusivity agreement with Exar.

On February 6, 2009, in response to a request by Mr. Rodriguez, Mr. Sisto agreed to extend the exclusivity arrangement with Exar until February 13, 2009.

On February 8, 2009, the CEO of Company No. 1 left a voicemail for Mr. Sisto, to which Mr. Sisto did not respond because of the exclusivity arrangement with Exar.

On February 9, 2009, Hifn’s board met with representatives of RBC and F&W to discuss the proposed Exar transaction and various other strategic alternatives. Mr. Sisto reviewed progress on negotiating a definitive merger agreement with Exar. F&W reviewed a written summary (which had been previously circulated to the board) of the terms of the merger agreement, and various deal certainty issues, fiduciary duty matters and open issues, including the board’s ability, under certain circumstances, to change its recommendation, accept an unsolicited superior proposal and terminate the proposed merger agreement, subject to certain payment and other obligations to Exar, as set out in and subject to the terms and conditions of the merger agreement. Representatives of RBC reviewed its analysis of the economic terms of the transaction, including the premium and the effect of the financial terms of the cash/stock consideration mix available to Hifn stockholders in the transaction. Mr. Sisto also reviewed the results of his market check activities after the exclusivity arrangement with Exar had expired, noting the potential challenges and risks associated with other possible transactions. Given that the board concluded that this and prior market check activity had indicated that the Exar transaction offered the best prospect for a successful transaction at a valuation that would likely be acceptable to major stockholders, the board authorized Hifn management to commit to a new exclusivity arrangement with Exar and to continue negotiations with Exar on the merger agreement.

Between February 11, 2009 and February 18, 2009, various members of Exar’s board of directors spoke with Mr. Sisto about Mr. Sisto joining Exar’s board of directors upon the closing of the proposed transaction.

On February 13, 2009, representatives of Exar met with representatives of Hifn and RBC to conduct further due diligence and to provide Hifn an opportunity to conduct due diligence with respect to Exar’s business, products, operations, operations and financial condition and results.

On February 13, 2009, the board of directors of Hifn, together with representatives of RBC and F&W, met to again evaluate the proposed merger agreement. Mr. Sisto reported on the status of negotiations with Exar, including reviewing various open and resolved issues and the next steps through signing. Representatives of RBC and Mr. Sisto reported on the results of their due diligence investigation of Exar. F&W reviewed the proposed merger agreement, the proposed tender and voting agreement and the board’s fiduciary duties. Directors questioned counsel as to terms of the merger agreement bearing on the board’s fiduciary duties. Given Exar’s demand for an extension of exclusivity and the results of Hifn’s market check, which in essence had been continuing in one form or another from April 2007 through February 4, 2009, which suggested that no other viable transaction was available in the relevant timeframe, the board, after discussion, authorized Mr. Sisto to agree to extend the exclusivity agreement with Exar through Friday, February 20, 2009.

Also on February 13, 2009, the parties worked to resolve high level open points, including through Mr. Sisto and Mr. Rodriguez.

On February 17, 2009, Mr. Rodriguez and Mr. Sisto met to discuss various due diligence matters.

On February 19, 2009, representatives of DB contacted representatives of RBC to see if Hifn would agree to an all cash deal. Subsequently, Mr. Sisto and Mr. Rodriguez had a similar discussion regarding an all cash deal. Ultimately, the parties agreed to leave the transaction and the consideration mix unchanged.

On February 21, 2009, the board of directors of Hifn, together with representatives of each of RBC and F&W, again met to evaluate the then current draft of the definitive merger agreement. Mr. Sisto reviewed the resolution of various negotiated points. Mr. Sisto and F&W reviewed key deal terms bearing on the Hifn board’s fiduciary duties. F&W reviewed the updated summary of the merger agreement previously circulated to the Board. Representatives of RBC gave a presentation as to the economic and financial aspects of the transaction, including RBC’s analysis, which is summarized below under the section entitled “Opinion of Financial Advisor to Hifn,” supporting its opinion to the effect that the Mixed Consideration and the All-Cash Consideration to be received in the Offer and the Merger, as applicable, was fair, from a financial viewpoint, to holders of Shares. The Board considered the fact that the implied value of the Mixed Consideration of $3.77 per Share being offered by Exar represented a 50% premium (and that the All-Cash Consideration of $4.00 in cash per Share represented a 59% premium) over the closing price of a Share on the NASDAQ Global Market on February 20, 2009. In presenting its analysis, to Hifn’s Board of Directors, RBC noted that it did not use a discounted cash flow analysis, as it would not be meaningful or appropriate due, among other reasons, to the difficulty of reliably projecting operating results in the current environment, the unavailability of management projections beyond fiscal year 2010 and the fact that management did not in the ordinary course forecast more than two years into the future. RBC then rendered its oral opinion to the Board, which opinion was subsequently confirmed in writing, that based on RBC’s experience as investment bankers, as of that date and subject to the assumptions and limitations set forth in its opinion, the Mixed Consideration and the All-Cash Consideration to be received in the Offer and the Merger, as applicable, was fair, from a financial point of view, to the holders of Shares. RBC’s opinion is described further below under the section entitled “Opinion of Financial Advisor to Hifn”. The board then discussed the merits and risks of the transaction and the reasons for the transaction, compared with the benefits and risks of remaining independent. Having concluded, through the negotiation process, that the Merger consideration provided for in the Offer under the merger agreement was the best price reasonably available to Hifn stockholders under the circumstances, the board then unanimously determined that the transactions contemplated by the Merger Agreement were fair to, advisable and in the best interests of Hifn and its stockholders, and the directors voted unanimously to approve the Offer and the Merger, and to approve the Merger Agreement and the other transactions contemplated thereby. Hifn’s board of directors also voted unanimously to recommend that Hifn’s stockholders accept the Offer and tender their Shares in the Offer.

Also on February 21, 2009, the Compensation Committee of Hifn’s board of directors adopted resolutions approving various Hifn compensatory arrangements, including those associated with the Exar transaction, as comporting with the safe harbor exemption from the best price rule provided for in Rule 14d-10(a)(2).

From February 21 through February 23, 2009, representatives of OMM and F&W finalized negotiations on the merger agreement and the tender and voting agreement.

On February 23, 2009, the board of directors of each of Hifn and Exar met and confirmed their respective approval of the Offer and the Merger and thereafter Exar, the Offeror and Hifn executed the Merger Agreement and issued a joint press release announcing that fact just after the closing of the NASDAQ Global Market on that day.

On March 6, 2009, Exar commenced the Offer.

REASONS FOR THE OFFER AND THE MERGER

Exar’s Reasons for the Offer and the Merger

In reaching its decision to approve the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, Exar’s board of directors consulted with Exar’s senior management team, as well as Exar’s outside advisors, and considered a number of factors, including the following material factors which it viewed as supporting its decision to approve the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement:

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Increased product and service offering. Exar expects that the combination of Exar and Hifn would increase Exar’s product and service offering in the network-and storage-security markets. Exar believes that the products and development capabilities of the two companies are complementary, and should enable the combined company to compete more effectively in targeted markets than either company can on its own. While Exar’s strength is in supplying analog, mixed signal and digital solutions for the serial communications, network transmission and storage markets, Hifn’s complementary strength is in supplying network-and storage-security and data reduction products. The Merger will broaden the combined company’s product and intellectual property portfolios, which is expected to allow the combined company to move toward higher level integration and deliver more value to its customers through more complete solutions for customer applications.

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Expanded growth opportunities. Exar believes the Merger will expand growth opportunities in the communications, consumer, industrial and storage markets. Both companies have been investing in higher-growth product areas, such as the consumer and storage product categories. The combined company will have greater resources and scale, including the combined technical resources and intellectual property of Exar and Hifn, to expand into the higher-growth areas. The Merger will also provide the combined company with a solid customer base and present opportunities for cross-selling of products to the other party’s customers.

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Stronger customer and distributor relationships. Exar expects that the combined company will have an improved ability to expand current customer relationships and increased penetration of new customer accounts. Exar believes that the combination of the two companies’ product lines and technological resources should enable the combined company to meet customer needs more effectively and to deliver more complete solutions to its customers. Additionally, the Merger is expected to provide the combined company with a platform to expand growth through access to both companies’ distribution channel partners.

•	Broader geographic reach. The Merger will allow the combined company to establish a stronger presence in the high growth Asia marketplace.

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Platform for further expansion. Exar expects that, together with Hifn, the combined company will be better able to support product development strategies; to respond more quickly and effectively to customer needs, technological change, increased competition and shifting market demand; and to pursue strategic growth opportunities in the future, including acquisitions.

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Significant cost savings. Exar expects the Merger to allow the combined company to optimize resources and achieve cost synergies. The larger, combined company will also be able to more efficiently bear the costs of being a public company.

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Increased revenue growth. Exar expects the Merger to result in revenue growth through cross-selling and access to channel partners as well as through a number of new product initiatives currently being undertaken by each company.

Exar believes that combining Exar and Hifn will provide significant beneficial long-term growth prospects, which will increase stockholder value. The shares of Exar Common Stock to be issued to Hifn stockholders electing to receive shares in the Offer will allow those former Hifn stockholders to participate in the growth and opportunities of the combined company.

Hifn’s Reasons for the Offer and the Merger

In evaluating the Merger Agreement and the other transactions contemplated thereby, including the Offer and the Merger, and recommending that the Hifn stockholders accept the Offer, tender their Shares to Exar pursuant to the Offer and, if required by the DGCL, vote their Shares in favor of the adoption of the Merger Agreement in accordance with the applicable provisions of the DGCL, the board consulted with Hifn’s senior management, outside legal counsel and financial advisor. The board also consulted with outside legal counsel regarding the board’s fiduciary duties, legal due diligence matters, and the terms of the Merger Agreement and related agreements. Based on these consultations, and the factors and the opinion of RBC discussed below, the board concluded that entering into the Merger Agreement with Exar would yield the highest value reasonably available for Hifn’s stockholders and is in the best interests of Hifn’s stockholders.

The following discussion includes all material reasons and factors considered by the board (which did not assign specific numerical weight, emphasis, or relative priority among those factors) in making its recommendation, but is not, and is not intended to be, exhaustive:

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historical information regarding (i) Hifn’s business, financial performance and results of operations, (ii) market prices, volatility and trading activity with respect to the Shares, and (iii) market prices with respect to other industry participants and general market indices;

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current information regarding (i) Hifn’s business, prospects, financial condition, operations, technology, products, services, management, competitive position and strategic business goals and objectives, (ii) general economic, industry and financial market conditions, and (iii) opportunities and competitive factors within Hifn’s industry;

•

(i) historical information regarding Exar’s business and financial performance and market prices of Exar common stock and (ii) current information regarding Exar’s business, prospects, financial condition, operations, technology, products, services, management and competitive position;

•

the prospects and likelihood of realizing superior benefits through remaining an independent company, risks associated with remaining an independent company, and possible alternative business strategies;

•

the potential for other third parties to enter into strategic relationships with or to seek to acquire Hifn, including a review of management’s dealings with other possible buyers in the past and assessment of the likelihood that a third party would offer a higher price than the price per share offered by Exar and the likelihood that stock consideration offered by another bidder would be as attractive as the partial stock consideration being offered by Exar to those stockholders not electing to receive only cash;

•

the timing of the merger and the risk that if Hifn does not accept the Exar offer now (as provided for in the Merger Agreement), it may not have another opportunity to do so or a comparable opportunity;

•

the financial analyses presented by RBC to the board and the opinion of RBC that, as of February 21, 2009, subject to the assumptions and limitations set forth in its opinion, the Mixed Consideration and the All-Cash Consideration to be received in the Offer and the Merger, as applicable, was fair, from a financial point of view, to holders of Shares;

•

the fact that Hifn will no longer exist as an independent public company and Hifn’s stockholders will forego any future increase in its value as an independent public company that might result from its possible growth (together with the possibility of near and long term fluctuations in the value of Exar Common Stock to be issued in the Merger);

•

the possible negative effect of the Offer and the Merger and public announcement of the Offer and the Merger on Hifn’s financial performance, operating results and stock price and Hifn’s relationships with customers, suppliers, other business partners, management and employees;

•

the fact that the Merger Agreement (i) precludes Hifn from actively soliciting competing acquisition proposals and (ii) obligates Hifn (or its successor) to pay Exar a termination fee of up to $2,200,000 under specified circumstances (and to reimburse Exar expenses up to $750,000 in certain other circumstances), which could discourage the making of a competing acquisition proposal or adversely impact the price offered in such a proposal;

•

the fact that the Merger Agreement imposes restrictions on the conduct of Hifn’s business in the pre-closing period, which may adversely affect Hifn’s business in the event the Offer and the Merger is not completed (including by delaying or preventing Hifn from pursuing business opportunities that may arise or precluding actions that would be advisable if Hifn were to remain an independent company);

•

the risks involved with the Offer and the Merger and the likelihood that Hifn and Exar will be able to complete the Offer and the Merger, the possibility that the Offer and the Merger might not be consummated and Hifn’s prospects going forward without the combination with Exar;

•	the substantial transaction expenses to be incurred in connection with the Merger and the negative impact of such expenses on Hifn’s cash reserves and operating results;

•	the availability of appraisal rights, to stockholders of Hifn in connection with the Merger;

•

all known interests of directors and executive officers of Hifn in the Offer and the Merger that may be different from, or in addition to, their interests as stockholders of Hifn or the interests of Hifn’s other stockholders generally; and

•	all other factors the board deemed relevant.

This discussion of the information and factors considered by the Hifn board of directors includes the material positive and negative factors considered by the Hifn board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Hifn board of directors. The Hifn board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement are in the best interests of Hifn’s stockholders. Rather, the Hifn board of directors conducted an overall analysis of the factors described above, including thorough discussion with, and questioning of, Hifn management and Hifn’s outside advisors, and considered the factors overall to be favorable to, and to support, its determination. In addition, individual members of the Hifn board of directors may have given different weight to different factors. It should be noted that this explanation of the reasoning of the Hifn board of directors and certain information presented in this section, is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Forward-Looking Statements” in this prospectus/offer to exchange, beginning on page viii.

OPINION OF FINANCIAL ADVISOR TO HIFN

Hifn retained RBC Capital Markets Corporation (“RBC”) to act as Hifn’s board of directors’ financial advisor with respect to a possible merger, sale or other business combination of Hifn. In connection with that engagement, Hifn’s board of directors requested that RBC evaluate the fairness, from a financial point of view, of the All-Cash Consideration and the Mixed Consideration (collectively, the “Consideration”) to be received for the Shares in the Offer and the Merger, as applicable (collectively, the “Transaction”). On February 21, 2009, RBC rendered its oral opinion to Hifn’s board of directors, which opinion was subsequently confirmed in writing, that based on RBC’s experience as investment bankers, as of that date and subject to the following and the assumptions and limitations set forth in its opinion, the Consideration was fair, from a financial point of view, to holders of Shares. The full text of RBC’s written opinion, which sets forth material information relating to such opinion, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by RBC, is attached as Annex D hereto. RBC’s opinion was approved by the RBC Fairness Opinion Committee. This summary of RBC’s opinion is qualified in its entirety by reference to the full text of the opinion. We urge you to read RBC’s opinion carefully in its entirety.

RBC’s opinion was provided for the information and assistance of Hifn’s board of directors in connection with their consideration of the Transaction. RBC’s opinion does not address the merits of Hifn’s underlying decision to engage in the Transaction or the relative merits of the Transaction or the Merger Agreement compared to any alternative business strategy or transaction in which Hifn might engage. RBC’s opinion and the analyses performed by RBC in connection with its opinion and reviewed with Hifn’s board of directors were only two of the many factors taken into consideration by Hifn’s board of directors in making its determination to approve the Transaction. RBC expressed no opinion and made no recommendation to any stockholder as to how such stockholder should tender their Shares in the Offer, elect with respect to the Consideration, or how any such stockholder should vote at the stockholders’ meeting, if any, held in connection with the Merger.

RBC’s opinion addressed solely the fairness of the Consideration, from a financial point of view, to holders of Shares and did not in any way address other terms or arrangements of the Transaction or the Merger Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Merger Agreement. RBC did not express any opinion as to the prices at which Shares or Exar Common Stock will trade following the announcement or consummation of the Transaction. Further, in rendering its opinion, RBC expressed no opinion about the fairness of the amount or nature of the compensation to any of Hifn’s officers, directors, or employees, or class of such persons, relative to the compensation to holders of Shares.

In rendering its opinion, RBC assumed and relied upon the accuracy and completeness of all information that was publicly available to RBC and all of the financial, legal, tax, operating, and other information provided to or discussed with it by Hifn and Exar, as applicable (including, without limitation, the financial statements and related notes thereto), and, upon assurances of the management of Hifn that they are not aware of any relevant information that has been omitted or that was undisclosed, and RBC did not assume responsibility for independently verifying, and did not independently verify, such information. RBC assumed that the financial projections and forecasts of Hifn prepared by the management of Hifn were reasonably prepared reflecting the best currently available estimates and good faith judgments of Hifn’s management as to the expected future financial performance of Hifn. RBC expressed no opinion as to those financial projections and forecasts or the assumptions on which they were based. RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the assets or liabilities of Hifn, and RBC was not furnished with any such valuations or appraisals. In addition, RBC did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of Hifn. Additionally, RBC did not investigate, and made no assumptions regarding, any litigation or other claims affecting Hifn.

In rendering its opinion, RBC assumed, in all respects material to its analysis, that all conditions to the consummation of the transactions contemplated by the Merger Agreement would be satisfied without waiver thereof. RBC assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction. RBC further assumed that the executed version of the Merger Agreement would not differ, in any respect material to its opinion, from the latest draft of the Merger Agreement that RBC received on February 17, 2009.

RBC’s opinion spoke only as of the date it was rendered, was based on the conditions as they existed and information with which RBC was supplied as of such date, and was without regard to any market, economic, financial, legal or other circumstances or events of any kind or nature which may exist or occur after such date. RBC has not undertaken to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and does not have an obligation to update, revise or reaffirm its opinion. Unless otherwise noted, all analyses were performed based on market information available as of February 20, 2009, the last trading day preceding the delivery of RBC’s opinion.

For the purposes of rendering its opinion, RBC undertook such review and inquiries it deemed necessary and appropriate under the circumstances, including:

•	reviewed the terms of the draft Merger Agreement dated February 17, 2009;

•

reviewed and analyzed certain publicly available financial and other data with respect to Hifn and certain other relevant historical operating data relating to Hifn made available to RBC from published sources and from the internal records of Hifn;

•	reviewed and analyzed certain publicly available financial and other data with respect to Exar;

•	reviewed financial projections and forecasts of Hifn, prepared by the management of Hifn;

•

conducted discussions with members of the senior management and representatives of Hifn with respect to the business and prospects of Hifn before and after giving effect to the transactions contemplated by the Merger Agreement; and

•	performed other studies and analyses as RBC deemed appropriate.

In arriving at its opinion, in addition to reviewing the matters listed above, RBC performed the following analyses:

•	compared the financial metrics of selected precedent transactions with the financial metrics implied by the Consideration;

•	compared selected market valuation metrics of Hifn and other comparable publicly-traded companies with the financial metrics implied by the Consideration; and

•	compared the premiums paid on selected precedent transactions with the premium implied by the Consideration.

In connection with the rendering of its opinion to the Hifn board of directors, RBC reviewed with the board of directors the analyses listed above and other information material to the opinion. In presenting its opinion to the Hifn board of directors, RBC noted that it did not use a discounted cash flow analysis, as it would not be meaningful or appropriate due, among other things, to the difficulty of reliably projecting operating results in the current uncertain and challenging economic environment, the unavailability of management projections beyond fiscal year 2010 and the fact that management did not in the ordinary course forecast more than two years into the future.

Set forth below is a summary of the analyses used by RBC, including information presented in tabular format. To fully understand the summary of the analyses used by RBC, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis. For the purpose of RBC’s analyses, valuation multiples greater than 100x or with negative earnings before interest, taxes, depreciation and amortization adjusted for non-recurring, one-time items and stock-based compensation (“EBITDA”) were deemed not meaningful (“NM”) and unavailable metrics were deemed not available (“NA”). In addition, for all purposes of its analyses summarized in this section, RBC defined enterprise value (“EV”) as equity value plus total debt, preferred stock and minority interest less cash, cash equivalents and marketable securities.

For purposes of the analyses summarized below, the “implied value” of the Mixed Consideration is equal to the value of the Mixed Consideration as of February 20, 2009, the last trading day before the date of the RBC opinion. Based upon the closing price per share of Exar Common Stock of $6.14 on February 20, 2009, the exchange ratio of 0.3529 shares of Exar Common Stock per Share in the Mixed Consideration, and the cash consideration of $1.60 per Share in the Mixed Consideration, RBC noted that the implied value of the Mixed Consideration was $3.77 per Share.

Comparable Precedent Transaction Analysis. RBC prepared a comparable precedent transaction analysis, which compared selected financial data for Hifn with comparable financial data for a group of publicly-announced merger and acquisition transactions that RBC deemed for purposes of its analysis to be comparable to the Transaction. In selecting comparable precedent transactions, RBC considered mergers and acquisitions publicly announced between January 1, 2006 and February 20, 2009 in the semiconductor sector. Based on these criteria, RBC analyzed the following transactions:

Acquiror	Target
CSR	SiRF
Novafora	Transmeta
Cypress Semiconductor	Simtek
ON Semiconductor	Catalyst Semiconductor
TranSwitch	Centillium
Diodes Incorporated	Zetex plc
TriQuint Semiconductor	WJ Communications
Imperium Partners Group	ESS Technology
Freescale	SigmaTel
STMicroelectronics	Genesis Microchip
Exar	Sipex
Fairchild Semiconductor	System General
NVIDIA	PortalPlayer
Microsemi	PowerDsine
Sirenza Microdevices	Micro Linear

In this analysis, RBC compared the EV in the Transaction based on the implied value of the Mixed Consideration as a multiple of Hifn’s last twelve months (“LTM”) revenue (“LTM Revenue”) and as a multiple of Hifn’s LTM EBITDA with the EVs in the precedent transactions as a multiple of the target company’s LTM Revenue and as a multiple of the target company’s LTM EBITDA .

For the purpose of calculating the multiples, LTM Revenue and LTM EBITDA were derived from the actual revenue and EBITDA of Hifn and the target companies in the last twelve months prior to the announcement of the Transaction and the precedent transactions, respectively. Financial data regarding the precedent transactions was taken from the SEC and other public filings, Wall Street research, Dealogic, FactSet, and Bloomberg.

The following table compares the EV in the Transaction based on the implied value of the Mixed Consideration as a multiple of Hifn’s LTM Revenue and LTM EBITDA with the corresponding median and mean EVs in the precedent transactions as a multiple of the target company’s LTM Revenue and LTM EBITDA:

	Precedent Transactions				Hifn
	Min.	Median	Mean	Max.	(Based on Implied Value of Mixed Consideration)
EV as a multiple of:
LTM Revenue	0.1x	1.2x	1.5x	5.4x	0.6x
LTM EBITDA	4.3x	6.2x	7.9x	13.1x	NM

RBC noted that Hifn’s LTM Revenue multiple implied by the implied value of the Mixed Consideration was within the range of observed transactions, but was below the median and mean multiples found in the selected precedent transactions analyzed. RBC further observed that Hifn’s LTM EBITDA multiple was deemed NM because Hifn had negative LTM EBITDA.

Comparable Public Company Analysis. RBC prepared a comparable public company analysis, which compared selected financial data for Hifn with comparable financial data for a group of publicly-traded companies that RBC deemed for purposes of its analysis to be comparable to Hifn. In selecting publicly-traded companies, RBC considered comparable companies (i) focused primarily in the semiconductor communication, wireless area network and storage/subsystem sectors and (ii) with a similar operational size. Based on these criteria, RBC reviewed the relevant metrics of the following publicly-traded companies (with their metrics adjusted as applicable, in four cases, to reflect recently-completed or pending acquisitions and dispositions):

•	PMC-Sierra;

•	Netlogic Microsystems;

•	Cavium;

•	Exar;

•	Applied Micro Circuits;

•	Vitesse;

•	Transwitch Corp;

•	Zarlink Semiconductor;

•	Mindspeed Technologies;

•	LSI;

•	Qlogic;

•	Brocade Communications;

•	Emulex;

•	Adaptec;

•	Techwell Inc.;

•	PLX Technology;

•	Intellon;

•	Tundra Semiconductor;

•	Quicklogic Corp.;

•	Leadis Technology; and

•	Pixelworks.

In this analysis, RBC compared the EV of Hifn based on the implied value of the Mixed Consideration, expressed as multiples of Hifn’s calendar year 2007, calendar year 2008, and projected calendar year 2009 revenue and EBITDA to the respective median and mean EVs of the comparable companies based on the publicly reported closing prices of their common stock on February 20, 2009, expressed as multiples of calendar year 2007, calendar year 2008, and projected calendar year 2009 revenue and EBITDA. Projected revenue and EBITDA for calendar year 2009 were based on estimates from Hifn management in the case of Hifn and, in the case of the comparable companies, on Wall Street research and ThomsonOne Analytics consensus estimates.

The following table presents Hifn’s implied EV-to-revenue and EV-to-EBITDA multiples, and the corresponding multiples for the comparable companies, for the periods reviewed by RBC in connection with its analysis:

	Comparable Companies					Hifn
	Min.		Median	Mean	Max.	(Based on Implied Value of Mixed Consideration)
EV as a multiple of:
2007A Revenue	(0.5x	)	0.4x	0.9x	5.9x	0.5x
2008A Revenue	(1.0x	)	0.4x	0.7x	3.7x	0.6x
2009E Revenue	(1.6x	)	0.6x	0.7x	3.5x	0.6x

EV as a multiple of:
2007A EBITDA	(0.6x	)	5.0x	7.9x	38.9x	4.5x
2008A EBITDA	(0.8x	)	3.1x	5.2x	17.0x	NM
2009E EBITDA	(1.0x	)	6.8x	16.7x	52.3x	15.4x

RBC noted that, based on the implied value of the Mixed Consideration and the publicly reported closing prices of the comparable companies common stock on February 20, 2009: (1) Hifn’s EV-to-revenue multiples for the calendar year 2007, the calendar year 2008 and the projected calendar year 2009 were within the observed range and between the median and mean EV-to-revenue multiples of the comparable companies analyzed; and (2) Hifn’s EV-to-EBITDA multiples for the calendar year 2007 was within the observed range of multiples, but below the median and mean EV-to-EBITDA multiples for the calendar year 2007 of the comparable companies analyzed; Hifn’s EV-to-EBITDA multiple for the calendar year 2008 was NM; and Hifn’s EV-to-EBITDA multiple for the projected calendar year 2009 was within the observed range of multiples and between the median and mean EV-to-EBITDA multiples of the comparable companies analyzed.

Premiums Paid Analysis. RBC prepared a premiums paid analysis, which compared the premiums payable in the Transaction based on the implied value of the Mixed Consideration to the premiums paid in selected publicly-announced merger and acquisition transactions in the U.S. technology industry. The transactions selected for the premiums paid analysis were a different and broader group of transactions than those selected for the comparable precedent transaction analysis. In selecting precedent transactions for the premiums paid analysis, RBC considered U.S. technology transactions with public target companies and deal values between $20 million and $200 million that were announced between January 1, 2006 and February 20, 2009. RBC performed this analysis taking into account the trading prices of Hifn’s common stock during periods it considered relevant ending on February 20, 2009, the last trading day prior to RBC delivering its analysis with respect to the fairness of the Consideration, from a financial point of view, to the Hifn stockholders.

RBC compared (x) the premiums payable in the Transaction by dividing the implied value of the Mixed Consideration by Hifn’s “spot” stock price one day, one week, and one month prior to February 20, 2009 and “average” stock price one week and one month prior to February 20, 2009, to (y) the spot and average price premiums over the same periods for the target companies in the selected precedent transactions. RBC noted that it believed the premium payable in the Transaction as of December 12, 2008 represents an “unaffected” premium equal to the quotient by dividing the implied value of the Mixed Consideration by Hifn’s stock price one trading day prior to December 15, 2008, which was the date on which Adaptec filed a Schedule 13D. The following table summarizes this analysis:

	Premiums Paid Analysis
	Precedent Transactions				Hifn
	Min.	Median	Mean	Max.	(Based on Implied Value of Mixed Consideration)
Spot Premiums
1 Day	(1.1)%	35.1%	42.5%	134.4%	49.5%
1 Week	(1.4)%	36.4%	43.9%	129.3%	29.0%
1 Month	(8.0)%	34.4%	42.9%	121.4%	24.3%

Average Premium
1 Week	(1.5)%	36.0%	43.8%	131.0%	36.9%
1 Month	0.5%	36.8%	42.3%	128.0%	23.8%

December 12, 2008					79.4%

RBC noted that during the measuring period ending February 20, 2009, the spot one day, one week and one month premiums payable in the Transaction based on the implied value of the Mixed Consideration were within the observed ranges, but the one week and one month spot premiums were below both the median and mean of the premiums paid in the selected precedent transactions analyzed. The one day spot premium payable in the Transaction based on the implied value of the Mixed Consideration was above both the median and mean spot premiums paid in the selected precedent transactions analyzed. RBC also noted that during the measuring period ending February 20, 2009, the average one week and one month premiums payable in the Transaction based on the implied value of the Mixed Consideration were within the observed ranges, the average one week premium payable in the Transaction based on the implied value of the Mixed Consideration was between the median and mean, and the average one month premium payable in the Transaction based on the implied value of the Mixed Consideration was below both the median and mean of the premiums paid in the selected precedent transactions analyzed. RBC further noted that the “unaffected” premium payable in the Transaction based on the implied value of the Mixed Consideration on December 12, 2008 was 79.4%.

Overview of Analyses; Other Considerations. In reaching its opinion, RBC did not assign any particular weight to any one analysis or the results yielded by that analysis. Rather, having reviewed these results in the aggregate, RBC exercised its professional judgment in determining that, based on the aggregate of the analyses used and the results they yielded, the Consideration was fair, from a financial point of view, to the holders of Shares. RBC believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses and, accordingly, also made qualitative judgments concerning differences between the characteristics of Hifn and the Transaction and the data selected for use in its analyses, as further discussed below.

No single company or transaction used in the above analyses as a comparison is identical to Hifn or the Transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses, or transactions analyzed. The analyses were prepared solely for purposes of RBC providing an opinion as to the fairness of the Consideration, from a financial point of view, to the holders of Shares and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

The opinion of RBC as to the fairness to the holders of Shares, from a financial point of view, of the Consideration was necessarily based upon market, economic, and other conditions that existed as of the date of its opinion and on information available to RBC as of that date.

The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion RBC reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions RBC reached are based on all the analyses and factors presented, taken as a whole, and also on application of RBC’s experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBC therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analyses. RBC therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

In connection with its analyses, RBC made, and was provided by Hifn’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Hifn’s control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Hifn or its advisors, none of Hifn, RBC or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

Hifn selected RBC to render its opinion based on RBC’s experience in mergers and acquisitions and in securities valuation generally. Hifn’s board of directors, in selecting RBC as its financial advisor and in receiving and taking into consideration RBC’s opinion dated February 21, 2009, were aware of the fact that, under an engagement agreement entered into between Hifn and RBC on February 20, 2007, RBC had rendered financial advisory services to Hifn in connection with a possible transaction or series of transactions involving Hifn, including participation in the process of evaluating potential strategic transactions described under “The Merger — Background of the Recommendation of the Hifn Board of Directors” The Hifn board of directors is further aware that Hifn terminated the February 20, 2007 engagement letter. Hifn later re-engaged RBC to provide financial advisory services under an engagement agreement dated April 25, 2008 which incorporated, but in certain respects amended, the provisions of the prior engagement agreement. Hifn determined that RBC’s prior services did not preclude, but rather they supported, the re-engagement of RBC as its financial advisor.

RBC, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of Hifn and/or Exar and receive customary compensation, and may also actively trade securities of Hifn and/or Exar for its own account and the accounts of its customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities.

Under its April 25, 2008 engagement agreement with Hifn, RBC became entitled to receive a fee of $300,000 upon the delivery of its February 21, 2009 opinion to Hifn’s board of directors regarding the fairness to the holders of Shares, from a financial point of view, of the Consideration, which is not contingent upon the successful completion of the Transaction. In addition, for RBC’s services as financial advisor to Hifn in connection with the Transaction, if the Offer and the Merger is successfully completed, RBC will receive an additional larger fee based on the formula set forth in its engagement agreement (which is based on a formula tied to “Aggregate Transaction Value,” as defined in the April 25, 2008 engagement agreement) of approximately $750,000. In the event that the Transaction is not completed, the term of RBC’s engagement expires, or RBC’s engagement is terminated by Hifn and Hifn consummates at any time thereafter, pursuant to a definitive agreement or letter of intent or other evidence of commitment entered into during the term of RBC’s engagement or during the 6 months following such term RBC will be entitled to a specified “Transaction Fee” based on the “Aggregate Transaction Value” of such other transaction (all as specified in RBC’s engagement agreement with Hifn dated April 25, 2008). In addition, Hifn agreed to indemnify RBC for certain liabilities that may arise out of its engagement and to reimburse the reasonable out-of-pocket expenses incurred by RBC in performing its services (subject to a limit which may not be exceeded without Hifn’s consent). The terms of the engagement letter were negotiated at arm’s-length between Hifn and RBC and Hifn’s board of directors was aware of this fee arrangement at the time of its approval of the Merger Agreement. RBC received a $100,000 retainer from Hifn in 2007 and has not received any fees from Exar, will not receive any fees from Exar relating to the Transaction, and does not have any agreement or understanding with Exar or Hifn regarding any other services to be performed now or in the future, other than pursuant to its engagement described above.

MERGER AGREEMENT

The following summary describes certain material provisions of the definitive merger agreement entered into by Exar, Offeror and Hifn and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference. This summary may not contain all of the information about the Merger Agreement that is important to Hifn stockholders, and Hifn stockholders are encouraged to read the Merger Agreement carefully in its entirety. The legal rights and obligations of the parties are governed by the specific language of the Merger Agreement and not this summary.

This prospectus/offer to exchange contains a description of representations, warranties and covenants made in the Merger Agreement. These representations, warranties and covenants were made only for the purpose of the Merger Agreement and solely for the benefit of the parties to the Merger Agreement as of specific dates, may be subject to important limitations and qualifications (including exceptions thereto set forth in a disclosure letter or Exar’s or Hifn’s public filings with the SEC) agreed to by the contracting parties and may not be complete. Furthermore, these representations, warranties and covenants may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this prospectus/offer to exchange. Accordingly, you should not rely upon the descriptions of representations, warranties and covenants contained in this prospectus/offer to exchange or the actual representations, warranties and covenants contained in the Merger Agreement as statements of factual information.

The Offer

Under the terms of the Offer, each Hifn stockholder may elect to receive, for each outstanding Share validly tendered in the Offer and not withdrawn, at the election of the holder of such Share, either:

•	$1.60 in cash, without interest, and 0.3529 shares of Exar Common Stock (the “Mixed Consideration”), or

•	$4.00 in cash, without interest (the “All-Cash Consideration”),

subject in each case to the election procedures described in this prospectus/offer to exchange and the related letter of election and transmittal. See “The Offer — Elections” for a detailed description.

Offeror’s obligation to accept for exchange and to exchange Shares validly tendered and not properly withdrawn in the Offer is subject to the satisfaction or waiver by Offeror of certain conditions, including the valid tender of at least a majority of the outstanding Shares on a fully diluted basis (excluding any Hifn stock options that could not be exercised before the date that is six months (or nine months in some cases) after the date of the Merger Agreement), as more fully described below under the heading “The Offer — Conditions of the Offer.”

Offeror may, without the consent of Hifn, from time to time extend the Offer for one or more periods if, at the scheduled Expiration Date, any of the conditions of the Offer shall not have been satisfied or waived until such time as such conditions are satisfied or waived. Under the Merger Agreement, Offeror shall extend the Offer:

•

from time to time for one or more periods, if at the Initial Expiration Date or any subsequent scheduled Expiration Date any of the conditions of the Offer have not been satisfied or waived, until such time as such conditions are satisfied or waived; provided, however, that Offeror shall not be required to extend the Offer (A) if at the then scheduled Expiration Date any of the conditions of the Offer that are not then satisfied are not reasonably capable of being satisfied at or prior to the date that is six months (or in some cases nine months) after the date of the Merger Agreement (the “Outside Date”) or (B) beyond the Outside Date; and

•	for any period required by any rule, regulation, interpretation or position of the SEC or NASDAQ applicable to the Offer.

For a more complete description of the Offer, please see “The Offer.”

Pursuant to the Merger Agreement, Hifn granted to Exar and Offeror an irrevocable Top-Up Option to purchase up to that number of Shares that, when added to the number of Shares collectively owned by Exar, Offeror and any of Exar’s other subsidiaries immediately following consummation of the Offer, shall constitute one Share more than 90% of the Shares then outstanding (calculated on a fully diluted basis, after giving effect to any exercise of such option) at a purchase price per Share equal to the All-Cash Consideration. The purchase price may be paid in cash or a full recourse promissory note. The Top-Up Option may be exercised by Exar or Offeror, in whole or in part, at any time on or after the closing of the Offer, subject to certain terms and conditions set forth in the Merger Agreement including the condition that the aggregate number of Shares issuable upon exercise of the Top-Up Option would not exceed the number of then-authorized but unissued Shares, and subject to the satisfaction (or waiver) by Hifn of certain other conditions.

The Merger

The Merger Agreement provides for the merger of Offeror with and into Hifn. As a result of the Merger, Offeror will cease to exist and Hifn will continue as the Surviving Corporation in the Merger. After the Merger, the Surviving Corporation will be a direct wholly-owned subsidiary of Exar and the former Hifn stockholders will not have any direct equity ownership interest in the Surviving Corporation.

Completion and Effectiveness of the Merger

Under the Merger Agreement, the closing of the Merger must occur no later than the second business day after all of the conditions to completion of the Merger contained in the Merger Agreement, including the condition that the Offer shall have been completed, are satisfied or waived, unless the parties agree otherwise in writing (see “— Conditions to the Merger” below). The Merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware unless a later date is specified therein.

Merger Consideration

General

In the Merger, Hifn stockholders will receive $1.60 in cash, without interest, and 0.3529 shares of Exar Common Stock.

Appraisal Rights

The Offer does not entitle Hifn stockholders to appraisal rights with respect to the Shares.

The Merger does entitle Hifn stockholders to appraisal rights with respect to their Shares. If the Merger is consummated, holders of Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL to demand appraisal of their Shares. Under Section 262, Hifn stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with interest, if any, at a rate equal to 5% over the federal reserve discount rate (including any surcharge) compounded quarterly, unless the court in its discretion determines otherwise for good cause shown. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per share of Shares to be paid in the Merger.

The foregoing summary of Section 262 of the DGCL does not purport to be complete and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which is set forth in Annex E to this prospectus/offer to exchange. Hifn stockholders who may wish to exercise appraisal rights under Delaware law are urged to consult legal counsel for assistance in exercising their rights. Failure to comply completely and on a timely basis with all requirements of Section 262 for perfecting appraisal rights will result in the loss of those rights.

Holders of Exar Common Stock are not entitled to appraisal rights in connection with the Offer or the Merger.

Exchange of Hifn Stock Certificates for the Merger Consideration

Exar has retained BNY Mellon Shareowner Services as the depositary and exchange agent for the Offer and the Merger to handle the exchange of Shares for the Offer consideration and the Merger Consideration as applicable.

To effect the exchange of Shares, as soon as reasonably practicable after the effective time of the Merger, the exchange agent will mail to each record holder of Shares a letter of transmittal and instructions for surrendering the stock certificates that formerly represented Shares for the Merger Consideration. After surrender to the exchange agent of certificates that formerly represented Shares for cancellation, together with an executed letter of transmittal, the record holder of the surrendered certificates will be entitled to receive the Merger Consideration.

After the effective time of the Merger, each stock certificate formerly representing Shares that has not been surrendered will represent only the right to receive upon such surrender the Merger Consideration to which such holder is entitled by virtue of the Merger and any dividends or other distributions payable to such holder upon such surrender.

Fractional Shares

Exar will not issue fractional shares of Exar Common Stock in the Offer or the Merger. Instead, each holder of Shares who otherwise would be entitled to receive fractional shares of Exar Common Stock will be entitled to an amount of cash (without interest) equal to cash in the amount of such fraction multiplied by the closing price of Exar Common Stock on the NASDAQ Global Select Market on the trading day immediately prior to the date the Merger is completed.

Conditions to the Merger

The respective obligations of Hifn, Exar and Offeror to complete the Merger under the Merger Agreement are subject to the satisfaction of the following conditions:

•	if required by the DGCL, the Merger Agreement will have been adopted by the stockholders of Hifn in accordance with the DGCL;

•	the shares of Exar Common Stock issuable to the Hifn stockholders pursuant to the Merger Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance;

•

the waiting period (and any extension thereof) applicable, if any, to the Merger under the HSR Act shall have been terminated or shall have expired, and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of the Merger or could reasonably be expected to have a Parent Material Adverse Effect, shall have been obtained or made;

•

no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, each of the parties shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered;

•

a post-effective amendment to the registration statement of which this prospectus/offer to exchange is a part or a new registration statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and

•	Offeror shall have previously accepted for exchange and exchanged Shares validly tendered and not withdrawn pursuant to the Offer.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties. These include representations and warranties of Hifn with respect to:

•	organization and qualification, standing and power;

•	subsidiaries and equity interests in other persons;

•	capitalization;

•	indebtedness;

•	authority, execution and delivery and enforceability relative to the Merger Agreement;

•	no conflicts;

•	consents and approvals;

•	SEC filings;

•	the absence of undisclosed liabilities;

•	internal controls and procedures;

•	information supplied;

•	absence of changes;

•	taxes;

•	employee benefit plans;

•	litigation;

•	compliance with applicable laws;

•	brokers and other advisors;

•	opinion of financial advisor;

•	environmental matters;

•	material contracts and debt instruments;

•	title to properties;

•	intellectual property and software;

•	labor matters and employees;

•	vote required;

•	privacy and data security;

•	research, development, distribution, marketing, supply and manufacturing agreements;

•	relationships with customers and suppliers;

•	affiliate transactions and insider interests;

•	dividends and distributions;

•	structure agreements;

•	certain business practices;

•	export compliance;

•	insurance;

•	no state assets;

•	Rule 14d-10 matters; and

•	government contracts.

The Merger Agreement also contains customary representations and warranties of Exar and Offeror, including among other things:

•	organization and qualification, standing and power;

•	interim operations of Offeror;

•	capitalization;

•	authority, execution and delivery and enforceability;

•	no conflicts;

•	consents and approvals;

•	SEC filings;

•	financial statements;

•	information supplied;

•	brokers;

•	no vote required;

•	capital resources;

•	absence of changes; and

•	litigation.

The representations and warranties contained in the Merger Agreement expire at the effective time of the Merger. The representations, warranties and covenants made by Hifn in the Merger Agreement are qualified by information contained in a disclosure letter delivered by Hifn to Exar and Offeror in connection with the execution of the Merger Agreement. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Hifn or any of its affiliates or of Exar or any of its affiliates, including Offeror.

No Solicitation of Other Offers by Hifn

Under the terms of the Merger Agreement, subject to certain exceptions described below, Hifn has agreed that it and its subsidiaries, and officers, directors, non-officer employees, investment bankers, attorneys, accountants, other advisors or representatives of, Hifn or any of its subsidiaries, will not, directly or indirectly:

•

solicit, initiate or knowingly encourage the submission of, any company takeover proposal, or take any other action to enable or knowingly facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any company takeover proposal,

•

enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or similar contract with respect to any company takeover proposal, or

•

enter into, participate in or continue any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or otherwise cooperate in any way with, any company takeover proposal.

In addition, under the Merger Agreement, Hifn has agreed that it will immediately cease, and will cause its and its respective subsidiaries, attorneys, accountants, investment bankers, financial advisors, agents and other representatives to cease, any and all existing discussions or negotiations with respect to any company takeover proposal.

Under the Merger Agreement, Hifn is obligated to notify Exar in writing within 24 hours after receiving any company takeover proposal. The notice must include the terms and conditions of such proposal, and the identity of the person making the proposal. Hifn also must keep Exar fully informed in all material respects of the status, including any change to the financial terms or other substantive change to the terms, of any such company takeover proposal or inquiry and provide to Exar as soon as practicable after receipt or delivery thereof with copies of all drafts and final versions (and any amendments thereto) of agreements (including schedules and exhibits thereto), correspondence containing substantive information with respect to such company takeover proposal and other substantive materials sent or provided to Hifn from any third party in connection with any company takeover proposal or sent or provided by Hifn to any third party in connection with any company takeover proposal (unless previously provided to Exar).

Notwithstanding the prohibitions described above, if Hifn receives an unsolicited bona fide written company takeover proposal made after the Merger Agreement was executed, Hifn is permitted to participate or engage in discussions or negotiations with, and provide information to, the party making the company takeover proposal as long as:

•

a majority of the directors of the Hifn board of directors reasonably determines in good faith, after consulting with and receiving advice from outside legal counsel and a nationally recognized financial advisor, that such company takeover proposal constitutes or would reasonably be expected to result in a superior company proposal;

•

a majority of the directors of the Hifn board of directors reasonably determines in its good faith judgment, after consultation with and receipt of the advice from outside legal counsel, that the failure to participate or engage in discussions or negotiations with, and provide information to, the party making the proposal would reasonably be expected to result in a breach of their fiduciary duties to the Hifn stockholders under Delaware law;

•	Hifn has provided 48 hours prior written notice of its decision to take such action to Exar and its compliance with the provisions described in the preceding paragraph;

•	such company takeover proposal did not result from a breach of the no solicitation provisions described in this section; and

•

prior to providing any such information, the person making the proposal to acquire Hifn enters into a confidentiality agreement containing terms at least as restrictive as the terms of the confidentiality agreement between Exar and Hifn (provided that such confidentiality agreement shall not prohibit Hifn from complying with the no solicition provisions in the Merger Agreement or include any right to exclusivity) and, contemporaneously with furnishing any nonpublic information to such person that has not previously been provided to Exar, Hifn furnishes any such nonpublic information to Exar.

A “company takeover proposal” for purposes of the Merger Agreement means any proposal or offer made by a third party (other than the Offer and the Merger):

•

for a merger, consolidation, share exchange, business combination, dual listed structure, liquidation, dissolution, joint venture, recapitalization, reorganization or other similar transaction involving Hifn,

•	for the issuance by Hifn of more than 15% of its voting equity securities as consideration for the assets or securities of another person,

•

to acquire in any manner, directly or indirectly, more than 15% of the voting equity securities or assets or businesses that represent or constitute more than 15% of the revenues or assets of Hifn and its subsidiaries taken as a whole, or

•

to lease, mortgage, pledge or otherwise transfer (including through any arrangement having substantially the same economic effect of a sale of assets) assets or businesses that represent or constitute more than 15% of the revenues or assets of Hifn and its subsidiaries taken as a whole, in a single transaction or a series of transactions.

A “superior company proposal” for purposes of the Merger Agreement means any bona fide written proposal made by a third party to acquire more than 66-2/3% of the voting equity securities of Hifn, pursuant to a tender offer or exchange offer, a merger or a consolidation,

•

on terms which a majority of the directors of the Hifn board of directors reasonably determines in good faith, after consultation with and receipt of advice from outside counsel and a financial advisor of nationally recognized reputation, to be superior from a financial point of view to the Hifn stockholders than the Offer and the Merger, taking into account all the terms and conditions of such proposal and the Merger Agreement (including any proposal by Exar to amend the terms of the Offer and the Merger or the Merger Agreement),

•

that is not subject to any financing condition or financing contingency (and does not contain a reverse break-up fee payable, among other circumstances, in the event of any failure to obtain any financing which effectively limits the acquiring party’s liability in the event that financing is not obtained) or “due diligence” contingency, and

•	that is reasonably capable of being completed, taking into account all financial, regulatory, legal, timing and other aspects of such proposal.

Changes of Recommendation

The Merger Agreement contemplates that the Hifn board of directors will provide the Hifn Recommendation. The Hifn board of directors or any committee thereof may not (any of the following being an “adverse recommendation change”):

•

withdraw, change, qualify or modify (or change its approval or recommendation to a “neutral” position), in a manner adverse to Exar or Offeror or propose publicly to withdraw, change, qualify or modify (or change its approval or recommendation to a “neutral” position), in a manner adverse to Exar or Offeror, its approval or recommendation of the Merger Agreement, the Offer or the Merger, or fail to recommend to the Hifn stockholders that they accept the Offer and tender their Shares pursuant to the Offer and that the Hifn stockholders vote in favor of the Merger or fail to include such recommendations in the Schedule 14D-9 or the prospectus/offer to exchange, or resolve to do any of the foregoing; or

•

approve, endorse or recommend (or take a “neutral” position or no position with respect to), or propose publicly to approve, endorse or recommend (or take a “neutral” position or no position with respect to), any company takeover proposal, or resolve to do any of the foregoing.

Further, the Hifn board of directors or any committee thereof may not approve, adopt or recommend, or propose publicly to approve, adopt or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or similar contract with respect to any company takeover proposal or resolve to do any of the foregoing.

Notwithstanding the foregoing, the Hifn board of directors may (i) make an adverse recommendation change in response to an intervening event, (ii) make an adverse recommendation change in response to a superior company proposal or (iii) terminate the Merger Agreement in response to a superior company proposal in order to enter into a definitive agreement providing for the superior company proposal, in each case if (prior to the purchase of Shares in the Offer):

•

the Hifn board of directors has received a superior company proposal that did not result, directly or indirectly or proximately, from a breach of the no solicition provisions of the Merger Agreement, or an intervening event has occurred;

•

in light of the superior company proposal or the intervening event, as the case may be, a majority of the directors of the Hifn board of directors shall have reasonably determined in its good faith judgment, after consultation with and receipt of the advice from outside legal counsel and consultation with and receipt of financial or valuation advice from a financial advisor of nationally recognized reputation, that failure to make an adverse recommendation change or to terminate the Merger Agreement, as applicable, would reasonably be expected to result in a breach of its fiduciary duties to the Hifn stockholders under Delaware law (any such determination, a “Withdrawal Determination”);

•

Hifn has notified Exar in writing that it has made a Withdrawal Determination (any such notice, a “Triggering Notice”) and provided Exar a copy of the documents and/or agreements providing for the superior company proposal (including any other documents or agreements referred to in or to be entered into in connection with the superior company proposal) or described the intervening event in reasonable detail, as the case may be;

•

at least five business days shall have passed following receipt by Exar of the Triggering Notice (such time period, the “Notice Period”), and during the Notice Period, if requested by Exar, Hifn shall have negotiated in good faith with Exar to permit Exar to make a proposal or to amend the terms of the Offer, the Merger or the Merger Agreement;

•

at the end of the Notice Period, and taking into account any proposals (including any proposal to amend the terms of the Offer, the Merger or the Merger Agreement) made by Exar since receipt of the Triggering Notice, the superior company proposal remains a superior company proposal and the Hifn board of directors has again made a Withdrawal Determination in response to the superior company proposal or the intervening event is continuing and the Hifn board of directors has again made a Withdrawal Determination in response to the intervening event;

•	Hifn is in compliance in all material respects with the no solicitation provisions of the Merger Agreement with respect to the superior company proposal or intervening event; and

•

Hifn (i) has paid the termination fee to Exar pursuant to the termination provisions of the Merger Agreement and immediately after the termination enters into a definitive agreement providing for the superior company proposal (in the case of a termination of the Merger Agreement) or (ii) has set aside, for immediate payment, the funds for the fee due under the Merger Agreement (in the case of an adverse recommendation change).

An “intervening event” for purposes of the Merger Agreement means a material favorable change in the business of Hifn and its subsidiaries taken as a whole, or a material adverse change in the business of Exar and its subsidiaries taken as a whole, arising after the date of the Merger Agreement, which is unknown to, nor reasonably foreseeable by, the Hifn board of directors as of or prior to the date of the Merger Agreement and becomes known to or by the Hifn board of directors prior to the closing of the Offer. However, in no event shall the receipt of a company takeover proposal or superior company proposal constitute an intervening event.

Subject to the provisions regarding adverse recommendation changes described above, nothing in the Merger Agreement prohibits Hifn or its board of directors from issuing a “stop-look-and listen communication” pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking and disclosing to the Hifn stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or otherwise disclosing any information to the Hifn stockholders if, in the reasonable and good faith judgment of a majority of the directors of the Hifn board of directors, after consultation with and receipt of advice from outside legal counsel, failure to so disclose would reasonably be expected to result in a breach of their fiduciary duties to the Hifn stockholders under Delaware law.

Stockholder Approval

If required by the DGCL, Hifn has agreed to convene a meeting of its stockholders as soon as practicable after the closing of the Offer, in order to effect the Merger. In connection therewith, Hifn has agreed to prepare and file with the SEC a proxy statement and take such other steps as necessary to properly effect the stockholder meeting and obtain the requisite stockholder approval.

Conduct of Business Before Completion of the Merger

Restrictions on Hifn’s Operations

The Merger Agreement provides for certain restrictions on Hifn’s and its subsidiaries’ activities until either the completion of the Merger or the termination of the Merger Agreement. In general, Hifn is required to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use its best efforts to preserve intact its current business organization, pay its debts and taxes when due, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the completion of the Merger. In addition, unless otherwise approved in writing by Exar, Hifn and its subsidiaries may not, among other things (subject to limited exceptions set forth in the Merger Agreement or Hifn’s disclosure letter):

•

declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of Hifn to its parent;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•

purchase, redeem or otherwise acquire any shares of capital stock of Hifn or any subsidiary of Hifn or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

•

issue, deliver, sell or grant any shares of its capital stock, any bonds, debentures, notes or other indebtedness of Hifn having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote (“Voting Company Debt”) or other voting securities, any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

•	amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

•

acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in or business or any corporation, partnership, joint venture, association or other business organization or entity or division thereof or any assets that are material, individually or in the aggregate, to Hifn and its subsidiaries, taken as a whole;

•	grant to any employee, officer or director of Hifn or any of its subsidiaries any increase in compensation;

•	grant to any employee, officer or director of Hifn or any of its subsidiaries any increase in severance or termination pay;

•

enter into any employment, consulting, indemnification, severance, retention, change in control, or termination agreement with any employee, independent contractor, officer or director of Hifn or any of its subsidiaries;

•	establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Hifn benefit plan;

•

grant or amend any awards under any Hifn benefit plan (including the grant of any equity or equity-based or related compensation) or remove or modify existing restrictions in any Hifn benefit plan or awards made thereunder;

•

take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Hifn benefit plan;

•

make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Hifn, except insofar as may be required by a change in GAAP after consultation with and receipt of advice from Hifn’s independent auditors;

•

sell (other than to customers in the ordinary course of business consistent with past practice), lease (as lessor), license or otherwise dispose of or subject to any lien any properties or assets that are material, individually or in the aggregate, to Hifn and its subsidiaries, taken as a whole;

•

incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Hifn or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other person, other than to or in Hifn or any direct or indirect wholly-owned subsidiary of Hifn;

•	make or agree to make any new capital expenditure or capital expenditures that in the aggregate are in excess of $250,000;

•

(i) make, change or rescind any tax election or settle or compromise any tax liability or refund, (ii) change any tax accounting period or method or file any amended tax return, (iii) surrender any right to claim a refund of taxes, or consent to any extension or waiver of the limitations period for the assessment of taxes, (iv) take any action outside the ordinary course of business if taking such action would affect the tax liability of Hifn or any of its subsidiaries after the closing of the Merger, or (v) change the tax residency of Hifn or any of its subsidiaries;

•

sell, transfer, assign, license, encumber or otherwise dispose of to any third party any Hifn intellectual property (including pursuant to a sale-leaseback transaction or securitization), or otherwise amend, modify or waive any rights to, any Hifn intellectual property;

•	change its cash management policies, including accelerating the collection of accounts receivable or deferring the payment of accounts payable;

•

pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Hifn included in Hifn’s filings with the SEC or incurred in the ordinary course of business consistent with past practice;

•	cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

•	waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Hifn or any of its subsidiaries is a party;

•

settle any suit, action, hearing, investigation, inquiry, claim, charge, action, arbitration, governmental investigation or other legal or administrative proceeding requiring payments in excess of $50,000 or that would in any manner restrict the operation of the business of Hifn or any of its subsidiaries;

•

make any increase in staffing levels at Hifn’s headquarters over those in effect on the date hereof (other than as contemplated in any outstanding offer letters that are in existence prior to the date hereof and copies of which have been provided to Exar prior to the date hereof) or make any increase in staffing levels outside Hifn’s headquarters with respect to Hifn or any of its subsidiaries other than in the ordinary course of business consistent with past practice;

•	enter into a new line of business or make any material change in the line of business in which it engages as of the date of the Merger Agreement;

•

(i) amend, modify, waive, renew or terminate any material contact or any provision thereof; (ii) enter into, amend, modify, waive, renew or terminate any contract with any affiliate of Hifn or a subsidiary of Hifn; or (iii) enter into any contract that (x) if entered into prior to the date of the Merger Agreement, would constitute a material contract, (y) would be required to be filed as an Exhibit to Forms 10-K, 10-Q or 8-K under the Exchange Act or (z) would represent a contract with Hifn or a subsidiary of Hifn with an annual dollar amount received or paid in excess of $50,000 or an aggregate dollar amount of $300,000; or

•	agree, authorize or otherwise take any of the foregoing actions.

Additionally, Exar and Hifn have agreed not to (nor to permit any of their respective subsidiaries to) take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of such party in the Merger Agreement or related agreements to which it is a party becoming untrue, any covenant of such party set forth in the Merger Agreement or any related agreement failing to be performed or any of the Offer Conditions, or any condition to the Merger set forth in the Merger Agreement, not being satisfied.

Advice of Changes

Exar and Hifn have agreed to promptly advise the other orally and in writing of the occurrence of any event described above or any change or event that has or could reasonably be expected to have a Company Material Adverse Effect, in the case of Hifn, or a Parent Material Adverse Effect, in the case of Exar. Further, Hifn has agreed, to the extent permitted by law, promptly provide Exar and Offeror with copies of all filings made by Hifn with any governmental entity in connection with the Merger Agreement and the transactions contemplated thereby.

Access

The Merger Agreement provides that prior to the effective time of the Merger, Hifn will afford to Exar and its representatives reasonable access during normal business hours to all of Hifn’s and its subsidiaries’ employees, properties and other facilities and to all of Hifn’s and its subsidiaries’ books.

Additional Agreements

Under the Merger Agreement, Exar and Hifn are required to reasonably cooperate to:

•	obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts;

•	obtain all consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign law or regulation;

•

obtain any government approvals, consents or orders required for the consummation of the Offer or the closing of the Merger under the HSR Act (if required), and any other federal, state or foreign law or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (“antitrust laws”);

•	obtain the expiration of any applicable waiting period under any antitrust laws;

•	execute and deliver any additional instruments necessary to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement; and

•

defend any lawsuits or other legal proceedings challenging the Merger Agreement or the transactions contemplated thereby and to seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and could restrict, prevent or prohibit the consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement.

Under the Merger Agreement, Exar and Hifn must consult with and consider in good faith the views of the other party in connection with any proposed communication in connection with proceedings under or relating to any antitrust laws.

Hifn Benefit Plans

Stock Options, Restricted Stock Units and ESPP

Hifn maintains two equity incentive plans, the Hifn 1996 Equity Incentive Plan (the “1996 Plan”) and the Hifn 2001 Nonstatutory Stock Option Plan (the “2001 Plan” and collectively with the 1996 Plan, the “Company Stock Plans”), and the Hifn Amended and Restated 1998 Employee Stock Purchase Plan (the “ESPP”). As soon as practicable following the date of the Merger Agreement and in all events prior to the effective time of the Merger, the Hifn board of directors (or, if appropriate, any committee administering the Company Stock Plans) will adopt resolutions or take whatever actions are required to:

•	terminate and cancel all outstanding stock options and restricted stock unit awards effective as of the effective time of the Merger and terminate the Company Stock Plans;

•	make such other changes to the Company Stock Plans as it deems appropriate to give effect to the Merger (subject to the approval of Exar, which shall not be unreasonably withheld);

•	ensure that the conversion of the Shares held by any director or officer of the Company will be eligible for exemption under Rule 16b-3(e); and

•

provide that the “offering period” in progress as of the date of the Merger Agreement under the ESPP shall be shortened in accordance with Section 19(c) of the ESPP (including the provision of notices to the ESPP participants as prescribed therein), that no new offering periods shall commence under the

ESPP at any time on or after the date of the Merger Agreement, that no new participants shall be permitted to begin participating in the ESPP on or after the date of the Merger Agreement, that no current participants in the ESPP shall be permitted to increase their rate of contributions under the ESPP on or after the date of the Merger Agreement, and that the ESPP shall terminate prior to the effective time of the Merger.

Under the terms of the 2001 Plan, each outstanding unvested option granted under the 2001 Plan will become fully vested and exercisable in connection with, and immediately prior to the effective time of the Merger. Under the terms of the 1996 Plan, each outstanding unvested option and unvested restricted stock unit granted under the 1996 Plan will not be entitled to any such acceleration of vesting. At the effective time of the Merger and without any action on the part of any holder of such stock options, each option outstanding under the Company Stock Plans that has not previously been exercised, and each restricted stock unit outstanding under the 1996 Plan that has not been previously settled, shall be terminated and cancelled as of the effective time of the Merger.

401(k) Plan

Hifn will adopt, or will cause to be adopted, all necessary corporate resolutions to terminate the Hifn 401(k) Plan (“401(k) Plan”), effective as of no later than one day prior to the date on which Hifn would be deemed an ERISA affiliate of Exar or Offeror (but such termination may be contingent upon the consummation of the Merger). Immediately prior to such termination, Hifn will make all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for employer matching contributions (if any) for the period prior to termination.

Other Hifn Benefit Plans

The employees of Hifn and its subsidiaries employed primarily in the United States who remain in the employment of the Surviving Corporation following the Merger and its subsidiaries or who become employees of Exar or one of its subsidiaries (the “Continuing Employees”) shall receive employee benefits on substantially the same terms as benefits are provided to similarly situated employees of Exar and its subsidiaries for up to six (6) months after the effective time of the Merger. With respect to any welfare plan maintained by Exar in which Continuing Employees are eligible to participate after the effective time of the Merger, Exar shall, and shall cause the Surviving Corporation to, subject to the terms of the applicable plan and any required approval of the applicable insurance provider, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of Hifn and its subsidiaries prior to the effective time of the Merger and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the effective time of the Merger in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

Board Appointment

Pursuant to the terms of the Merger Agreement and subject to the requirements of the Exchange Act, promptly following the consummation of the Offer, Hifn has agreed to take all actions necessary to cause such number of persons designated by Offeror to be appointed to the Hifn board of directors as will give Offeror representation on the Hifn board of directors equal to the ratio of the number of Shares purchased by Offeror in the Offer to the total number of Shares outstanding. Hifn has also agreed to cause persons designated by Offeror to constitute a majority of each committee of the Hifn board of directors. Notwithstanding the foregoing, Hifn has agreed to use all reasonable efforts to ensure that at least three of the members of the Hifn board of directors who qualify as independent directors for purposes of the continued listing requirements of NASDAQ and SEC rules and regulations to remain members of the Hifn board of directors until the consummation of the Merger in order to take certain actions with respect to the Merger Agreement and the Offer and the Merger. Further, following the time directors designated by Offeror are elected or appointed to the Hifn board of directors and prior to the effective time of the Merger, the affirmative vote of a majority of the three independent directors shall be required to amend or terminate the Merger Agreement on behalf of Hifn, exercise or waive any of Hifn’s rights or remedies thereunder, or extend the time for performance of Exar’s or Offeror’s obligations thereunder.

In addition, Exar has agreed to take all necessary action to appoint Mr. Albert Sisto to Exar’s Board of Directors effective and contingent on the consummation of the Merger.

Directors’ and Officers’ Indemnification

Under the Merger Agreement, Exar will cause the Surviving Corporation to indemnify and hold harmless, to the fullest extent required or permitted under applicable law, each current and former director and officer of Hifn and its subsidiaries against liabilities in connection with claims based on or arising out of the fact that such person is or was such an officer or director or pertaining to the Merger Agreement. In addition, for a period of six years following the effective time of the Merger, the organizational documents of the ultimate surviving company must contain provisions no less favorable with respect to indemnification and exoneration of present and former directors and officers of Hifn and its subsidiaries with respect to matters occurring through the effective time of the Merger than are presently set forth in Hifn’s certificate of incorporation and bylaws.

For six years after the effective time of the Merger, the Surviving Corporation will maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Hifn. However, if the annual aggregate premium payments for this insurance exceed $176,300, Exar shall only be obligated to cause the Surviving Corporation to provide such coverage as shall be available at an annual premium equal to $176,300.

Under the Merger Agreement, instead of the insurance described above, effective as of the effective time of the Merger, Exar or Hifn may purchase a directors’ and officers’ liability insurance “tail” insurance program for a period of six years after the effective time with respect to wrongful acts or omissions committed or allegedly committed at or prior to the effective time of the Merger. In the event that Hifn purchases such a “tail” policy prior to the effective time of the Merger, Exar shall cause the Surviving Corporation to maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder.

Termination of the Merger Agreement

Termination by Exar, Offeror, or Hifn

The Merger Agreement may be terminated at any time before the effective time of the Merger:

•	by mutual written consent of Exar, Offeror and Hifn;

•	by either Exar or Hifn, if:

•

any court of competent jurisdiction in the United States or other governmental entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; or

•

the Offer expires without the Offeror having purchased any Shares or the purchase of Shares pursuant to the Offer has not been consummated by the date that is six months after the date of the Merger Agreement, but (i) if all Offer conditions are satisfied by the date that is six months after the date of the Merger Agreement other than certain conditions relating to regulatory filings, then such date shall be extended to the date that is nine months after the date of the Merger Agreement and (ii) such termination right is not available to any party whose breach of any provision of the Merger Agreement is the primary reason that the purchase of Shares pursuant to the Offer has not occurred by the date that is six months or nine months after the date of the Merger Agreement.

Termination by Hifn

Hifn may terminate the Merger Agreement if:

•

Hifn resolves to accept a superior company proposal after complying with the no-shop provisions with respect to such superior company proposal described above under “— No Solicitation of Other Offers by Hifn”;

•

Exar or Offeror breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement or any related agreements, which breach or failure to perform (i) would give rise to a material breach of Exar’s due authority representation or would give rise to a breach of any of the other representations or warranties of Exar that would result in a Parent Material Adverse Effect or would give rise to a material breach of any covenants or agreements of Exar and (ii) cannot be or has not been cured within 20 days after the giving of written notice to Exar of such breach (provided that Hifn is not then in material breach of any representation, warranty or covenant in the Merger Agreement or any related agreement).

“Parent Material Adverse Effect” means (A) any change, effect, event, occurrence or state of facts that, taken alone or together with any other related or unrelated changes, effects, events, occurrences or states of facts that exist on the date of determination, (i) is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of Exar and its subsidiaries, taken as a whole, other than any change, effect, event, occurrence, state of facts or development (a) relating to general market, economic or political conditions (or changes therein) in the United States, in any country in which Exar or any of its subsidiaries conducts business or in the global economy, (b) relating to the industry in which Exar operates in general and not disproportionately affecting Exar and its subsidiaries, taken as a whole, (c) any changes resulting from, arising out of or related to the announcement of the execution of the Merger Agreement or the pendency of the Offer and/or the Merger, (d) any changes resulting from any actions taken by Exar or its subsidiaries that are expressly requested or consented to by Hifn, (e) changes in the Exar Common Stock price or the trading volume of the Exar Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (f) any failure by Exar to meet any published analyst estimates or expectations of Exar’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Exar to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), and (g) the filing, defense or settlement of any stockholder class action or derivative litigation commenced against Exar or its directors on or after the date of the Merger Agreement to the extent based on allegations that (1) either Exar’s entry into the Merger Agreement or the terms and conditions of the Merger Agreement or any other agreements between Hifn and Exar entered into prior to the date hereof and relating to the Merger Agreement constituted a breach of the fiduciary duties of Exar’s board of directors or (2) there has been one or more violations of securities laws in connection with the Form S-4, the Schedule TO or the Offer documents, or (B) a material adverse effect on the ability of Exar or Offeror to consummate the Offer, the Merger and the other transactions.

Termination by Exar and Offeror

Under the Merger Agreement, Exar and Offeror may terminate the Merger Agreement if:

•

Hifn fails to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Hifn to be performed or complied with by it under the Merger Agreement, which failure is not cured within 20 calendar days after the giving of written notice to Hifn of such breach (provided that Exar is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement or any related agreement);

•

Hifn (i) breaches its representations and warranties regarding capital structure, authority, execution and delivery and enforceability, 280G payments, debt instruments and Rule 14d-10 matters that are qualified as to materiality such that such representations and warranties are not true and correct and those not so qualified are not true and correct in all material respects (with respect to the figures in the representations regarding capital structure, “in all material respects” shall mean that such figures are accurate, in the aggregate, to within 75,000 shares), as of the date of the Merger Agreement and as of the Expiration Date as though made on the Expiration Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case on and as of such earlier date) or (ii) breaches any of its other representations or warranties contained in the Merger Agreement or any related agreement such that the representations and warranties of Hifn in the Merger Agreement are not true and correct as of the date of the Merger Agreement and as of the Expiration Date as though made on the Expiration Date, and the failure of any such representations and warranties to be so true and correct has resulted in, or could reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect; and such breach cannot be or has not been cured within 20 days after the giving of written notice to Hifn of such breach (provided that Exar is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement or any related agreement);

•	Hifn materially breaches the no solicitation provision discussed in “— No Solicitation of Other Offers by Hifn,” and the breach has more than an immaterial effect on Exar or Offeror;

•	an adverse recommendation change has occurred;

•

the Hifn board of directors or any committee thereof fails to recommend to the Hifn stockholders that they accept the Offer and include such recommendation in the Schedule 14D-9 and/or give the vote in favor of the Merger and include such recommendation in any proxy statement; or

•

the Hifn board of directors fails to publicly reaffirm its recommendation of the Merger Agreement, the Offer, the Merger or the other Transaction within 5 business days (or less time under specified circumstances) of receipt of a written request by Exar to provide such reaffirmation.

“Company Material Adverse Effect” means any change, effect, event, occurrence or state of facts that, taken alone or together with any other related or unrelated changes, effects, events, occurrences or states of facts that exist on the date of determination, (i) is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of Hifn and its subsidiaries, taken as a whole, other than any change, effect, event, occurrence, state of facts or development (a) relating to general market, economic or political conditions (or changes therein) in the United States, in any country in which Hifn or any of its subsidiaries conducts business or in the global economy, (b) relating to the industry in which Hifn operates in general and not disproportionately affecting Hifn and its subsidiaries, taken as a whole, (c) any changes resulting from, arising out of or related to the announcement of the execution of the Merger Agreement or the pendency of the Offer and/or the Merger, (d) any changes resulting from any actions taken by Hifn or its subsidiaries that are expressly requested or consented to by Exar or Offeror, (e) the failure to take action as a result of any restrictions or prohibitions set forth in under “— Restrictions on Hifn’s Operations” above with respect to which Exar has refused, upon Hifn’s written request, to provide a waiver, (f) changes in Share price or the trading volume of Shares, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (g) any failure by Hifn to meet any published analyst estimates or expectations of Hifn’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Hifn to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), and (h) the filing, defense or settlement of any stockholder class action or derivative litigation commenced against Hifn or its directors on or after the date of the Merger Agreement to the extent based on allegations that (1) either Hifn’s entry into this Agreement or the terms and conditions of this Agreement or any other agreements between Hifn and Exar entered into prior to the date hereof and relating to the Merger Agreement constituted a breach of the fiduciary duties of Hifn’s board of directors or (2) there has been one or more violations of securities laws in connection with the Schedule 14D-9 or the Offer Documents, or (ii) prevents or materially impedes or materially delays the ability of Hifn to consummate the Merger and the other transactions.

Termination Fees and Expenses

Except as set forth below, all fees and expenses incurred in connection with the Merger Agreement, the Offer, and the Merger will be paid by the party incurring the same.

Hifn Termination Fees

The Merger Agreement provides that Hifn will pay Exar a termination fee of $2.2 million if:

•

Exar terminates the Merger Agreement as a result of (i) Hifn’s material breach having more than an immaterial effect on Exar or Offeror of the no solicitation provision discussed in “— No Solicitation of Other Offers by Hifn”; (ii) the occurrence of an adverse recommendation change; (iii) the failure of the Hifn board of directors or any committee thereof to recommend to the Hifn stockholders that they accept the Offer and include such recommendation in the Schedule 14D-9 and/or give vote in favor of the Merger and include such recommendation in any proxy statement; or (iv) the failure of the Hifn board of directors to publicly reaffirm its recommendation of the Merger Agreement, the Offer, the Merger or the other Transaction within 5 business days (or less time under specified circumstances) of receipt of a written request by Exar to provide such reaffirmation; or

•	Hifn terminates the Merger Agreement pursuant to accept a superior company proposal after compliance with the no solicitation provisions in the Merger Agreement; or

•

a company takeover proposal involving Hifn has been publicly disclosed or otherwise communicated to Hifn or its stockholders and thereafter either (i) Exar or Hifn terminates the Merger Agreement under circumstances described in the fourth bullet point in “— Termination by Exar, Offeror or Hifn” above and within 12 months after termination Hifn enters into a definitive agreement with respect to a qualified takeover proposal or consummates such a transaction or (ii) Exar terminates the Merger Agreement due to a material breach or failure to perform by Hifn of its representations, warranties, covenants or agreements under the Merger Agreement and within 6 months after termination Hifn enters into a definitive agreement with respect to a qualified takeover proposal or consummates such a transaction.

A “qualified takeover proposal” means any proposal or offer made by a third party (i) for a merger, consolidation, share exchange, business combination, dual listed structure, liquidation, dissolution, joint venture, recapitalization, reorganization or other similar transaction involving Hifn pursuant to which the stockholders of Hifn immediately preceding such transaction shall not hold securities representing 50% or more of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity), (ii) for the issuance by Hifn of 50% or more of its voting equity securities as consideration for the assets or securities of another person, (iii) to acquire in any manner, directly or indirectly, 50% or more of the voting equity securities or assets or businesses that represent or constitute 50% or more of the revenues or assets of Hifn and its subsidiaries taken as a whole or (iv) to lease, mortgage, pledge or otherwise transfer (including through any arrangement having substantially the same economic effect of a sale of assets) assets or businesses that represent or constitute 50% or more of the revenues or assets of Hifn and its subsidiaries taken as a whole, in a single transaction or a series of transactions.

The Merger Agreement further provides that Hifn will pay Exar its expenses actually incurred in connection with the Offer and Merger, up to a maximum of $750,000, in the event the Merger Agreement is terminated by Exar (i) because the Merger Agreement is terminated under circumstances described in the fourth bullet point in

“— Termination by Exar, Offeror or Hifn” above or (ii) due to a material breach or failure to perform by Hifn of its representations, warranties, covenants or agreements under the Merger Agreement. If at or after the time Hifn has paid Exar such expenses, Hifn becomes obligated to pay the termination fee described above, the amount of the termination fee payable by Hifn shall be reduced dollar for dollar by the amount of expenses already paid by Hifn.

Effect of Termination

In the event of termination of the Merger Agreement prior to the effective time of the Merger in accordance with the terms of the Merger Agreement, the Merger Agreement will become void, and there shall be no liability or further obligation on the part of Exar, Offeror or Hifn, or their respective directors, officers or stockholders, other than the payment of fees and expenses described above under “—  Termination Fees and Expenses” and certain general provisions which will survive the termination.

Amendments, Extensions and Waivers

Amendments

The Merger Agreement may be amended by the parties at any time before or after any Hifn stockholder approval has been obtained; provided that after the Hifn stockholders adopt the Merger Agreement and approve the Merger, the Merger Agreement cannot be amended if by law further approval of the stockholders is required, without such approval.

Extensions and Waivers

Under the Merger Agreement, at any time prior to the effective time of the Merger, any party may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties; or

•	waive compliance by the other parties with any of the agreements or conditions contained in the Merger Agreement.

Tender and Voting Agreement

The following is a summary description of the material provisions of the Tender and Voting Agreement. This summary is qualified in its entirety by reference to the complete text of the Tender and Voting Agreement, which is attached as Annex B to this prospectus/offer to exchange and incorporated by reference into this prospectus/offer to exchange. All Hifn stockholders are urged to read the Tender and Voting Agreement in its entirety.

Concurrently with the execution of the Merger Agreement, in order to induce Exar to enter into the Merger Agreement, certain executive officers and directors of Hifn entered into a Tender and Voting Agreement with Exar.

Representations and Warranties

The Tender and Voting Agreement contains a number of customary representations of the stockholders relating to each stockholder’s ability to enter into the Tender and Voting Agreement and the ownership of each stockholder’s Shares, including:

•	authority, execution and delivery and enforceability;

•	no conflict and required filings and consents;

•	ownership of and title to Shares; and

•	no brokers.

Covenants

The Tender and Voting Agreement provides, among other things, that all of the persons that are subject to the terms of the Tender and Voting Agreement will:

•	tender all of their Shares into the Offer promptly after commencement of the Offer and will not withdraw such Shares from the Offer;

•

vote all of their outstanding Shares at any meeting of Hifn stockholders in favor of the Merger Agreement and any other matter that could reasonably be expected to facilitate the consummation of the Merger and any other transactions contemplated by the Merger Agreement;

•

vote all of their outstanding Shares at any meeting of Hifn stockholders against (i) any company takeover proposal or (ii) any merger, consolidation, sale of assets, recapitalization or other business combination or (iii) any amendment to Hifn’s organizational documents or other transaction that would impede or prevent the Merger or any transaction contemplated by the Merger Agreement or would change the voting rights of Hifn capital stock;

•

grant an irrevocable proxy to Exar to vote all of their Shares at any meeting of Hifn stockholders, allowing Exar to vote to approve the Merger Agreement and any other matter that could reasonably be expected to facilitate the consummation of the Merger and any other transactions contemplated by the Merger Agreement and against any company takeover proposal;

•

agree to not, directly or indirectly, sell, assign, transfer (including by operation of law), pledge, dispose of or otherwise encumber any Shares, grant a proxy or enter into a voting agreement inconsistent with the Tender and Voting Agreement with respect to Shares, enter into any contract with respect to the disposition of any Shares or take any action that would make any representation or warranty of such stockholder materially untrue or incorrect or that would prevent the stockholder from performing his obligations under the Tender and Voting Agreement; and

•	waive, and agree not to exercise or assert, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

Termination

The obligations of the stockholders under the Tender and Voting Agreement terminate upon the earlier of the effective time of the Merger or the termination of the Merger Agreement.

On February 23, 2009, the stockholders subject to the Tender and Voting Agreement held (either beneficially or of record) an aggregate of 817,883 Shares and options to purchase 946,117 Shares held by such stockholders and exercisable within 60 days of February 20, 2009, or approximately 11.24% of the Shares as of February 20, 2009 (based upon 14,742,837 Shares outstanding as of February 20, 2009 and options to purchase 946,117 Shares held by such stockholders and exercisable within 60 days of February 20, 2009).

THE OFFER

Offeror is offering to exchange each outstanding Share for the Mixed Consideration or the All-Cash Consideration, at the election of the tendering Hifn stockholder subject to the conditions contained in this prospectus/offer to exchange and the accompanying letter of election and transmittal.

Offeror is making the Offer in order for Exar to acquire control of, and ultimately the entire equity interest in and all the outstanding shares of, Hifn. The Offer is the first step in Exar’s acquisition of Hifn and is intended to facilitate the acquisition of all of the outstanding Shares. Exar intends to complete the Merger as soon as possible after completion of the Offer.

Consideration

Under the terms of the Offer, each Hifn stockholder may elect to receive, for each outstanding Share validly tendered and not properly withdrawn in the Offer, at the election of the holder of such Share, either:

•	$1.60 in cash, without interest, and 0.3529 shares of Exar Common Stock (the “Mixed Consideration”), or

•	$4.00 in cash, without interest (the “All-Cash Consideration”),

subject in each case to the election procedures described in this prospectus/offer to exchange and the related letter of election and transmittal. Hifn stockholders who otherwise would be entitled to receive a fractional share of Exar Common Stock will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the closing price of Exar Common Stock on the NASDAQ Global Select Market on the date Offeror purchases Shares in the Offer. See “The Offer — Elections” for a detailed description.

The closing price of Exar Common Stock on the NASDAQ Global Select Market on March 4, 2009 was $5.61 per share. The value of the Mixed Consideration will fluctuate prior to the Expiration Date as the market price of Exar Common Stock changes.

Solely for purposes of illustration, the following table indicates the relative value of the Mixed Consideration and the All-Cash Consideration based on different assumed trading prices for the Exar Common Stock.

Assumed Exar Common Stock Price	Market Value of Mixed Consideration (Per Share Exchanged)	Value of All-Cash Consideration (Per Share Exchanged)
$5.00	$3.37	$4.00
$5.50	$3.54	$4.00
$6.00	$3.72	$4.00
$6.50	$3.89	$4.00
$7.00	$4.02	$4.00
$7.50	$4.25	$4.00
$8.00	$4.42	$4.00

The market prices of Exar Common Stock used in the above table are for purposes of illustration only. The price of Exar Common Stock fluctuates and may be higher or lower than in these examples at the time the Offer is completed.

Hifn stockholders should obtain current market quotations for shares of Exar Common Stock and the Shares before deciding whether to tender pursuant to the Offer and before electing the form of consideration they wish to receive. Please also see the section of this prospectus/offer to exchange entitled “Risk Factors.”

Elections

Hifn stockholders may elect to receive the Mixed Consideration or the All-Cash Consideration in exchange for each Share validly tendered and not withdrawn pursuant to the Offer, subject in each case to the election procedures described in this prospectus/offer to exchange and the related letter of election and transmittal, by indicating their elections in the applicable section of the letter of election and transmittal. The elections will not be subject to proration. If a Hifn stockholder decides to change its election after tendering its Shares, it must first properly withdraw the tendered Shares and then re-tender the Shares prior to the Expiration Date, with a new letter of election and transmittal that indicates the revised election.

Holders who otherwise would be entitled to receive a fractional share of Exar Common Stock will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the closing price of Exar Common Stock on the NASDAQ Global Select Market on the date Offeror purchases Shares in the Offer. Assuming Hifn holders elect the Mixed Consideration, all vested, in-the-money stock options are exercised and all incentive equity awards tender into the Offer, the Offeror estimates the amounts required to purchase the then outstanding Shares and fund transaction-related fees and expenses will approximate 6,411,918 shares of Exar Common Stock and $31,670,750 of cash. If under the same assumptions the Hifn holders elect the All-Cash Consideration, the Offeror estimates the amounts required to purchase the then outstanding Shares and fund transaction-related fees and expenses will approximate $75,276,876 of cash.

Consequences of Tendering with No Election

Hifn stockholders who tender their Shares but do not make an election will be deemed to have elected the All-Cash Consideration.

Top-Up Option

Subject to certain terms and conditions in the Merger Agreement, Offeror has an irrevocable option to purchase up to that number of Shares equal to the lowest number of Shares that, when added to the number of Shares collectively owned by Exar, Offeror and any of Exar’s other subsidiaries immediately following closing of the Offer, shall constitute one Share more than 90% of the Shares then outstanding (on a fully diluted basis, after giving effect to any exercise of such option) at a purchase price per Share equal to the All-Cash Consideration. The purchase price may be paid in cash or a full recourse promissory note. The Top-Up Option may not be exercised to the extent the aggregate number of Shares issuable upon exercise of the Top-Up Option would exceed the number of then-authorized but unissued Shares, or to the extent certain other conditions are not satisfied (or waived) by Hifn.

Distribution of Offering Materials

This prospectus/offer to exchange, the related letter of election and transmittal and other relevant materials will be delivered to record holders of Shares and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Hifn’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of Shares.

Expiration of the Offer

The Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of April 2, 2009, which is the “Initial Expiration Date,” unless further extended by Exar. “Expiration Date” means the Initial Expiration Date, unless and until Offeror has extended the period during which the Offer is open, subject to the terms and conditions of the Merger Agreement, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended by Offeror, will expire.

Extension, Termination and Amendment

Offeror may, without the consent of Hifn, from time to time extend the Offer for one or more periods if, at the scheduled Expiration Date, any of the conditions of the Offer shall not have been satisfied or waived until the time as such conditions are satisfied or waived. Offeror shall extend the Offer:

•

from time to time for one or more periods, if at the initial Expiration Date or any subsequent scheduled Expiration Date any of the conditions of the Offer have not been satisfied or waived, until such time as such conditions are satisfied or waived; but Offeror shall not be required to extend the Offer (A) if at the then scheduled Expiration Date any of the conditions of the Offer that are not then satisfied are not reasonably capable of being satisfied at or prior to the date that is six months (or in some cases nine months) after the date of the Merger Agreement (the “Outside Date”) or (B) beyond the Outside Date; and

•	for any period required by any rule, regulation, interpretation or position of the SEC or NASDAQ applicable to the Offer.

Except as described above, Offeror is not required under the Merger Agreement to exercise its right to extend the Offer, although it currently intends to do so until all conditions of the Offer have been satisfied or waived. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to each tendering Hifn stockholder’s right to withdraw its Shares. Hifn stockholders should read the discussion under “— Withdrawal Rights” for more details.

To the extent legally permissible, Offeror also reserves the right, in its sole discretion, at any time or from time to time:

•

to delay acceptance for exchange of any Shares pursuant to the Offer, or to terminate the Offer and not accept or exchange any Shares not previously accepted or exchanged, if any of the conditions of the Offer are not satisfied or waived prior to the Expiration Date or to the extent required by applicable laws;

•	to waive any condition, other than those not subject to waiver as set forth in “— Conditions of the Offer”; and

•	to otherwise amend the Offer in any respect;

provided, however, that Offeror may not (i) reduce the number of Shares subject to the Offer, (ii) reduce the consideration payable in the Offer, (iii) amend or waive the Minimum Condition, add to the conditions comprising the Offer Conditions or amend any condition comprising the Offer Conditions in any manner adverse, or that may reasonably be expected to be adverse, to the holders of Shares, (iv) except as described above, extend the Offer, (v) change the form of consideration payable in the Offer, (vi) otherwise amend the Offer in any manner that is, or that may reasonably be expected to be, adverse to the holders of Shares or (vii) extend the expiration of the Offer in a manner other than pursuant to and in accordance with the Merger Agreement without the prior written consent of Hifn.

In addition, Offeror may terminate the Offer and not exchange Shares that were previously tendered even if Offeror has accepted, but not paid for, Shares in the Offer, if at the Expiration Date the conditions of the Offer described below in “— Conditions of the Offer” are not met or waived.

Offeror will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which Offeror may choose to make any public announcement, Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release.

If Offeror materially changes the terms of the Offer or the information concerning the Offer, or if Offeror waives a material condition of the Offer, Offeror will extend the Offer to the extent legally required under the Exchange Act. If, prior to the Expiration Date, Offeror changes the percentage of Shares being sought or the consideration offered, that change will apply to all holders whose Shares are accepted for exchange pursuant to the Offer. If at the time notice of that change is first published, sent or given to Hifn stockholders, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, Offeror will extend the Offer until the expiration of that ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01  a.m. through 12:00 midnight, New York City time.

Subsequent Offering Period

Offeror may elect to provide subsequent offering periods of up to twenty (20) business days after the acceptance of shares of Hifn common stock in the offer in accordance with Rule 14d-11 under the Exchange Act if, on the Expiration Date, all of the conditions to the offer have been satisfied or waived, but the total number of shares of Hifn common stock that have been validly tendered and not withdrawn pursuant to the Offer, together with shares of Hifn common stock then directly or indirectly owned by Exar, is less than 90% of the total number of shares of Hifn common stock then outstanding. If Offeror exercises its right to use a subsequent offering period, Offeror will first consummate the exchange with respect to the shares validly tendered and not properly withdrawn in the initial offer period. Hifn stockholders will not have the right to withdraw any shares of Hifn common stock that Hifn stockholders tender in the subsequent offering period. If Offeror elects to provide a subsequent offering period, Offeror will make a public announcement to that effect no later than 9:00 a.m. New York City time on the next business day after the previously scheduled expiration.

Exchange of Shares; Delivery of Cash and Shares of Exar Common Stock

Exar has retained BNY Mellon Shareowner Services as the depositary and exchange agent for the Offer to handle the exchange of Shares for the offer consideration.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will accept for exchange, and will exchange, Shares validly tendered and not properly withdrawn promptly after the Expiration Date. In all cases, exchanges of Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the exchange agent of certificates for those Shares, or a confirmation of a book-entry transfer of those Shares into the exchange agent’s account at The Depository Trust Company (“DTC”), a properly completed and duly executed letter of election and transmittal, or an agent’s message in connection with a book-entry transfer, and any other required documents.

For purposes of the Offer, Offeror will be deemed to have accepted for exchange Shares validly tendered and not properly withdrawn if and when it notifies the exchange agent of its acceptance of those Shares pursuant to the Offer. The exchange agent will deliver any cash and shares of Exar Common Stock issuable in exchange for Shares validly tendered and accepted pursuant to the Offer as soon as practicable after receipt of such notice. The exchange agent will act as the agent for tendering Hifn stockholders for the purpose of receiving cash and shares of Exar Common Stock from Offeror and transmitting such cash and stock to the tendering Hifn stockholders. Hifn stockholders will not receive any interest on any cash that Offeror pays in the Offer, even if there is a delay in making the exchange.

If Offeror does not accept any tendered Shares for exchange pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted representing more Shares than are tendered for, Offeror will return certificates for such unexchanged Shares without expense to the tendering stockholder or, in the case of Shares tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures set forth below in “— Procedure for Tendering,” the Shares to be returned will be credited to an account maintained with DTC as soon as practicable following expiration or termination of the Offer.

Withdrawal Rights

Hifn stockholders can withdraw tendered Shares at any time until the Expiration Date and, if Offeror has not agreed to accept the Shares for exchange on or prior to the 60th day after the commencement date of the Offer, Hifn stockholders can thereafter withdraw their Shares from tender at any time after such date until Offeror accepts Shares for exchange.

For the withdrawal of Shares to be effective, the exchange agent must receive a written notice of withdrawal from the Hifn stockholder at one of the addresses set forth on the back cover of this prospectus/offer to exchange, prior to the Expiration Date. The notice must include the stockholder’s name, address, social security number, the certificate number(s), the number of Shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those Shares, and any other information required pursuant to the Offer or the procedures of DTC, if applicable.

A financial institution must guarantee all signatures on the notice of withdrawal, unless the Shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.

If Shares have been tendered pursuant to the procedures for book-entry transfer discussed under the section entitled “— Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates.

Offeror will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision shall be final and binding. None of Offeror, Exar, Hifn, the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, a Hifn stockholder may re-tender withdrawn Shares by following the applicable procedures discussed under the section “— Procedure for Tendering” or “— Guaranteed Delivery” at any time prior to the Expiration Date.

Procedure for Tendering

For a Hifn stockholder to validly tender Shares pursuant to the Offer:

•

a properly completed and duly executed letter of election and transmittal, along with any required signature guarantees and any other documents required by the letter of election and transmittal, and certificates for tendered Shares held in certificate form must be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus/offer to exchange before the Expiration Date;

•

an agent’s message in connection with a book-entry transfer, and any other required documents, must be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus/

offer to exchange, and the Shares must be tendered into the exchange agent’s account at DTC pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender, referred to as a “book-entry confirmation” must be received), in each case before the Expiration Date; or

•	the terms and conditions of the guaranteed delivery procedure set forth below under “— Guaranteed Delivery” must be met.

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the Shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of election and transmittal and that Offeror may enforce that agreement against such participant.

The exchange agent has established an account with respect to the Shares at DTC in connection with the Offer, and any financial institution that is a participant in DTC may make book-entry delivery of Shares by causing DTC to transfer such Shares prior to the Expiration Date into the exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, the letter of election and transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus/offer to exchange prior to the Expiration Date, or the guaranteed delivery procedures described below under “— Guaranteed Delivery” must be followed. Book-entry delivery of Shares may not be available. If book-entry delivery is not available, Hifn stockholders must tender Shares by means of delivery of Share certificates or pursuant to the guaranteed delivery procedures set forth below under “— Guaranteed Delivery.”

Signatures on all letters of election and transmittal must be guaranteed by an eligible institution, except in cases in which Shares are tendered either by a registered holder of Shares who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of election and transmittal or for the account of an eligible institution.

If the certificates for Shares are registered in the name of a person other than the person who signs the letter of election and transmittal, or if certificates for unexchanged Shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

The method of delivery of Share certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering Hifn stockholder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, Offeror recommends registered mail with return receipt requested, properly insured. In all cases, Hifn stockholders should allow sufficient time to ensure timely delivery.

Certain holders of Shares may be subject to U.S. federal backup withholding (currently, at a rate of 28%) of the amount payable to such holder pursuant to the Offer or the Merger. To prevent such backup withholding, each Hifn stockholder, other than a stockholder exempt from backup withholding as described below, must provide the exchange agent with its correct taxpayer identification number, certify that it is not subject to backup withholding of U.S. federal income tax by completing the Substitute IRS Form W-9 included in the letter of election and transmittal, and otherwise comply with the applicable requirements of the backup withholding rules. Certain stockholders (including, among others, all corporations and certain foreign persons) are not subject to these backup withholding and reporting requirements. In order for a foreign person to qualify as an exempt recipient, the stockholder must submit an IRS Form W-8BEN, or other applicable IRS Form W-8, signed under penalties of perjury, attesting to such person’s exempt status.

Each Hifn stockholder should read the discussion under “The Offer — Material U.S. Federal Income Tax Consequences — Backup Withholding” and should consult its own tax advisor for a full understanding of the application of the backup withholding rules to them as a result of the Offer and the Merger.

The tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between Offeror and the tendering Hifn stockholder upon the terms and subject to the conditions of the Offer.

Guaranteed Delivery

Hifn stockholders desiring to tender Shares pursuant to the Offer but whose certificates are not immediately available or cannot otherwise be delivered with all other required documents to the exchange agent prior to the Expiration Date or who cannot complete the procedure for book-entry transfer on a timely basis, may nevertheless tender Shares, as long as all of the following conditions are satisfied:

•	the tender is by or through an eligible institution;

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Offeror, is received by the exchange agent as provided below on or prior to the Expiration Date; and

•

the certificates for all tendered Shares (or a confirmation of a book-entry transfer of such shares into the exchange agent’s account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of election and transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message) and all other documents required by the letter of election and transmittal are received by the exchange agent at one of its addresses on the back cover of this prospectus within three trading days after the date of execution of such notice of guaranteed delivery.

A Hifn stockholder may deliver the notice of guaranteed delivery by hand, facsimile transmission or mail to the exchange agent at one of its addresses on the back cover of this prospectus/offer to exchange. The notice must include a guarantee by an eligible institution in the form set forth in the notice.

In all cases, Offeror will exchange Shares tendered and accepted for exchange pursuant to the Offer only after timely receipt by the exchange agent of certificates for Shares (or timely confirmation of a book-entry transfer of such shares into the exchange agent’s account at DTC as described above), a properly completed and duly executed letter of election and transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

Grant of Proxy

By executing a letter of election and transmittal as set forth above, a Hifn stockholder irrevocably appoints Offeror’s designees as such stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to its Shares tendered and accepted for exchange by Offeror and with respect to any and all other Shares and other securities issued or issuable in respect of those Shares on or after the Expiration Date. That appointment is effective, and voting rights will be affected, when and only to the extent that Offeror accepts tendered Shares for exchange pursuant to the Offer and deposits with the exchange agent the cash consideration or the shares of Exar Common Stock consideration for such Shares. All such proxies shall be considered coupled with an interest in the tendered Shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that the Hifn stockholder has given will be revoked, and such stockholder may not give any subsequent proxies (and, if given, they will not be deemed effective). Offeror’s designees will, with respect to the Shares for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Hifn’s stockholders or otherwise. Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the exchange of such Shares, Offeror must be able to exercise full voting rights with respect to such Shares. However, prior to acceptance for exchange by Offeror in accordance with terms of the Offer, the appointment will not be effective, and Offeror shall have no voting rights as a result of the tender of Shares.

Fees and Commissions

Tendering registered Hifn stockholders who tender Shares directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Tendering Hifn stockholders who hold Shares through a broker or bank should consult that institution as to whether or not such institution will charge the stockholder any service fees in connection with tendering Shares pursuant to the Offer. Except as set forth in the instructions to the letter of election and transmittal, transfer taxes on the exchange of Shares pursuant to the Offer will be paid by Offeror.

Matters Concerning Validity and Eligibility

Offeror will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Shares, in its sole discretion, and its determination shall be final and binding. Offeror reserves the absolute right to reject any and all tenders of Shares that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful. Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities in tenders of such Shares have been cured or waived. None of Offeror, Exar, Hifn, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification. Offeror’s interpretation of the terms and conditions of the Offer (including the letter of election and transmittal and instructions thereto) will be final and binding.

Hifn stockholders who have any questions about the procedure for tendering Shares in the Offer should contact the Information Agent at the address and telephone number set forth on the back cover of this prospectus/offer to exchange.

Announcement of Results of the Offer

Exar will announce the final results of the Offer, including whether all of the conditions to the Offer have been satisfied or waived and whether Offeror will accept the tendered Shares for exchange, as promptly as practicable following the Expiration Date. The announcement will be made by a press release in accordance with applicable NASDAQ requirements.

Ownership of Exar After the Offer

Assuming that:

•

all outstanding options to purchase Shares and restricted stock unit awards, of which there were 2,893,158 and 483,224, respectively, represented by Hifn to be outstanding as of February 26, 2009, become vested and are exercised prior to the expiration of the Offer;

•

Offeror exchanges, pursuant to the Offer, 18,169,219 Shares, which number is the sum of (i) 14,742,837 Shares outstanding, (ii) 2,893,158 Shares issuable upon the exercise of outstanding options and 50,000 Shares issuable upon the exercise of options which may be granted prior to the completion of the Offer and Merger and (iii) 483,224 restricted stock unit awards outstanding, each as of February 26, 2009 (as set forth by Hifn in its Solicitation/Recommendation Statement on Schedule 14D-9, filed March 5, 2009);

•	all such Shares are exchanged for the Mixed Consideration; and

•	42,956,244 shares (net of shares held in treasury) of Exar Common Stock are outstanding immediately prior to the consummation of the Offer;

former Hifn stockholders would own in the aggregate 12.98% of the outstanding shares of Exar Common Stock if 100% of the Shares are exchanged in the Offer for the Mixed Consideration.

Material U.S. Federal Income Tax Consequences

The following section describes the material U.S. federal income tax consequences of the Offer and the Merger, taken together, to “U.S. holders” (as defined below) of Shares. This summary is based on provisions of the Internal Revenue Code of 1986, as amended, which we refer to as “the Code,” applicable U.S. Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service (the “IRS”) and all other applicable authorities, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this document.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a partner in such entity generally will depend on the status of the partners and the activities of the partnership. If you are a partner in a partnership holding Shares, please consult your tax advisor as to the consequences to you of the Offer and the Merger.

This discussion only addresses holders of Shares that are U.S. holders and hold their Shares as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of the holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, persons that are not U.S. holders, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, mutual funds, tax-exempt organizations, partnerships or other flow-through entities and their partners or members, U.S. expatriates, holders liable for the alternative minimum tax, holders whose functional currency is not the U.S. dollar, holders who hold their Shares as part of a hedge, straddle, constructive sale or conversion transaction, and holders who acquired their Shares through the exercise of employee stock options or other compensation arrangements). In addition, no information is provided herein with respect to (i) the tax consequences of the Offer and the Merger under applicable state, local or non-U.S. laws or (ii) federal laws other than those pertaining to the U.S. federal income tax (including, without limitation, federal estate and gift tax laws).

ALL HOLDERS OF SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

Treatment of the Offer and the Merger

The exchange of Shares for cash or cash and Exar Common Stock pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder who receives cash or cash and Exar Common Stock in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between (1) the sum of (a) the fair market value of the shares of Exar Common Stock received pursuant to the Offer or the Merger and (b) the cash proceeds received pursuant to the Offer or the Merger, as applicable and (2) the U.S. holder’s adjusted tax basis in its Shares surrendered in exchange therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash or cash and Exar Common Stock pursuant to the Offer or the Merger. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. For non-corporate U.S. holders, long-term capital gain is generally subject to a maximum U.S. federal income tax rate of 15% and short-term capital gain will be subject to tax at ordinary United States federal income tax rates. Certain limitations apply to the use of a U.S. holder’s capital losses. Generally, capital losses are deductible only against capital gains and are not available to offset ordinary income; however, individuals are generally allowed to offset a limited amount of net capital loss against ordinary income.

Appraisal Rights

Under specified circumstances, holders of Shares may be entitled to appraisal rights in connection with the Merger. Holders of Shares who exercise appraisal rights are urged to consult their own tax advisors.

Backup Withholding

Certain holders of Shares may be subject to backup withholding (currently, at a rate of 28%) of the amount payable to such holder pursuant to the Offer or the Merger unless the holder (1) furnishes a correct taxpayer identification number (“TIN”), certifies that he, she or it is not subject to backup withholding on the substitute IRS Form W-9 or successor form, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules, (2) provides a certification of foreign status on IRS Form W-8 or successor form, or (3) is otherwise exempt from backup withholding. If a holder does not provide its correct TIN or fails to provide the certifications required under the backup withholding rules or otherwise provide evidence of exemption from backup withholding, the IRS may impose a penalty on the holder and payment of cash to the holder pursuant to the Offer or the Merger will be subject to backup withholding. Any amount withheld under the backup withholding rules is not an additional tax and may be refunded or credited against such U.S. holder’s federal income tax liability, provided that the required information and forms are timely furnished to the IRS by the holder and all other applicable requirements are satisfied.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO U.S. HOLDERS. ALL HOLDERS OF SHARES ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER AND MERGER TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

Purpose of the Offer; the Merger; Appraisal Rights

Purpose of the Offer; the Merger

The purpose of the Offer is for Exar to acquire control of, and ultimately the entire equity interest in and all the outstanding shares of, Hifn. The Offer, as the first step in the acquisition of Hifn, is intended to facilitate the acquisition of Hifn. The purpose of the Merger is for Exar to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Exar intends to consummate the Merger as promptly as practicable. Upon consummation of the Merger, the Surviving Corporation would become a wholly-owned subsidiary of Exar.

If Offeror owns 90% or more of the outstanding Shares following consummation of the Offer and any subsequent offering period and exercise of the Top-Up Option, if exercised, Exar intends to consummate the Merger as a “short-form” merger pursuant to Section 253 of the Delaware General Corporation Law (“DGCL”). In this case, neither the approval of any holder of Shares nor the approval of the Hifn board of directors would be required.

If Offeror owns less than 90% of the outstanding Shares following the consummation of the Offer and exercise of the Top-Up Option, if exercised, the Hifn board of directors will submit the Merger to Hifn’s stockholders for approval at a stockholder meeting convened for that purpose in accordance with the DGCL. If the Minimum Tender Condition described in “The Offer — Conditions of the Offer” is satisfied, Exar will, upon consummation of the Offer, have sufficient voting power to ensure approval of the Merger at the stockholders’ meeting without the affirmative vote of any other Hifn stockholder.

In the Merger, each Share (except for Shares held in Hifn’s treasury, Shares beneficially owned by any direct or indirect wholly-owned subsidiary of Hifn and Shares beneficially owned directly or indirectly by Exar or Offeror, including Shares acquired in the Offer) would be converted into the right to receive the Mixed Consideration, subject to appraisal rights under Delaware law, as more fully described below.

In the Merger, Hifn stockholders will receive $1.60 in cash, without interest, and 0.3529 shares of Exar Common Stock.

Rule 13e-3 promulgated under the Exchange Act, which Exar does not believe would apply to the Merger if the Merger occurs within one year of the completion of the Offer, would require, among other things, that certain financial information concerning Hifn, and certain information relating to the fairness of the proposed transaction and the consideration offered to stockholders of Hifn, be filed with the SEC and disclosed to stockholders prior to the completion of the Merger.

Appraisal Rights

The Offer does not entitle Hifn stockholders to appraisal rights with respect to the Shares.

The Merger does entitle Hifn stockholders to appraisal rights with respect to their Shares. If the Merger is consummated, holders of Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL to demand appraisal of their Shares. Under Section 262, Hifn stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with interest, if any, at a rate equal to 5% over the federal reserve discount rate (including any surcharge) compounded quarterly, unless the court in its discretion determines otherwise for good cause shown. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per share of Shares to be paid in the Merger.

The foregoing summary of Section 262 of the DGCL does not purport to be complete and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which is set forth in Annex E to this prospectus. Hifn stockholders who may wish to exercise appraisal rights under Delaware law are urged to consult legal counsel for assistance in exercising their rights. Failure to comply completely and on a timely basis with all requirements of Section 262 for perfecting appraisal rights will result in the loss of those rights.

Holders of Exar Common Stock are not entitled to appraisal rights in connection with the Offer or the Merger.

Plans for Hifn

In connection with the Offer, Exar has reviewed and will continue to review various possible business strategies that it might consider in the event that Offeror acquires control of Hifn, whether pursuant to the Offer, the Merger or otherwise. Following a review of additional information regarding Hifn, these strategies could include, among other things, changes in Hifn’s business, operations, personnel, employee benefit plans, corporate structure, capitalization and management.

Delisting and Termination of Registration

If Hifn qualifies for termination of registration under the Exchange Act after the Offer is consummated, Exar intends to seek to have Hifn withdraw the Shares from listing on the NASDAQ Global Market and to terminate the registration of Shares under the Exchange Act. See “— Effect of the Offer on the Market for Shares; NASDAQ Listing; Registration Under the Exchange Act; Margin Regulations.”

Board of Directors and Management

Upon consummation of the Merger, the directors of Hifn as the Surviving Corporation will be the directors of Offeror immediately prior to the effective time of the Merger, and the officers of Hifn as the Surviving Corporation will be the officers of Offeror immediately prior to the effective time of the Merger. After Exar’s review of Hifn and its corporate structure, management and personnel, Exar will determine what additional changes, if any, would be desirable.

In addition, Exar has agreed to take all necessary action to appoint Mr. Albert Sisto to Exar’s Board of Directors effective and contingent on the effectiveness of the Merger.

Effect of the Offer on the Market for Shares; NASDAQ Listing; Registration Under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for the Shares

The purchase of Shares by Offeror pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The extent of the public market for Shares after consummation of the Offer and the availability of quotations for such Shares will depend upon a number of factors, including the number of stockholders holding Shares, the aggregate market value of the Shares held by the public at such time, the interest of maintaining a market in the Shares, analyst coverage of Hifn on the part of any securities firms and other factors.

NASDAQ Listing

The Shares are listed on the NASDAQ Global Market. Depending upon the number of Shares acquired pursuant to the Offer and the aggregate market value of any Shares not purchased pursuant to the Offer, Shares may no longer meet the standards for continued listing on the NASDAQ Global Market and may be delisted from NASDAQ. If Shares are delisted from NASDAQ, the market for Shares would be adversely affected as described above. If Shares are not delisted prior to the Merger, then Exar intends to delist the Shares from NASDAQ promptly following consummation of the Merger.

Registration Under the Exchange Act

Shares currently are registered under the Exchange Act. This registration may be terminated upon application by Hifn to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders. Termination of registration would substantially reduce the information required to be furnished by Hifn to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings and the requirements of Exchange Act Rule 13e-3 with respect to “going private” transactions, no longer applicable to the Shares. In addition, “affiliates” of Hifn and persons holding “restricted securities” of Hifn may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act. If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then Exar intends to terminate the registration of the Shares following consummation of the Merger.

Margin Regulations

Shares currently are a “margin security” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

Conditions of the Offer

Offeror shall not accept for exchange or exchange any Shares, may postpone the acceptance for exchange, or the exchange, of tendered Shares, and may, in its sole discretion, terminate or amend the Offer if at the Expiration Date the following conditions are not met or waived, if subject to waiver:

Minimum Tender

There shall have been validly tendered and not properly withdrawn prior to the expiration of the Offer, a number of Shares which, together with any Shares that Exar or Offeror beneficially owns for their own account, will constitute at least a majority of the Shares outstanding on a fully diluted basis (excluding any Hifn stock options that could not be exercised before the date that is six months (or nine months in some cases) after the date of the Merger Agreement) as of the Expiration Date.

Antitrust

Any applicable waiting period under the HSR Act shall have expired or been terminated.

Other Conditions

The other conditions to the Offer are as follows:

•

The registration statement of which this prospectus/offer to exchange is a part (including any post-effective amendments thereto) shall have become effective under the Securities Act of 1933 (the “Securities Act”), no stop order shall have been issued and no proceeding seeking a stop order shall have been initiated or threatened by the SEC.

•	The Exar Common Stock to be issued pursuant to the Offer and the Merger shall have been approved for listing on The NASDAQ Global Select Market, subject to official notice of issuance.

•

No suit, action, hearing, investigation, inquiry, claim, charge, action, arbitration, governmental investigation or other legal or administrative proceeding by any U.S. federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a “Governmental Entity”), shall be threatened in writing or pending which is (i) challenging the acquisition by Exar or Offeror of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger, (ii) seeking to prohibit or limit the ownership or operation or control by Hifn, Exar or any of their respective subsidiaries of any material portion of the business or assets of Hifn, Exar or any of their respective subsidiaries, taken as a whole, or to compel Hifn, Exar or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Hifn, Exar or any of their respective subsidiaries, as a result of the Offer or the Merger, or (iii) seeking to impose limitations on the ability of Exar or Offeror to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of Hifn, and no statute, rule, regulation, judgment, order or injunction shall have been enacted, enforced, promulgated or issued and be in effect, by any Governmental Entity that seeks any of the consequences in (i), (ii) or (iii) above.

•

No change, effect, event, occurrence or state of facts that, individually or in the aggregate, has had or is reasonably likely to have, a “Company Material Adverse Effect” shall have occurred since the date of the Merger Agreement and continue to exist.

•

With respect to the representations and warranties of Hifn in the Merger Agreement, (i) the representations and warranties of Hifn regarding capital structure, authority, execution and delivery and enforceability, 280G payments, debt instruments and Rule 14d-10 matters that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects (with respect to the figures in the representations regarding capital structure, “in all material respects” shall mean that such figures are accurate, in the aggregate, to within 75,000 shares), as of the date of the Merger Agreement and as of the Expiration Date as though made on the Expiration Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case on and as of such earlier date), and (ii) each of the other representations and warranties of Hifn in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Expiration Date as though made on the Expiration Date, except to the extent any representations and warranties expressly relate to an earlier date (in which case on and as of such earlier date), in each case determined without regard to qualifications as to materiality or Company Material Adverse Effect, but only if the failure of any such representations and warranties to be so true and correct has resulted in, or could reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

•

Hifn shall have performed in all material respects any obligation and complied in all material respects with any agreement or covenant to be performed or complied with by Hifn under the Merger Agreement.

•

The “Identified Contracts” shall not have been terminated or amended, and the consummation of the Offer or the Merger shall not result in a termination of any such Identified Contracts or permit the other parties to the Identified Contracts to terminate or renegotiate the Identified Contracts.

•	The Merger Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Exar and Offeror and may be asserted by Exar or Offeror regardless of the circumstances (including any action or inaction by Exar or Offeror) giving rise to such condition or may be waived by Exar or Offeror, by express and specific action to that effect, in whole or in part at any time and from time to time in each case except for the Minimum Tender condition, which may be waived by Exar or Offeror only with the prior written consent of Hifn. The failure by Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

Certain Legal Matters; Regulatory Approvals

General

Exar is not aware of any governmental license or regulatory permit that appears to be material to Hifn’s business that might be adversely affected by Offeror’s acquisition of Shares pursuant to the Offer or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required to permit Offeror’s acquisition or ownership of Shares pursuant to the Offer. Should any of these approvals or other actions be required, Exar and Offeror currently contemplate that these approvals or other actions will be sought. There can be no assurance that (a) any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions), (b) if these approvals were not obtained or these other actions were not taken adverse consequences would not result to Hifn’s business, or (c) certain parts of Hifn’s or Exar’s, or any of their respective subsidiaries’, businesses, would not have to be disposed of or held separate, any of which could cause Offeror to elect to terminate the Offer without the exchange of Shares under the Offer. Offeror’s obligation under the Offer to accept for exchange and pay for Shares is subject to certain conditions. See “— Conditions of the Offer.”

Antitrust

Under the HSR Act and the rules that have been promulgated thereunder by the FTC some acquisition transactions may not be consummated unless information has been furnished to the Antitrust Division of the DOJ and the FTC and waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not subject to such requirements, pursuant to an exemption from the HSR Act for acquisitions of assets (excluding exempt assets, such as cash) less than $65.2 million.

Under the laws of some foreign nations and multinational authorities, the transaction may not be completed or control may not be exercised unless filings are made with these nations’ antitrust regulatory authorities or multinational antitrust authorities, and these antitrust authorities approve or clear closing of the transaction. Other foreign nations and multinational authorities have voluntary and/or post-merger notification systems.

Private parties (including individual states) may also bring legal actions under the antitrust laws. Exar does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, a challenge to the Offer on antitrust grounds may be made, and if such a challenge is made, the result of any such challenge is not known. See “— Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

Interests of Certain Persons

Interests of Management and the Hifn Board

In considering the recommendations of the Hifn board of directors with respect to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and the fairness of the consideration to be received in the Offer and the Merger, Hifn stockholders should be aware that certain officers and directors of Hifn have interests in the Offer and the Merger which may constitute conflicts of interest, as described below and in more detail in Hifn’s Solicitation/Recommendation Statement on Schedule 14D-9, including the Information Statement attached as Annex A to the Schedule 14D-9. The Hifn board of directors was aware of these interests and considered them, among other matters, in recommending the tender of Shares in the Offer and approval of the Merger. For purposes of all of the Hifn agreements and plans described below, the consummation of the Offer will constitute a “Change of Control.”

Potential Acceleration of Vesting of Equity Awards of Hifn Upon a Change of Control

Directors of Hifn. Pursuant to resolutions adopted by the board of directors of Hifn, all options to purchase Shares held by directors (Mr. Albert Sisto, Dr. Douglas Whiting, Mr. Robert Johnson, Mr. Taher Elgamal, and Mr. Richard Noling) will accelerate in full immediately prior to the effective time of the Merger.

Chairman and Chief Executive Officer of Hifn. Pursuant to his employment agreement with Hifn dated as of February 6, 2007 (which amends and restates his employment agreement dated as of November 9, 2006) (“Sisto Employment Agreement”), 100% of the unvested stock options to purchase Shares and unvested restricted stock units to acquire Shares held by Mr. Albert Sisto will accelerate and become fully vested, if Mr. Sisto’s employment is terminated by Hifn without cause (as defined in the Sisto Employment Agreement) or if Mr. Sisto resigns for good reason (as defined in the Sisto Employment Agreement) and the termination is in connection with, or within 12 months following a change of control of Hifn. Mr. Sisto will not be an employee of Exar after the effective time of the Merger, and his termination of employment will be deemed a termination without cause under the Sisto Employment Agreement.

Change of Control Agreements. Hifn has entered into a Change of Control Agreement (each, a “COC Agreement” and together, the “COC Agreements”) with each of its executive offers: Mr. William Walker, Mr. Michael Goldgof, Dr. Douglas Whiting, Dr. Jiebing Wang, Mr. John Matze, Mr. Steven Yang and Mr. Thomas Flageollet (each a “COC Participant” and together, the “COC Participants”). The COC Agreements provide that 50% of the unvested stock options to purchase Shares, 50% of the unvested restricted stock units to acquire Shares, and 50% of Shares subject to a right of repurchase or forfeiture held by the COC Participants, will accelerate and become fully vested if a COC Participant’s employment is terminated by Hifn without cause (as defined in the COC Agreement) or if a COC Participant resigns for good reason (as defined in the COC Agreement), and the termination is in connection with, or within 12 months following a change of control of Hifn. Mr. Walker will not be an employee of Exar after the effective time of the Merger, and his termination of employment will be deemed a termination without cause under his COC Agreement. Dr. Whiting, Mr. Matze and Dr. Wang have each entered into employment letter agreements with Exar described below under the section entitled “Employment Agreements with Exar,” which supersede their respective COC Agreements, and therefore will not receive any acceleration set forth in their respective COC Agreements.

Restricted Stock Unit Acceleration Outside of the Change in Control Agreements. Some restricted stock units granted to Hifn executive officers provide for acceleration terms that exceed those set forth in the COC Agreements. On October 15, 2008, the board of directors of Hifn approved grants of restricted stock units to acquire Shares that would accelerate and become fully vested if the recipient is terminated by Hifn without cause (as defined in the COC Agreements) or resigns for good reason (as defined in the COC Agreements), and the termination is in connection with, or within 12 months following a change of control of Hifn. The recipients of these restricted stock units included the following executive officers of Hifn: Mr. Sisto, Dr. Whiting, Mr. Walker, Mr. Goldgof, Dr. Wang, and Mr. Yang. Dr. Whiting and Dr. Wang have each entered into employment letter agreements with Exar described below under the section entitled “Employment Agreements with Exar,” which supersede the terms of their respective employment agreements with Hifn, and therefore will not receive any acceleration with respect to these restricted stock units.

Option Acceleration Outside of the Change of Control Agreements. Under Hifn’s 2001 Plan, in the event of a merger of Hifn, if the acquiror does not assume or substitute all outstanding options issued under the 2001 Plan, then all unvested options will immediately vest and become exercisable for 15 days following notice to the holder of acceleration of vesting and impending termination of the award. Because the Merger Agreement provides that Exar will not be assuming or substituting any of the outstanding options under the 2001 Plan, all unvested options issued under the 2001 Plan will accelerate and become vested prior to the effective time of the Merger. None of Hifn’s directors or executive officers holds any options issued under the 2001 Plan with an exercise price less than the All-Cash Consideration, and therefore will not receive any benefit as a result of this acceleration. For a more complete description of the treatment of stock options and stock-based awards of Hifn, see “Merger Agreement—Hifn Benefit Plans.”

The following table sets forth the value of the potential acceleration of unvested options and unvested restricted stock units for each director and for each executive officer and assumes the Expiration Date will occur on April 2, 2009.

Name	Number of Shares of Common Stock Underlying Unvested Options Immediately Prior to the Expiration Date	Number of Shares of Common Stock Underlying Unvested Restricted Stock Units Immediately Prior to the Expiration Date		Number of Potential Options that could Accelerate upon the Expiration Date(1)	Number of Potential Restricted Stock Units that could Accelerate upon the Expiration Date(1)	Economic Value of Shares that Accelerate upon the Expiration Date(2)
Albert E. Sisto	50,001	53,309	(3)	50,001	53,309	$213,183
Robert W. Johnson	10,000	0		10,000	0	$9,600
Taher Elgamal	10,000	0		10,000	0	$9,600
Richard Noling	32,500	0		32,500	0	$9,600
Douglas L. Whiting	30,834	16,333		30,864	0	$12,363
William R. Walker	43,461	33,833		21,731	27,167	$118,530
Michael D. Goldgof	47,418	26,333		23,709	21,542	$92,945
Dr. Jiebing Wang	36,876	29,250		0	0	$0
John Matze	50,626	15,833		0	0	$0
Steven Yang	54,688	26,333		27,344	22,167	$97,914
Thomas Flageollet	73,438	5,000		36,719	2,500	$19,270

(1)	Dr. Whiting will receive the acceleration of his stock options as a director. Until final decisions are made by Exar as to whether Mr. Flageollet, Mr. Goldgof or Mr. Yang will remain employed with Exar following the effective time of the Merger, it is unknown whether these executive officers of Hifn will be entitled to these acceleration benefits.

(2)	Economic value equals (i) the number of shares issuable upon settlement of each accelerated restricted stock unit, multiplied by the All-Cash Consideration less the cost per unit ($0.001) of each such restricted stock unit, plus (ii) the number of shares issuable upon exercise of each accelerated stock option, multiplied by the All-Cash Consideration less the exercise price per share of each such stock option.

(3)	In addition, on October 8, 2008 the Hifn board of directors granted Mr. Sisto a performance-based restricted stock unit (the “Performance RSU”), which can be earned either upon achievement of performance metrics (total revenue, new product revenue, or EBITDA for fiscal year 2009) or upon an acquisition of Hifn (subject to a minimum price condition). A maximum of 127,500 units can be earned pursuant to performance metrics and a maximum of 112,500 units can be earned upon an acquisition of Hifn. Any earned units would be subject to time based vesting over two years, following the completion of fiscal year 2009. If the Merger is consummated, no units will be earned or accelerated under the Performance RSU.

Mr. Flageollet holds 5,000 restricted shares of Common stock of Hifn, subject to a right of repurchase by Hifn and subject to the terms of his COC Agreement. If Mr. Flageollet does not become employed by Exar, the repurchase right held by Hifn with respect to 50% of these restricted shares would lapse and would provide him with an economic value of an additional $10,000.

Other Potential Payments to Officers of Hifn

The Sisto Employment Agreement provides that if Mr. Sisto’s employment is terminated by Hifn without cause (as defined in the Sisto Employment Agreement) or if Mr. Sisto resigns for good reason (as defined in the Sisto Employment Agreement), and the termination is in connection with, or within 12 months following a change of control of Hifn, then Mr. Sisto will receive his base salary for 24 months in accordance with Hifn’s normal payroll policies. Mr. Sisto will also be reimbursed for premiums paid for continued health benefits for Mr. Sisto and any eligible dependents under the Hifn’s health plans for 18 months.

The COC Agreements of Dr. Whiting, Mr. Walker and Mr. Flageollet, provide that if the executive officer’s employment is terminated by Hifn without cause (as defined in the COC Agreement) or if the executive officer resigns for good reason (as defined in the COC Agreement), and the termination is in connection with, or within 12 months following a change of control of Hifn, then the executive officer will receive his base salary for 12 months in accordance with Hifn’s normal payroll policies. The executive officer will also be reimbursed for premiums paid for continued health benefits for the executive officer and any eligible dependents under Hifn’s health plans for 12 months. Dr. Whiting has entered into an employment letter agreement with Exar, as described below under the section entitled “Employment Agreements with Exar,” which supersedes his COC Agreement. Therefore Dr. Whiting will not be entitled to acceleration of vesting, severance payments or health benefits under his COC Agreement.

Hifn has also adopted a severance policy for all employees of Hifn that provides benefits (to the extent any such employee is not already entitled to such benefits under existing agreements and arrangements) with respect to the termination of any such employee in connection with the Merger. This policy provides for a lump sum payment equal to two weeks base salary, plus an additional week for each year of service to Hifn (not to exceed 12 weeks of base salary in total), subject to applicable withholdings.

The following table sets forth the value of severance benefits for each executive officer, and assumes the Expiration Date will occur on April 2, 2009.

Name	Economic Value of Continuous Salary Payments(1)	Economic Value of Continuous Health Benefits(1)
Albert E. Sisto	$700,000	$34,612
Douglas L. Whiting	$0	$0
William R. Walker	$255,000	$27,188
Michael D. Goldgof	$16,154	$0
Dr. Jiebing Wang	$0	$0
John Matze	$0	$0
Steven Yang	$12,980	$0
Thomas Flageollet	$225,000	$11,171

(1)	The table assumes that Mr. Flageollet, Mr. Goldgof and Mr. Yang will not be employed by Exar following the Effective Time.

Employment Agreements with Exar

In connection with the Merger Agreement, the following executive officers of Hifn have entered into employment letter agreements with Exar detailing their employment arrangements with Exar after the Merger, which will be effective as of and subject to the closing of the Merger and are in no way contingent on the number of Shares held by the executive officer or tendered by the executive officer in the Offer: Mr. John Matze, Dr. Jiebing Wang, and Dr. Douglas Whiting. Both of the boards of directors of Exar and Hifn approved each employment letter agreements as an “employment compensation, severance or other employee benefit arrangement” for purposes of the non-exclusive safe harbor under Rule 14d-10(d) under the Securities Exchange Act of 1934. The individual terms of the offer letters differ from officer to officer and are summarized below:

•

Base Salary and Cash Bonuses. Mr. Matze, Dr. Wang and Dr. Whiting will receive a gross annual base salary of $235,000, $220,000, and $100,000, respectively. As of April 1, 2009 and provided the effective time of the Merger has occurred, Mr. Matze, and Dr. Whiting will be eligible to participate in Exar’s Key Employee Incentive Compensation Program, Dr. Wang will be eligible to participate in Exar’s Executive Incentive Compensation Program, and each executive officer will each have a target award of 35% of his respective annual base salary.

•

New Grants of Restricted Stock Units. Following the closing of the Merger, Mr. Matze, Dr. Wang and Dr. Whiting will receive awards of restricted stock units for 15,000, 12,000 and 12,000 shares of Exar common stock, respectively, which will vest in equal annual installments over three years based on continued employment with Exar.

•

New Grants of Stock Options. Following the closing of the Merger, Mr. Matze, Dr. Wang and Dr. Whiting will receive options to purchase 120,000, 90,000 and 90,000 shares of Exar common stock, respectively, which will vest in equal annual installments over four years based on continued employment with Exar.

•	Potential Acceleration and Severance. With respect to the information below, all definitions of “cause” and “good reason” are defined in the executive officer’s employment letter agreement.

•

If Mr. Matze, Dr. Wang or Dr. Whiting is terminated without cause or terminates his own employment for good reason within two years following the effective time of the Merger, he will be entitled to up to a lump sum payment of six months base salary as severance, subject to his execution of a release.

•

If Mr. Matze, Dr. Wang or Dr. Whiting is terminated without cause or terminates his own employment for good reason within one year following the effective time of the Merger, he will be entitled to acceleration of options, restricted stock units and other equity based awards, if any, granted by Exar that would have vested during the two year period following the date of termination, subject to his execution of a release.

•

If Mr. Matze, Dr. Wang or Dr. Whiting is terminated without cause or terminates his own employment for good reason after the first year following the effective time of the Merger, but prior to the second year following the effective time of the Merger, he will be entitled to acceleration of options, restricted stock units and other equity based awards, if any, granted by Exar that would have vested during the one year period following the date of termination, subject to his execution of a release.

•

If there is a change of control of Exar, and Mr. Matze, Dr. Wang or Dr. Whiting is terminated without cause or terminates his own employment for good reason within one year following the change of control, he will be entitled to up to a lump sum payment of six months base salary as severance, and 100% acceleration of options, restricted stock units and other equity based awards, if any, granted by Exar, subject to his execution of a release.

•	Non-Competition and Non-Solicitation. For two years following the effective time of the Merger, neither Mr. Matze, Dr. Wang nor Dr. Whiting will:

•

engage, directly or indirectly, in the business of creating, improving, developing, servicing, manufacturing, marketing, licensing, and/or selling technology designed to accelerate, secure, protect, classify, and/or compress information, including but not limited to security acceleration and compression boards, silicon security solutions and software for manufacturers of networking, storage and/or security products, as well as any other business that Hifn engaged in at any time during the 24 month period prior to the effective time of the Merger and that Hifn demonstrably anticipates conducting as of the effective time of the Merger (the “Restricted Business”).

•

engage, directly or indirectly, in soliciting, recruiting, requesting, inducing or encouraging any person who was an employee, independent contractor or consultant of Hifn as of the effective time of the Merger to terminate his or her employment with Exar or become employed or engaged as an employee, independent contractor or consultant to any other person or business entity;

•

engage, directly or indirectly, in soliciting, inducing, encouraging, taking away, causing the reduction of, or diverting any customers, business, patronage or orders for, or the sales of, any products or services related to the Restricted Business; or

•

engage, directly or indirectly, in interfering with, disrupting or attempting to disrupt the relationship, contractual or otherwise, between Exar and any customers of Hifn as of the effective time of the Merger that remain or become a customer of Exar following the effective time of the Merger.

Indemnification

The Merger Agreement provides that Exar will cause the Surviving Corporation to indemnify and hold harmless, to the fullest extent required or permitted under applicable law, each current and former director and officer of Hifn and its subsidiaries against liabilities in connection with claims based on or arising out of the fact that such person is or was such an officer or director or pertaining to the Merger Agreement. In addition, for six years after the effective time of the Merger, the Surviving Corporation will maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Hifn. For a more complete description of the indemnification of the officers and directors of Hifn and its subsidiaries, please see “Merger Agreement — Directors’ and Officers’ Indemnification.”

Representation on Exar’s Board of Directors

Exar has agreed to take all necessary action to appoint Mr. Albert Sisto to Exar’s Board of Directors effective and contingent on the effectiveness of the Merger.

Certain Relationships With Hifn

As of the date of the Offer, Exar does not own any Shares. Neither Exar nor Offeror have effected any transaction in securities of Hifn in the past 60 days. To the best of Exar and Offeror’s knowledge, after reasonable inquiry, none of the persons listed on Annex C hereto, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of Hifn or has effected any transaction in securities of Hifn during the past 60 days.

Except as described in this prospectus/offer to exchange, (i) there have been no contracts, negotiations or transactions since March 1, 2007, between Exar, or to the best of Exar and Offeror’s knowledge, any of their directors, executive officers or other affiliates on the one hand, and Hifn or its affiliates on the other hand concerning any merger, consolidation, acquisition, tender offer, election of Hifn’s directors, or the sale of a material amount of Hifn’s assets, and (ii) neither Exar nor Offeror, nor to the best knowledge of Exar or Offeror, after reasonable inquiry, none of the persons listed on Annex C hereto, nor any of their respective affiliates, have any other present or proposed material agreement, arrangement, understanding or relationship with Hifn or any of its executive officers, directors, controlling persons or subsidiaries.

Source and Amount of Funds

The Offer and the Merger are not conditioned upon any financing arrangements or contingencies.

Assuming Hifn holders elect the Mixed Consideration, all vested, in-the-money stock options are exercised and all incentive equity awards tender into the Offer, the Offeror estimates the amounts required to purchase the then outstanding Shares and fund transaction-related fees and expenses will approximate 6,411,918 shares of Exar Common Stock and $31,670,750 of cash. If under the same assumptions the Hifn holders elect the All-Cash Consideration, the Offeror estimates the amounts required to purchase the then outstanding Shares and fund transaction-related fees and expenses will approximate $75,276,876 of cash.

Exar expects to have sufficient cash on hand to complete the transactions contemplated by the Offer and the Merger and to pay fees, expenses and other related amounts.

Fees and Expenses

Exar has retained BNY Mellon Shareowner Services as information agent in connection with the Offer. The information agent may contact holders of Shares by mail, email, telephone, facsimile and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. Exar will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Exar agreed to indemnify the information agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws.

In addition, Exar has retained BNY Mellon Shareowner Services as exchange agent in connection with the Offer. Exar will pay the exchange agent reasonable and customary compensation for its services in connection with the Offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Exar will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Except as set forth above, neither Exar nor Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

Accounting Treatment

For non-tax accounting purposes, the purchase price will be allocated to Hifn’s identifiable assets and liabilities based on their respective estimated fair values at the closing date of the Merger, and any excess of the purchase price over those fair values will be accounted for as goodwill.

Stock Exchange Listing

Shares of Exar Common Stock are listed on the NASDAQ Global Select Market. Exar intends to submit an application to list on the NASDAQ Global Select Market the shares of Exar Common Stock that Exar will issue in the Offer and Merger.

DESCRIPTION OF EXAR CAPITAL STOCK

Exar’s authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share and 2,250,000 shares of preferred stock, par value $.0001 per share. As of February 17, 2009, there were 42,956,244 shares of Exar Common Stock outstanding, net of 19,924,369 shares held in treasury, and held of record by approximately 195 stockholders, and no shares of preferred stock were outstanding. On such date, 10,753,298 shares of Exar Common Stock were subject to outstanding options (which amount includes warrants to purchase 308,406 shares of Exar Common Stock).

The following description of the terms of the common stock and preferred stock of Exar is not complete and is qualified in its entirety by reference to Exar’s certificate of incorporation and bylaws, each as amended to date. To find out where copies of these documents can be obtained, see “Where to Obtain More Information.”

Common Stock

Holders of Exar Common Stock are entitled to receive dividends when, as and if declared by the board of directors, out of funds legally available for the payment of dividends, subject to the rights of holders of preferred stock, if any. Exar has never declared or paid a cash dividend on its common stock and does not anticipate paying any cash dividends in the foreseeable future. Each holder of Exar Common Stock is entitled to one vote per share. Upon any liquidation, dissolution or winding-up of its business, the holders of Exar Common Stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of any shares of preferred stock then outstanding. The holders of Exar Common Stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the Exar Common Stock.

Exar Common Stock is listed on the NASDAQ Global Select Market under the symbol “EXAR.” The transfer agent and registrar for the Exar Common Stock is Computershare Trust Company, N.A.

Preferred Stock

Exar’s board of directors has the authority, without further action by the stockholders, to issue up to 2,250,000 shares of Exar preferred stock in one or more series and to fix the following terms of the preferred stock:

•	designations, powers, preferences, privileges;

•	relative participating, optional or special rights; and

•	the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

Any or all of these rights may be greater than the rights of the Exar Common Stock.

Exar’s board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Exar or make it more difficult to remove Exar’s management. Additionally, the issuance of Exar preferred stock may have the effect of decreasing the market price of Exar Common Stock.

Delaware Law Anti-takeover Provisions

As a Delaware corporation, Exar is subject to the provisions of Section 203 of the DGCL. Under Section 203, Exar generally would be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder unless:

•	prior to this time, Exar’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of Exar’s voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by Exar’s board of directors and authorized at an annual or special meeting of Exar’s stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of a corporation’s assets involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder, subject to limited exceptions;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation’s capital stock beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding Exar voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

The description of Section  203 of the DGCL above is qualified in its entirety be reference to such section.

Certificate of Incorporation and Bylaw Provisions

Various provisions contained in Exar’s certificate of incorporation and bylaws, each as amended to date, could delay or discourage some transactions involving an actual or potential change in control of Exar or its management and may limit the ability of Exar stockholders to remove current management or approve transactions that Exar stockholders may deem to be in their best interests. These provisions:

•	authorize Exar’s board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•

require that any action required or permitted to be taken by Exar’s stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing;

•

provide an advanced written notice procedure with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of Exar’s board of directors or a committee of its board of directors;

•

state that special meetings of Exar’s stockholders may be called only by the chairman of its board of directors, its chief executive officer or by a majority of its board of directors then in office; and

•	allow Exar’s directors to fill vacancies on its board of directors, including vacancies resulting from removal or enlargement of the board.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Holders of Shares may elect to receive shares of Exar Common Stock as part of the consideration in the Offer. Exar and Hifn are both organized under the laws of the State of Delaware. The following is a summary of the material differences between (a) the current rights of Hifn stockholders under Hifn’s certificate of incorporation and bylaws, each as amended to date, and (b) the current rights of Exar stockholders under Exar’s certificate of incorporation and bylaws, each as amended to date.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to Hifn’s and Exar’s constituent documents, which Hifn stockholders should read. Copies of the respective companies’ constituent documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where to Obtain More Information.”

	Exar	Hifn
Authorized Capital Stock	The authorized capital stock of Exar consists of (i) 100,000,000 shares of common stock, par value $0.0001 per share, and (ii) 2,250,000 shares of preferred stock, par value $0.0001 per share.	The authorized capital stock of Hifn consists of (i) 100,000,000 shares of common stock, par value $0.001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share.
Dividends

Exar has no legal or contractual obligation to pay dividends.

Exar has never declared or paid a cash dividend on its common stock and does not anticipate paying any cash dividends in the foreseeable future.

Hifn has no legal or contractual obligation to pay dividends.

Hifn has never declared or paid a cash dividend on its common stock and does not anticipate paying any cash dividends in the foreseeable future.

Voting, Generally	Each holder of Exar common stock is entitled to one vote per share on all matters submitted to a vote of stockholders. Only holders of Exar common stock are entitled to vote for the election of directors. Holders of Exar common stock have no cumulative voting rights and no preemptive rights.	Each holder of Hifn common stock is entitled to one vote per share on all matters submitted to a vote of stockholders. Only holders of Hifn common stock are entitled to vote for the election of directors. Holders of Hifn common stock have no cumulative voting rights and no preemptive rights.
Size of the Board of Directors; Term of Directors

Exar’s certificate of incorporation provides that the number of directors which constitute the board of directors shall be fixed exclusively by one or more resolutions adopted by the board of directors. At each annual meeting of stockholders, all directors are up for election to serve a one-year term until the next annual meeting.

Each director serves until his or her successor is duly elected and

Hifn’s certificate of incorporation provides that the number of directors which constitute the board of directors shall be fixed exclusively by one or more resolutions adopted by the board of directors. The board of directors is divided into three classes designated as Class I, Class II, and Class III, respectively. The terms are staggered such that each class’s term expires at each annual meeting of the stockholders. At each annual meeting of

	Exar	Hifn
qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the board of directors will shorten the term of any incumbent director.

stockholders, directors are elected for a full term of three years to succeed the directors of the class whose terms expire at the annual meeting.

Each director serves until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the board of directors will shorten the term of any incumbent director.

Removal of Directors	The entire board of directors or any individual director may be removed at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of Exar voting stock entitled to vote generally in the election of directors, voting together as a single class.	Subject to the rights of the holders of any series of preferred stock, the entire board of directors or any individual director may be removed at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Hifn voting stock entitled to vote at an election of directors or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3) of the voting power of all the then-outstanding shares of Hifn voting stock entitled to vote at an election of directors.

Vacancies	Any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other causes will be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Exar voting stock entitled to vote generally in the election of directors, voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Newly created directorships resulting from any increase in the number of directors will, unless the board of directors determines by resolution that any such newly created directorship will be filled	Subject to the rights of the holders of any series of preferred stock, any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors will, unless the board of directors determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence will hold office

	Exar	Hifn
	by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.	for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

Stockholders’ Meetings

The Exar bylaws provide that each year an annual meeting of stockholders shall be held at a time and place as may be designated by the board of directors.

The Exar bylaws also provide that a special meeting of stockholders may be called at any time by the chairman of the board, the chief executive officer or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption). If a special meeting of stockholders is called by any person or persons other than the board of directors, the request must be in writing, specifying the general nature of the business proposed to be transacted, and be delivered to the chairman of the board of directors, the president, or the secretary. The board of directors will determine the time and place of such special meeting, which must be held not less than thirty-five (35) nor more than one hundred twenty (120) days after the date of the receipt of the request.

Exar’s bylaws provide that upon determination of the time and place of the meeting, the officer

The Hifn bylaws provide that each year an annual meeting of stockholders shall be held at a time and place as may be designated by the board of directors.

The Hifn certificate of incorporation and bylaws also provide that a special meeting of stockholders may be called at any time by the chairman of the board of directors, the chief executive officer, the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption), or the holders of the shares entitled to cast not less than ten percent (10%) of the votes at the meeting. If a special meeting of stockholders is called by any person or persons other than the board of directors, the request must be in writing, specifying the general nature of the business proposed to be transacted, and be delivered to the chairman of the board of directors, the chief executive officer, or the secretary. The board of directors will determine the time and place of such special meeting, which must be held not less than thirty-five (35) nor more than one hundred

	Exar	Hifn
receiving the request shall cause notice to be given to the stockholders entitled to vote, in accordance with Exar’s bylaws. If the notice is not given within sixty (60) days after the receipt of the request, the person or persons requesting the meeting may set the time and place of the meeting and give the notice.

twenty (120) days after the date of the receipt of the request.

Hifn’s bylaws provide that upon determination of the time and place of the meeting, the officer receiving the request shall cause notice to be given to the stockholders entitled to vote, in accordance with Hifn’s bylaws. If the notice is not given within sixty (60) days after the receipt of the request, the person or persons requesting the meeting may set the time and place of the meeting and give the notice.

Stockholder Action by Written Consent	Exar’s certificate of incorporation provides that no action may be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with Exar’s bylaws. No action may be taken by the stockholders by written consent.	Hifn’s certificate of incorporation and bylaws provide that no action may be taken by the stockholders except at an annual or special meeting called in accordance with Hifn’s bylaws. No action may be taken by the stockholders by written consent.

Amendment of Governing Documents	Delaware law provides that Exar’s certificate of incorporation may be amended by a resolution of the board of directors setting forth the proposed amendment and declaring its advisability and the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon. In addition, Exar’s certificate of incorporation provides that certain of its provisions regarding the board of directors and other matters may not be amended without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then-outstanding shares of Exar voting stock entitled to vote generally in the election of directors, voting together as a single class.	Delaware law provides that Hifn’s certificate of incorporation may be amended by a resolution of the board of directors setting forth the proposed amendment and declaring its advisability and the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon. In addition, Hifn’s certificate of incorporation provides that certain of its provisions regarding the board of directors and other matters may not be amended without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of Hifn voting stock entitled to vote at an election of directors, voting together as a single class.

	Exar	Hifn
	Exar’s bylaws may be altered or amended or new bylaws adopted by either (1) the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of Exar voting stock entitled to vote generally in the election of directors or (2) the board of directors.	Hifn’s bylaws may be altered or amended or new bylaws adopted by either (1) the affirmative vote of at least sixty-six and two thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of Hifn voting stock entitled to vote at an election of directors or (2) the board of directors.

Indemnification of Directors, Officers and Employees	The bylaws of Exar provide for indemnification of directors and executive officers to the fullest extent not prohibited by the DGCL; however, Exar is not required to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against Exar or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors or (iii) such indemnification is provided by Exar, in its sole discretion, pursuant to the powers vested in it under the DGCL. Exar’s bylaws also provide for indemnification of other officers, employees and other agents as set forth in the DGCL. Finally, Exar’s bylaws provide that Exar will pay any expenses incurred in defending any indemnified action, in advance, if a determination is made that indemnification or advancement of fees is permissible (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, (ii) if such quorum is not obtainable, by independent legal counsel in a written opinion, (iii) if a quorum of disinterested directors so directs, by independent legal counsel in written opinion, or (iv) if there has been a change in control, by independent legal counsel selected by the claimant unless the claimant requests that such selection be made by the board of directors.	The bylaws of Hifn provide for indemnification of directors and executive officers to the fullest extent not prohibited by the DGCL; however, Hifn is not required to indemnify any director or executive officer in connection with any proceeding initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors, (iii) such indemnification is provided by Hifn, in its sole discretion, pursuant to the powers vested in it under the DGCL or (iv) such indemnification is required to be made under Hifn’s bylaws. Hifn’s bylaws also provide for indemnification of other officers, employees and other agents as set forth in the DGCL. Finally, Hifn’s bylaws provide that Hifn will pay any expenses incurred in defending any indemnified action, in advance, unless a determination is reasonably and promptly made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrated clearly and convincingly that the claimant acted in bad faith or in a manner that such person did not believe to be in or not opposed to Hifn’s best interests.

	Exar	Hifn
Anti-Takeover Provisions Business Combination Act	Exar is subject to the provisions of Section 203 of the DGCL. Section 203 generally makes it more difficult for a third party to take control of a company by prohibiting a third party owning more than 15% of the company’s stock from engaging in any business combination with the company for a period of three years following the time that the third party became a 15% owner, unless (i) the board of directors approved the third party becoming a 15% owner, (ii) the third party owned at least 85% of the company’s outstanding voting stock (excluding outstanding voting stock owned by persons who are directors and also officers and certain employee stock plans) when it became a 15% owner, or (iii) stockholders approve the business combination at an annual or special meeting of stockholders by the affirmative vote of the holders of at least 66 2/3 % of the outstanding voting stock which is not owned by the third party.	Hifn is also subject to the provisions of Section 203 of the DGCL.

LEGAL MATTERS

The validity of the Exar Common Stock offered by this prospectus/offer to exchange will be passed upon for Exar by O’Melveny & Myers LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Exar Corporation (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus/offer to exchange by reference to its Annual Report on Form 10-K for the year ended March 30, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting of hi/fn, inc. (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus/offer to exchange by reference to its Annual Report on Form 10-K for the year ended September 30, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ANNEX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF FEBRUARY 23, 2009

AMONG

EXAR CORPORATION,

HYBRID ACQUISITION CORP.,

AND

HI/FN, INC.

A-i

ii

iii

INDEX OF DEFINED TERMS

Terms	Section
401(k) Plan	SECTION 6.06
Acceptance Date	SECTION 1.01(j)
Acceptance Time	SECTION 1.01(j)
Action	SECTION 3.11
Acquisition Agreement	SECTION 5.02(a)
Adverse Recommendation Change	SECTION 5.02(b)
affiliate	SECTION 9.03
Agreement	Preamble
Ansai	SECTION 3.27(c)
Antitrust Laws	SECTION 6.03(c)
Appraisal Shares	SECTION 2.01(d)
Arrangements	SECTION 3.30
business day	SECTION 1.01(a)
Cash Election	SECTION 1.01(b)
Certificate of Merger	SECTION 1.07
Certificates	SECTION 2.02(b)
Closing	SECTION 1.06
Closing Date	SECTION 1.06
Code	SECTION 1.01(k)
Company	Preamble
Company Benefit Plan	SECTION 3.10(a)
Company Board	SECTION 3.04(b)
Company Bylaws	SECTION 3.01
Company Capital Stock	SECTION 3.03(a)
Company Charter	SECTION 3.01
Company Common Stock	Recitals
Company Compensation Committee	SECTION 3.30
Company Disclosure Letter	Article III
Company Owned IP	SECTION 3.18(n)
Company Material Adverse Effect	SECTION 9.03
Company Material Contracts	SECTION 3.16(a)
Company Preferred Stock	SECTION 3.03(a)
Company Registrations	SECTION 3.18(e)
Company Restricted Shares	SECTION 3.03(d)
Company RSU Awards	SECTION 3.03(d)
Company SEC Documents	SECTION 3.06(a)
Company Source Code	SECTION 3.18(h)
Company Stock Options	SECTION 3.03(d)
Company Stockholder Approval	SECTION 3.20
Company Stockholders Meeting	SECTION 6.01(b)
Company Stock Plans	SECTION 6.04(b)
Company Subsidiaries	SECTION 3.01
Company Takeover Proposal	SECTION 5.02(e)
Confidentiality Agreement	SECTION 6.02
Consent	SECTION 3.05(b)
Continuing Employees	SECTION 6.05(a)
Contract	SECTION 3.05(a)
control	SECTION 9.03
Corporation	Exhibit B

iv

Terms	Section
Covered Securityholders	SECTION 3.30
Debt Instruments	SECTION 3.16(a)(iii)
DGCL	SECTION 1.05
DOJ	SECTION 6.03(a)
DOL	SECTION 3.10(b)
Election	SECTION 1.01(b)
Effective Time	SECTION 1.07
Employment Compensation Arrangement	SECTION 3.30
Employment Letter Agreement	Recitals
Environmental Laws	SECTION 3.15(a)
ERISA	SECTION 3.10(a)
ERISA Affiliate	SECTION 3.10(d)
ESPP	SECTION 3.03(b)
Exchange Act	SECTION 3.05(b)
Exchange Agent	SECTION 2.02(a)
Exchange Fund	SECTION 2.02(a)
Existing Change in Control Agreements	SECTION 3.30
Expenses	SECTION 6.08(d)
Expiration Date	SECTION 1.01(a)
FAR	SECTION 3.31(a)
FCPA	SECTION 3.27(a)
Filed Company SEC Documents	SECTION 3.06(c)
Foreign Antitrust Laws	SECTION 3.05(b)
Foreign Benefit Plan	SECTION 3.10(j)
Form S-4	SECTION 1.01(i)
FTC	SECTION 6.03(a)
Fully Diluted Basis	Exhibit A
Fully Diluted Shares	Exhibit A
GAAP	SECTION 3.06(b)
Governmental Entity	SECTION 3.05(b)
Grant Date	SECTION 3.03(f)
Hazardous Substance	SECTION 3.15(a)
HSR Act	SECTION 3.05(b)
HSR Filing	SECTION 6.03(a)
Inbound License Agreements	SECTION 3.18(c)
Independent Directors	SECTION 1.03(a)
Information Statement	SECTION 3.05(b)
Initial Expiration Date	SECTION 1.01(a)
Intellectual Property	SECTION 3.18(n)
Intervening Event	SECTION 5.02(e)
IRS	SECTION 3.10(b)
Judgment	SECTION 3.05(a)
knowledge	SECTION 9.03
Land Use Rights	SECTION 3.17(d)
Law	SECTION 3.05(a)
Liens	SECTION 3.02(a)
Maximum Premium	SECTION 6.07(b)
Merger	Recitals
Merger Consideration	SECTION 2.01(c)(2)
Merger Form S-4	SECTION 6.01(a)
Minimum Condition	Exhibit A

v

Terms	Section
Mixed Election	SECTION 1.01(b)
NASDAQ	SECTION 6.11
No Election Share	SECTION 1.01(b)
Notice Period	SECTION 5.02(b)
Open Source Software	SECTION 3.18(l)
Offer	Recitals
Offer Conditions	SECTION 1.01(a)
Offer Documents	SECTION 1.01(i)
Order	SECTION 3.11
Outside Date	SECTION 8.01(b)(i)
Parent	Preamble
Parent Balance Sheet	SECTION 4.06(c)
Parent Board	SECTION 4.04(b)
Parent Bylaws	SECTION 4.01
Parent Capital Stock	SECTION 4.03(a)
Parent Charter	SECTION 4.01
Parent Common Stock	SECTION 4.03(a)
Parent Financials	SECTION 4.06(c)
Parent Material Adverse Effect	SECTION 9.03
Parent Preferred Stock	SECTION 4.03(a)
Parent Proposal	SECTION 5.02(b)
Parent SEC Documents	SECTION 4.06(a)
Permits	SECTION 3.12
person	SECTION 9.03
Per Share Cash Election Consideration	SECTION 1.01(b)
Per Share Mixed Election Consideration	SECTION 1.01(b)
Per Share Mixed Election Stock Amount	SECTION 1.01(b)
Post-Signing Returns	SECTION 5.01(d)
PRC	SECTION 9.03
Proxy Statement	SECTION 3.05(b)
Qualified Company Takeover Proposal	SECTION 6.08(e)
RBC	SECTION 3.13
Representatives	SECTION 5.02(a)
Schedule 14D-9	SECTION 1.02(b)
Schedule TO	SECTION 1.01(i)
SEC	SECTION 1.01(a)
Section 262	SECTION 2.01(d)
Securities Act	SECTION 3.06(b)
Shares	Recitals
Share Issuance	SECTION 1.05
SOX	SECTION 3.06(e)
Specified Contracts	SECTION 3.22(a)
Structure Agreements	SECTION 9.03
Sub	Preamble
Subsequent Offering Period	SECTION 1.01(h)
Subsidiary or subsidiary	SECTION 9.03
Superior Company Proposal	SECTION 5.02(e)
Surviving Corporation	SECTION 1.05
Takeover Laws	SECTION 3.04(b)
Taxes	SECTION 3.09(n)
Tax Action	SECTION 5.01(d)

vi

Terms	Section
Tax-Related Agreements	SECTION 5.01(d)
Tax Return	SECTION 3.09(n)
Tender and Voting Agreement	Recitals
Termination Fee	SECTION 6.08(b)
Top-Up Option	SECTION 1.04(a)
Top-Up Option Shares	SECTION 1.04(a)
Transactions	SECTION 1.05
Transaction Agreements	Recitals
Triggering Notice	SECTION 5.02(b)
USPTO	SECTION 3.18(n)
Voting Company Debt	SECTION 3.03(g)
WARN Act	SECTION 3.19
WFOE	SECTION 3.25(a)
Withdrawal Determination	SECTION 5.02(b)

vii

AGREEMENT AND PLAN OF MERGER, dated as of February 23, 2009 (this “Agreement”), among EXAR CORPORATION, a Delaware corporation (“Parent”), HYBRID ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and HI/FN, INC., a Delaware corporation (the “Company”).

WHEREAS the respective Boards of Directors of Sub and the Company have approved and declared advisable, and the Board of Directors of Parent has approved, the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make an offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to exchange each outstanding share (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), for the following consideration from Sub, subject to the provisions set forth in Section 1.01(c), (d) and (e), at the election of the holder of such Share: (i) for each Share with respect to which a Mixed Election has been made, the Per Share Mixed Election Consideration and (ii) for each Share with respect to which a Cash Election has been made, the Per Share Cash Election Consideration, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Sub and the Company have approved and declared advisable the merger (the “Merger”) of Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of Company Common Stock not owned by Parent, Sub or the Company shall be converted into the right to receive the Per Share Mixed Election Consideration;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and certain officers and directors of the Company are entering into a Tender and Voting Agreement (the “Tender and Voting Agreement” and, together with this Agreement and the Employment Letter Agreements, the “Transaction Agreements”) pursuant to which such stockholders will agree to take specified actions in furtherance of the Offer and the Merger;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and certain executive officers of the Company are entering into Employment Letter Agreements that provide for certain employment related matters (each, an “Employment Letter Agreement” and collectively, the “Employment Letter Agreements”); and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Offer and the Merger

SECTION 1.01. The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article VIII, as promptly as reasonably practicable after the date of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange

Commission (the “SEC”) to purchase all Shares for the Per Share Mixed Election Consideration or the Per Share Cash Election Consideration, as applicable, as herein provided. The obligations of Sub to, and of Parent to cause Sub to, accept for exchange, and pay for, any Shares tendered pursuant to the Offer (and not validly withdrawn) are subject only to the satisfaction or waiver of each of the conditions set forth in Exhibit A (such conditions, the “Offer Conditions”). Subject to the prior satisfaction, or waiver by Parent or Sub, of the Offer Conditions and the occurrence of the Acceptance Time, Sub shall (and Parent shall cause Sub to) consummate the Offer in accordance with its terms and accept for exchange and exchange all Shares validly tendered and not withdrawn pursuant to the Offer promptly in accordance with Rule 14e-1(c) under the Exchange Act after Sub is legally permitted to do so under applicable law. The initial expiration date of the Offer shall be midnight (New York City time) on the 20th business day (as defined in Rule 14d-1 under the Exchange Act, “business day”) following the commencement of the Offer (determined using Rule 14d-1(g)(3) of the SEC) (such date, the “Initial Expiration Date”, and such date and any subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of this Agreement, each an “Expiration Date”). In the Offer, each Share accepted by Sub in accordance with the terms of the Offer shall, subject to the provisions set forth in Section 1.01(c), (d) and (e), be exchanged for the right to receive from Sub, at the election of the holder of such Share pursuant to Section 1.01(b): (X) the Per Share Mixed Election Consideration; or (Y) the Per Share Cash Election Consideration, plus, in the case of (X), cash in lieu of fractional Shares of Parent Common Stock in accordance with Section 1.01(d), without interest.

(b) Subject to Sections 1.01(c), (d) and (e), each holder of Shares shall be entitled to elect to specify (i) the number of Shares as to which such holder desires to make a Mixed Election and (ii) the number of Shares as to which such holder desires to make a Cash Election. Each Share with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been validly made and not revoked or lost shall be exchanged for the combination (which combination shall hereinafter be referred to as the “Per Share Mixed Election Consideration”) of (A) $1.60, net to the seller in cash, without interest and (B) 0.3529 shares of Parent Common Stock (the “Per Share Mixed Election Stock Amount”). Each Share with respect to which an election to receive cash (a “Cash Election”) has been validly made and not revoked or lost shall be exchanged for $4.00, net to the seller in cash, without interest (the “Per Share Cash Election Consideration”), subject to Section 1.01(c). Any Shares which are validly tendered in the Offer and not withdrawn, and which are not the subject of a valid Election (each such Share, a “No Election Share”), shall be treated in accordance with Section 1.01(e). Any Mixed Election or Cash Election shall be referred to herein as an “Election.” All Elections shall be made on a form furnished by Sub for that purpose, which form may be part of the letter of transmittal accompanying the Offer. In order to be deemed an effective Election, any such forms of Election must be delivered to Sub together with any Shares validly tendered on or prior to the Expiration Date. Holders of record of Shares who hold such Shares as nominees, trustees or in other representative capacities may submit multiple forms of Election on behalf of their respective beneficial holders. The cash payable and Parent Common Stock issuable per this paragraph shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c) Notwithstanding anything in this Agreement to the contrary, in no event shall the number of shares of Parent Common Stock issued pursuant to the Offer and the Merger exceed the product of the number of Shares issued and outstanding (other than Shares owned by Parent, Sub, the Company or any of their respective wholly owned subsidiaries) immediately prior to the Expiration Date and the Per Share Mixed Election Stock Amount.

(d) No fractional share of Parent Common Stock shall be issued in the Offer or the Merger, and each person that would otherwise be entitled to receive a fractional share shall receive, in lieu thereof, without interest, cash in the amount of such fraction multiplied by the closing sale price for the Parent Common Stock as reported on the NASDAQ, on the Acceptance Date.

(e) Each No Election Share shall be deemed to be tendered subject to a Cash Election.

(f) Sub expressly reserves the right to waive any Offer Condition or amend or modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the consideration payable in the Offer, (iii) amend or waive the Minimum Condition (as defined in Exhibit A), add to the conditions comprising the Offer Conditions or amend any condition comprising the Offer Conditions in any manner adverse, or that may reasonably be expected to be adverse, to the holders of Company Common Stock, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer, (vi) otherwise amend the Offer in any manner that is, or that may reasonably be expected to be, adverse to the holders of Company Common Stock or (vii) extend the expiration of the Offer in a manner other than pursuant to and in accordance with this Agreement. Notwithstanding anything in this Agreement to the contrary, Sub may, in its sole discretion, without the consent of the Company, (A) extend the Offer, on one or more occasions, if at the then scheduled Expiration Date of the Offer any of the Offer Conditions are not satisfied, until such time as such conditions are satisfied or waived, and (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. Sub expressly reserves the right in its sole discretion, and without the consent of the Company, to increase the amount of consideration payable in the Offer.

(g) The Offer shall be extended from time to time as follows:

(i) Offer Conditions Not Satisfied. If on or prior to any then scheduled Expiration Date, all of the Offer Conditions (including the Minimum Condition and all other Offer Conditions) shall not have been satisfied, or waived by Parent or Sub if permitted hereunder, then, subject to the rights of Parent and/or Sub under Article VIII, Sub shall (and Parent shall cause Sub to) extend the Offer for successive periods of up to twenty (20) business days each, as determined by Sub, in order to permit the satisfaction of such Offer Conditions; provided, however, that Sub shall not be required to extend the Offer (A) if at the then scheduled Expiration Date any of the Offer Conditions that are not then satisfied are not reasonably capable of being satisfied at or prior to the Outside Date or (B) beyond the Outside Date; or

(ii) Required by Applicable Law or NASDAQ. Sub shall extend the Offer for any period or periods required by applicable law, rule, regulation, interpretation or position of the SEC (or its staff) or NASDAQ.

(h) If necessary to obtain sufficient Shares (without regard to the exercise of the Top-Up Option) to permit the Merger to be consummated pursuant to Section 253 of the DGCL, Sub may, in its sole discretion, provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act immediately following the expiration of the Offer. Subject to the terms and conditions of this Agreement and the Offer Conditions, Sub shall (and Parent shall cause Sub to) immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the Offer during such “subsequent offering period” (a “Subsequent Offering Period”). The Offer Documents will provide for the possibility of a Subsequent Offering Period in a manner consistent with the terms of this Section 1.01(h).

(i) As soon as reasonably practicable on the date of commencement of the Offer, Parent shall, and Parent shall cause Sub to, file with the SEC (i) a Tender Offer Statement on Schedule TO (together with any amendments or supplements thereto, the “Schedule TO”) relating to the Offer and (ii) a Registration Statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the “Form S-4”). Each of Parent and the Company shall use its reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable. The Schedule TO, the Form S-4 and the documents included therein pursuant to which the Offer is being made, together with any supplements or amendments thereto, are referred to as the “Offer Documents”. Parent, Sub and the Company will take all steps necessary to cause the Offer Documents to be disseminated to holders of shares of Company Common Stock to the extent required by applicable U.S. federal securities laws. Parent and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent shall take all steps necessary to cause the Schedule TO and the Form S-4 as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities law, including applicable SEC rules and regulations thereunder. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO, the Form S-4 and the other Offer Documents and all amendments or supplements to the Schedule TO, the Form S-4 and the other Offer Documents prior to their being filed with the SEC or disseminated to the holders of shares of Company Common Stock. Parent also agrees to provide the Company and its counsel in writing with any comments Parent or its counsel may receive from the SEC or its staff with respect to the Schedule TO, the Form S-4 or the other Offer Documents promptly after the receipt of such comments and shall consult with and provide the Company and its counsel a reasonable opportunity to review and comment on the response of Parent to such comments prior to responding.

(j) Subject solely to the satisfaction or waiver by Sub of the Offer Conditions in accordance with Section 1.01(f), Sub shall, and Parent shall cause Sub, promptly after the then scheduled Expiration Date if at that time all of the Offer Conditions are satisfied (or waived by Sub), to accept for exchange and exchange the shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer for the Per Share Mixed Election Consideration or the Per Share Cash Election Consideration (depending on the Election made, and subject to Sections 1.01(c), (d) and (e)) (the date of acceptance for exchange, the “Acceptance Date”, and the time of acceptance for exchange on the Acceptance Date, the “Acceptance Time”).

(k) Tax Withholding. Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer any transfer tax due and any other amounts as Sub is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or under any other applicable state, local or foreign Law. To the extent that amounts are so withheld by Sub, such withheld amounts (i) shall be remitted by Sub to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

SECTION 1.02. Company Actions.

(a) The Company hereby approves of and consents to the Offer, the Merger and the other Transactions, and shall exercise reasonable best efforts to prevent any Takeover Laws from restricting, prohibiting or impeding the Offer, the Merger and the other Transactions. The Company has been advised that all of its directors and officers who own shares of Company Common Stock intend to tender their shares of Company Common Stock into the Offer. The Company shall not, and shall cause its subsidiaries not to, tender any shares of Company Common Stock held by the Company or any of its subsidiaries (other than any shares of Company Common Stock held on behalf of third parties) into the Offer.

(b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”) containing and describing the recommendations referred to in Section 3.04(b) and shall mail the Schedule 14D-9 to the holders of Company Common Stock. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities law, including applicable SEC rules and regulations thereunder. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and all amendments and supplements to the Schedule 14D-9 prior to their being filed with the SEC or disseminated to holders of Company Common Stock. The Company also agrees to provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall consult with and provide Parent and its counsel a reasonable opportunity to review and comment on the response of the Company to such comments prior to responding. The Company shall promptly supply to the

Parent and Sub in writing, for inclusion in the Offer Documents, all information concerning the Company required under applicable U.S. federal securities laws to be included in the Offer Documents or that may be reasonably request by the Parent and Sub in connection with the preparation of the Offer Documents.

(c) In connection with the Offer, the Company will, or will cause its transfer agent to, promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists in the Company’s possession or control of securities positions of shares of Company Common Stock held in stock depositories, in each case as of a recent date, and will provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Subject to the requirements of applicable Law, and, except for such steps as are necessary to disseminate the Schedule TO, the Form S-4 and the Offer Documents and any other documents necessary to consummate the Offer and the transactions contemplated by this Agreement, Parent and Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

SECTION 1.03. Directors. (a) Promptly upon the occurrence of the Acceptance Time, Sub shall be entitled to designate such number of directors on the Company Board as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, which is the product of (i) the total number of directors on the Company Board (after giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that (A) such number of shares of Company Common Stock so accepted for exchange plus the number of shares of Company Common Stock otherwise owned by Parent, Sub or any other subsidiary of Parent bears to (B) the total number of shares of Company Common Stock outstanding, and the Company shall, at such time, cause Sub’s designees to be so elected; provided, however, that, in the event that Sub’s designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least three directors who are directors on the date hereof and who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the U.S. federal securities laws) of Parent or Sub (one or more of such directors, the “Independent Directors”) and the size of the Company Board shall be such that Sub’s designees constitute at least a majority of the members of the Company Board. At such time the Company shall also cause individuals designated by Sub to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Company Board and (ii) each board of directors (or similar body) of each subsidiary of the Company identified by Sub (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board. Subject to applicable Law, the Company shall take all action requested by Parent or Sub necessary to effect any such election, including mailing to its stockholders the Information Statement, and the Company shall make such mailing with the mailing of the Schedule 14D-9. In connection with the foregoing, the Company shall promptly take all action necessary to accomplish the foregoing, including at the option of Sub, increasing the size of the Company Board or obtaining the resignation of such number of its current directors as is necessary to enable Sub’s designees to be elected or appointed to the Company Board as provided above. Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Sub are elected or appointed to the Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (x) amend or terminate this Agreement on behalf of the Company, (y) exercise or waive any of the Company’s rights or remedies hereunder, or (z) extend the time for performance of Parent’s or Sub’s obligations hereunder. Parent shall provide to the Company in writing, and be solely responsible for any information with respect to itself and its nominees, directors, officers and affiliates, required by such Section 14(f) and Rule 14f-1.

(b) At the Effective Time, and conditioned upon the occurrence of the Effective Time, Parent shall take all necessary action so that, as of the Effective Time, Mr. Albert Sisto will be appointed to the Parent Board.

SECTION 1.04. Top-Up Option. (a) The Company hereby grants to Parent and Sub an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the Per Share Cash Election

Consideration, up to that number of shares of Company Common Stock (the “Top-Up Option Shares”) that, when added to the number of shares of Company Common Stock owned by Parent or Sub or any wholly-owned Subsidiary of Parent or Sub at the time of exercise of the Top-Up Option, constitutes one share of Company Common Stock more than 90% of the number of shares of Company Common Stock that will be outstanding on a Fully Diluted Basis immediately after the issuance of the Top-Up Option Shares.

(b) The Top-Up Option may be exercised by Parent or Sub, in whole or in part, at any time following the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) immediately after the exercise of the Top-Up Option and the issuance of the Top-Up Option Shares pursuant thereto, the Merger would be capable of being consummated pursuant to Section 253 of the DGCL (assuming the issuance of the Top-Up Option Shares), (B) no applicable law, rule, regulation, judgment, order, injunction or decree shall prohibit the exercise of the Top-Up Option or the issuance of the Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal and (C) in no event shall the Top-Up Option be exercisable for a number of shares of Company Common Stock in excess of the Company’s total treasury and authorized and unissued shares of Company Common Stock. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable legal requirements of all Governmental Entities, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.

(c) Upon the exercise of the Top-Up Option in accordance with Section 1.04(a), Parent shall so notify the Company and shall set forth in such notice (i) the number of shares of Company Common Stock that are expected to be owned by Parent, Sub or any wholly-owned Subsidiary of Parent or Sub immediately preceding the purchase of the Top-Up Option Shares and (ii) a place, date and time for the closing of the purchase of the Top-Up Option Shares. The Company shall, as soon as practicable following receipt of such notice, notify Parent and Sub of the number of shares of Company Common Stock then outstanding and the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, Parent or Sub, as the case may be, shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, and the Company shall cause to be issued to Parent or Sub a certificate representing the Top-Up Option Shares. Such certificates may include any legends that are required by federal or state securities laws. The aggregate purchase price payable for the Top-Up Option Shares may be paid by Sub or Parent (i) by payment in cash by wire transfer of same-day funds or (ii) by executing and delivering to the Company a full recourse promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Option Shares. Any such promissory note shall bear interest at 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

(d) Parent and Sub understand that the Shares which Parent or Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. Parent and Sub represent and warrant to the Company that Parent and Sub are, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Parent and Sub agree that the Top-Up Option and the Top-Up Option Shares are being and will be acquired by Parent or Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

SECTION 1.05. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. At the election of Parent, any direct or indirect wholly-owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing. The Offer, the Merger, the issuance by Parent of Parent Common Stock in connection with the Offer and the Merger (the “Share Issuance”) and the other transactions contemplated by the Transaction Agreements are referred to in this Agreement collectively as the “Transactions.”

SECTION 1.06. Closing. The closing (the “Closing”) of the Merger shall take place at the offices of O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, California 94025, at 10:00 a.m. local time on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Article VII, or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.07. Effective Time. Prior to the Closing, Parent shall prepare, and on the Closing Date or as soon as practicable thereafter Parent shall file with the Secretary of State of the State of Delaware, a certificate of merger or certificate of ownership and merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.08. Effects. At the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.09. Tax Consequences. Parent, Sub and the Company make no representations or warranties to any stockholder of the Company regarding the Tax treatment of the Offer and the Merger, or any of the Tax consequences to the Company, its subsidiaries or any stockholder of the Company of this Agreement, the Offer, the Merger or any of the other transactions or agreements contemplated hereby. Parent, Sub and the Company acknowledge that they are relying solely on their own Tax advisors in connection with this Agreement, the Offer, the Merger and the other transactions and agreements contemplated hereby.

SECTION 1.10. Organizational Documents. (a) The Certificate of Incorporation of the Company shall be amended at the Effective Time to be in the form of Exhibit B, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The Bylaws of the Surviving Corporation shall be amended at the Effective Time to be identical to the Bylaws of Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.11. Directors and Officers. (a) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 1.12. Company Restricted Shares. Notwithstanding anything in this Agreement to the contrary, the consideration payable with respect to any Company Restricted Shares tendered in the Offer or exchanged in the Merger shall be subject to the same vesting schedule as such Company Restricted Shares are subject to such that the holder of the Company Restricted Shares shall become vested in such consideration

(measured proportionately between the cash and shares of Parent Common Stock due with respect thereto) at the same times and under the same conditions as applicable to such Company Restricted Shares. Parent or Sub shall retain such unvested consideration and shall pay it to the former holder of such Company Restricted Shares as such holder vests therein.

SECTION 1.13. Merger Without Meeting of Stockholders. Notwithstanding anything in this Agreement to the contrary, but subject to Article VII, if, following the Offer and any Subsequent Offering Period and the exercise, if any, of the Top-Up Option, Parent, or any direct or indirect subsidiary of Parent shall own at least 90% of the outstanding shares of Company Common Stock pursuant to the Offer, exercise of the Top-Up Option or otherwise, the parties hereto shall, subject to Article VII hereof, take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable after the satisfaction of such threshold, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

ARTICLE II

Effect on the Capital Stock of the

Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock.

(a) Capital Stock of Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub, each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub, each share of Company Common Stock that is owned by the Company as treasury stock, any wholly owned Subsidiary of the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub, subject to Sections 2.01(b), 2.01(d) and 2.02(e), each issued share of Company Common Stock shall be converted into the right to receive the Per Share Mixed Election Consideration.

(ii) The Per Share Mixed Election Consideration to be issued upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.02(e) are referred to collectively as “Merger Consideration.” As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, if appraisal rights are available in the Merger under Section 262 of the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair market value under Section 262 then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c), without interest thereon, upon surrender of the certificate formerly representing such shares. The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. Promptly following the Effective Time, Parent shall deposit with such bank or trust company as may be designated by Parent (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for exchange in accordance with this Article II, through the Exchange Agent, the amount of cash and/or certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock outstanding immediately prior to the Effective Time (such cash, shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.02(e). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and/or a certificate representing that number of whole shares of Parent Common Stock (together with cash in lieu of fractional shares) that such holder has the right to receive pursuant to the provisions of this Article II (as applicable), and the Certificate so surrendered shall forthwith be canceled. Until such time as a certificate representing Parent Common Stock is issued to or at the direction of the holder of a surrendered Certificate, such Parent Common Stock shall be deemed not outstanding and shall not be entitled to vote on any matter. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the amount of cash and/or a certificate representing the appropriate number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the receipt of the amount of cash and/or issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section 2.02. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate formerly representing Company Common Stock with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e) until the surrender of such certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Common Stock. The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock (including any dividends or other distributions paid pursuant to Section 2.02(c) and cash paid in lieu of fractional shares pursuant to Section 2.02(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. For purposes of this Section 2.02(e), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

(ii) In lieu of any such fractional shares, each holder of a Certificate who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.01(c) (or would be entitled but for this Section 2.02(e)) and (B) the closing sale price for the Parent Common Stock as reported on the NASDAQ for the trading day immediately prior to the Closing Date.

(iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Certificates entitled to receive such cash.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of a Certificate who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by this Article II.

(g) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration or any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.02(c) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be the property of and shall be paid to Parent.

(i) Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted and withheld under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to each of Parent and Sub that, except as set forth in the letter (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such letter relates; provided, however, that any information disclosed in one section of such letter shall be deemed to be disclosed in such other sections of such letter to which its relevance is readily apparent on the face of such disclosed information), dated as of the date of this Agreement, from the Company to each of Parent and Sub (the “Company Disclosure Letter”):

SECTION 3.01. Organization, Standing and Power. Each of the Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority necessary to conduct its businesses as presently conducted, except, as to Company Subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, except where the failure to be so qualified has not had nor could reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement true and complete copies of the Third Amended and Restated Certificate of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the Amended and Restated Bylaws of the Company, as amended to the date of this Agreement (as so amended, the “Company Bylaws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through and in effect as of the date of this Agreement.

SECTION 3.02. Company Subsidiaries; Equity Interests. (a) Section 3.02(a) of the Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock (or other ownership interests, as applicable) of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

(b) Except for its interests in the Company Subsidiaries, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 3.03. Capital Structure. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”).

(b) As of February 20, 2009, (i) 15,806,685 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) 1,063,848 shares of Company Common Stock were held by the Company in its treasury, (iii) 2,889,658 shares (out of which 483,224 shares were reserved for Company RSU Awards) of Company Common Stock were subject to outstanding Company Stock Options and 1,672,183 additional shares (out of which 483,224 shares were reserved for Company RSU Awards) of Company Common Stock were reserved for future grant purposes under the Company Stock Plans, and (iv) 273,365 shares of Company Common Stock were reserved for issuance under the Company’s Amended and Restated 1998 Employee Stock Purchase Plan (the “ESPP”).

(c) Except as set forth above, at the close of business on the date hereof, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound.

(d) Section 3.03(d) of the Company Disclosure Letter sets forth a complete and accurate list, as of February 23, 2009, of (A) all outstanding options to purchase shares of Company Common Stock (collectively, together with any options granted after the date hereof, to the extent permitted by this Agreement, “Company Stock Options”) under the Company Stock Plans or otherwise, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof, (B) all shares of Company Common Stock that were outstanding but were subject to vesting or other forfeiture restrictions or were subject to a right of repurchase by the Company at a fixed purchase price as of such time (shares so subject, the “Company Restricted Shares”) under the Company Stock Plans or otherwise, the grant and issuance dates, vesting schedules and repurchase price (if any) thereof and the names of the holders thereof and (C) all outstanding performance stock unit awards or restricted stock unit awards in respect of shares of Company Common Stock (collectively, the “Company RSU Awards”) under the Company Stock Plans or otherwise, the number of shares of Company Common Stock subject thereto, the grant dates and vesting schedules thereof and the names of the holders thereof.

(e) All (i) Company Restricted Shares, (ii) Company Stock Options and (iii) Company RSU Awards are evidenced by stock option agreements, restricted stock award agreements, performance stock unit award agreements, restricted stock unit award agreements or other award agreements, in each case substantially in the forms attached to the Company Disclosure Letter, and no stock option agreement, restricted stock award agreement, performance stock unit award agreement, restricted stock unit award agreement or other award agreement contains terms that are inconsistent in any material respect with, or material terms in addition to, such forms.

(f) With respect to each Company Stock Option, (w) each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, (x) the award agreement governing such grant was duly executed and delivered by each party thereto and each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the NASDAQ, (y) the per share exercise price of each Company Stock Option was not less than the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Stock Option intended to qualify as an “incentive stock option”, and within the meaning of Section 409A of the Code, in the case of each other Company Stock Option) of a share of Company Common Stock on the applicable Grant Date and (z) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Filed Company SEC Documents in accordance with the Exchange Act and all other applicable laws. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, Company Stock Options prior to, or otherwise knowingly coordinate the grant of Company Stock Options with, the release or other public announcement of material information regarding the Company or any of the Company Subsidiaries or their financial results or prospects. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code, if any, so qualifies.

(g) Each Company Stock Option, each Company Restricted Share and each Company RSU Award may, by its terms, be treated at the Effective Time as set forth in Section 6.04(a). All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options, the Company RSU Awards, and rights under the ESPP will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. None of the Company or any of the Company Subsidiaries has in place, or is subject to, a stockholder rights plan, “poison pill” or similar plan or instrument.

SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver the Transaction Agreements to which it is a party and to consummate the Transactions. The execution, delivery and performance by the Company of each Transaction Agreement to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, if required by Law, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered each Transaction Agreement to which it is a party, and each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies).

(b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the other Transaction Agreements, the Offer, the Merger and the other Transactions and approving the execution, delivery and performance of this Agreement and the other Transaction Agreements, (ii) determining that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock into the Offer, (iv) recommending that the Company’s stockholders adopt this Agreement and give the Company Stockholder Approval, if required by Law, (v) rendering the limitations on business combinations contained in Section 203 of the DGCL inapplicable to the Offer, the Merger, this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, (vi) electing that the Offer and the Merger not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement, and (vii) determining that each member of the Compensation Committee approving any employment compensation, severance or other employee benefit arrangement as set forth in Section 3.30 is an “independent director” within the meaning of NASDAQ Rule 4200(a)(15), which resolutions have not been rescinded, modified or withdrawn in any way. Such resolutions are sufficient to render inapplicable to Parent and Sub, and this Agreement and the other Transaction Agreements, the Offer, the Merger and the other Transactions, the restrictions on business combinations set forth in Section 203 of the DGCL. No other Takeover Law or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement and the other Transaction Agreements, the Offer, the Merger or any other Transaction.

SECTION 3.05. No Conflicts; Consents. (a) The execution, delivery and performance by the Company of each Transaction Agreement to which it is a party do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (a “Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clause (ii) above, any Contract that is not material to the Company and the Company Subsidiaries taken as a whole, or in the case of clause (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, or permit from, any U.S. federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement to which it is a party or the consummation of the Transactions, other than (i) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (B) compliance with any mandatory pre-merger notification and approval requirements under any foreign (non-US) antitrust or competition laws (“Foreign Antitrust Laws”), (ii) the filing with the SEC of (A) the Schedule 14D-9 and a proxy or information statement relating to the adoption of this Agreement by the Company’s stockholders (the “Proxy Statement”), if such adoption is required by Law, (B) any information statement (the “Information Statement”) required under Rule 14f-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in connection with the Offer, and (C) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement and the other Transaction

Agreements, the Offer, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, and (iv) such other items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect and are set forth in Section 3.05(b) of the Company Disclosure Letter.

SECTION 3.06. SEC Documents; Undisclosed Liabilities. (a) The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated by reference therein) required to be filed by the Company with the SEC since December 31, 2007 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Form 8-K or otherwise, the “Company SEC Documents”).

(b) As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except as set forth in the Company SEC Documents (excluding any disclosures in any “risk factors” section or any disclosures that are forward-looking or predictive in nature) filed and publicly available not less than two business days prior to the date of this Agreement (the “Filed Company SEC Documents”), neither the Company nor any Company Subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), whether or not required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

(d) None of the Company Subsidiaries is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(e) Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and the statements contained in such certifications are true and correct. For purposes of the preceding sentence hereof, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(f) The Company has not received any oral or written notification of a (i) “significant deficiency” or (ii) “material weakness” in the Company’s and the Company Subsidiaries’ internal controls, and, to the knowledge of the Company, there is no set of circumstances that could reasonably be expected to result in a

“significant deficiency” or “material weakness” in the internal controls of the Company or any of the Company Subsidiaries that is required to file reports with the SEC under the Exchange Act. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(g) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet, partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(h) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (B) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (C) that receipts and expenditures of the Company are being made only in accordance with the authorization of management and directors of the Company and (D) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(i) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(j) The Company is in material compliance with the applicable provisions of SOX, the rules and regulations of the SEC adopted in connection therewith, and the applicable listing standards and corporate governance rules of the NASDAQ.

(k) Since December 31, 2006, neither the Company, any of the Company Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of the Company Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or its internal controls, including any complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices. Since December 31, 2006, no person has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents, to the Company Board, any committee thereof or to any director or officer of the Company.

SECTION 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9, the Information Statement or the Merger Form S-4 will, at the time such document is filed with the SEC, at any time it is amended or supplemented at the time it becomes effective under the Securities Act, at the time it is first published, sent or given to the Company’s stockholders or (other than in the case of the Merger Form S-4) at the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

SECTION 3.08. Absence of Certain Changes or Events. From the date of the most recent audited financial statements included in the Filed Company SEC Documents through the date of this Agreement, the Company has conducted its business only in the ordinary course consistent with past practice, and during such period there has not been:

(i) any event, change, effect, occurrence, state of facts or development that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

(ii) any action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Parent pursuant to the second sentence of Section 5.01(a) of this Agreement; or

(iii) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate, is material to the Company and the Company Subsidiaries taken as a whole.

SECTION 3.09. Taxes. (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. Each of the Company and each Company Subsidiary has timely paid all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns). No claim has ever been made in writing by a Governmental Authority in a jurisdiction where any of the Company and the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither the Company nor any Company Subsidiary has been granted, requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year that have not since been filed.

(b) Neither the Company nor any Company Subsidiary is delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed, asserted or assessed in writing against the Company or any Company Subsidiary. As of the date of this Agreement, there are no pending requests for waivers of any statute of limitations on, or extension of any time period for, the assessment or collection of any Tax with respect to the Company or any Company Subsidiary, and no such waivers or extensions have been granted by any taxing authority.

(c) The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the dates of the financial statements contained in the Filed Company SEC Documents, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements. Since the date of the most recent financial statement contained in the Filed Company SEC Documents, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(d) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.

(e) There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and the Company Subsidiaries, and, after the Closing Date, none of the Company and the Company Subsidiaries shall be bound by any such Tax sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(f) None of the Company and the Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). None of the Company and the Company Subsidiaries has any liability for the Taxes of any person (other than Taxes of the Company and the Company Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(g) Each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(h) Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code either (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Offer and the Merger.

(i) Neither the Company nor any of the Company Subsidiaries has entered into any transaction identified as a “reportable transaction” as set forth in Treasury Regulation Sections 1.6011-4(b)(1) or any comparable provision of state, local or non-U.S. law.

(j) There are no limitations on the utilization of the net operating losses of the Company or any of the Company Subsidiaries under Section 382 or Section 384 of the Code (or any corresponding or similar provisions of applicable state, local, or foreign Law) or the separate return limitation year rules under the consolidated return provisions of the Treasury Regulations (or any corresponding or similar provisions of applicable state, local, or foreign law), other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement.

(k) Neither the Company nor any of the Company Subsidiaries is or has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(l) The Company has provided or made available to Parent all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government with respect to the Company and any Company Subsidiary. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, or other Tax reduction agreement or order.

(m) The Company and each Company Subsidiary is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and each Company Subsidiary. The price for any property or services (or for the use of any property) provided to or by the Company and each Company Subsidiary are arm’s-length prices for purposes of the applicable transfer pricing laws.

(n) For purposes of this Agreement:

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property (real or personal), sales, use, capital stock, payroll, employment, occupation, severance, disability, premium, environmental (including taxes under Code Section 59A), social security, workers’ compensation, estimated, unemployment compensation or net worth; alternative or add-on minimum; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Tax Return” means all U.S. federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes, including any exhibits and attachments to any of the above.

SECTION 3.10. Company Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each and every written, unwritten, formal or informal material plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has or may in the future have any liability (contingent or otherwise). Each plan, agreement, program, policy or arrangement required to be set forth on the Company Disclosure Letter pursuant to the foregoing is referred to herein as a “Company Benefit Plan.”

(b) The Company has delivered the following documents to Parent with respect to each Company Benefit Plan: (1) correct and complete copies of all documents embodying such Company Benefit Plan, including (without limitation) all amendments thereto, and all related trust documents, (2) a written description of any Company Benefit Plan that is not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (4) the three most recent annual actuarial valuations, if any, (5) all Internal Revenue Service (“IRS”) or Department of Labor (“DOL”) determination, opinion, notification and advisory letters, (6) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (7) all material correspondence to or from any Governmental Entity received in the last three years, (8) all discrimination tests for the most recent three plan years, and (9) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts, and any and all forms of award or similar agreements thereunder.

(c) Each Company Benefit Plan has been maintained and administered in all respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including (without limitation) ERISA and the Code, which are applicable to such Company Benefit Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Company Benefit Plans have been timely made or accrued. All bonuses payable to employees of the Company or any Company Subsidiary with respect to performance in periods including all or a portion of calendar year 2008 have been fully paid. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and either: (1) has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Company Benefit Plan has been adopted since the date of such letter covering such Company Benefit Plan that would adversely affect such favorable determination; or (2) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination. Except as disclosed in the Filed Company SEC Documents, from December 31, 2007, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any Company Benefit Plans.

(d) No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company, any Company Subsidiary, or any of their respective current or former ERISA Affiliates is or ever in the past was (1) a “multiemployer plan” as defined in Section 3(37) of ERISA, (2) a plan described in Section 413 of the Code, (3) a plan subject to Title IV of ERISA, (4) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (5) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. The term “ERISA Affiliate” means any person that, together with the Company or any Company Subsidiary, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(e) Neither the Company nor any Company Subsidiary is subject to any liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. The Company and each of the Company Subsidiaries have complied with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA. No “Prohibited Transaction”, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan.

(f) No Company Benefit Plan provides, or reflects or represents any liability to provide, benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company and the Company Subsidiaries other than (1) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (2) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code, (3) disability benefits that have been fully provided for by insurance under a Company Benefit Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA, or (4) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Section 3.10(a) of the Company Disclosure Letter.

(g) There is no contract, plan or arrangement covering any employee or former employee of the Company or any Company Subsidiary that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company or such Company Subsidiary by reason of Section 280G of the Code. For purposes of the foregoing sentence, the term “payment” shall include (without limitation) any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits. The execution of this Agreement and the consummation of the Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (1) entitle any person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Company Benefit Plan, (2) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Company Benefit Plan, (3) trigger any obligation to fund any Company Benefit Plan, or (4) result in any breach or violation of, or a default under, any Company Benefit Plan.

(h) No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or threatened against or with respect to any Company Benefit Plan or the assets or any fiduciary thereof (in that person’s capacity as a fiduciary of such Company Benefit Plan). There are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or other Governmental Entity with respect to any Company Benefit Plan.

(i) With respect to each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (1) such plan has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid the imposition of any tax, interest or penalty thereunder; (2) the document or documents that evidence each such plan conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code on December 31, 2008; and (3) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No Company Benefit Plan is funded through an offshore trust or would otherwise result in a transfer of property under Section 409A(b) of the Code.

(j) No Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Company Benefit Plan, a “Foreign Benefit Plan”). With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Entity, (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the most recent balance sheet included in the Filed Company SEC Documents, and (iii) no material liability or obligation of the Company or any Company Subsidiary exists with respect to such Foreign Benefit Plans.

SECTION 3.11. Litigation. Except as disclosed in the Filed Company SEC Documents and except for prosecution of patents, trademark registrations and applications therefor in the USPTO and other regional and national patent and trademark offices with respect to which no third party has filed or undertaken an opposition or taken similar action, there is no suit, action, hearing, investigation, inquiry, claim, charge, action, arbitration, governmental investigation or other legal or administrative proceeding (each, an “Action”) (or group of related Actions) pending or, to the knowledge of the Company, threatened against or directly affecting the Company, any Company Subsidiary or, to the knowledge of the Company any of the directors or officers of the Company or any of the Company Subsidiaries in their capacity as such (and the Company has no knowledge of any basis for any such Action) that (i) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) has resulted in or is reasonably likely to result in an injunction or award of material damages against the Company or any Company Subsidiary, (iii) has resulted in or is reasonably likely to result in any material restraint on the Company’s ability or the ability of any Company Subsidiary to operate its business, (iv) involves an amount in controversy in excess of $100,000, (v) seeks or is reasonably likely to seek to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and the Company Subsidiaries substantially as it was operated immediately prior to the date of this Agreement, or (vi) has resulted in or is reasonably likely to result in a finding by any court or Governmental Entity or any arbitral or other dispute resolution body that any item of Company Owned IP that is material to the Company and the Company Subsidiaries taken as a whole is invalid or unenforceable (either in whole or in part). Neither the Company nor any of the Company Subsidiaries, nor any officer, director or employee of the Company or any of the Company Subsidiaries, has been permanently or temporarily enjoined by any order, writ, injunction or decree (each, an “Order”) of any court or Governmental Entity or any arbitral or other dispute resolution body from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company or such Company Subsidiary, nor, to the knowledge of the Company, is the Company, any Company Subsidiary or any officer, director or employee of the Company or any Company Subsidiaries under investigation by any Governmental Entity. There is no Order enjoining or requiring the Company or any of the Company Subsidiaries to take any action of any kind with respect to its business, assets or properties.

SECTION 3.12. Compliance with Applicable Laws. The Company and the Company Subsidiaries are in compliance with all applicable Judgments and Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication during the past three years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law. Each of the Company and the Company Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities, including all authorizations under Environmental Laws, (“Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, except for the failure to have such Permits that, individually or in the aggregate, could not reasonably be expected to have a

Company Material Adverse Effect. There has occurred no default under, or violation of, any such Permit, except for defaults under, or violations of, Permits, that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Each of the Offer and the Merger, in and of itself or collectively, would not cause the revocation or cancellation of any such Permit that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, each stockholder of the Company who is an individual resident in the PRC, has completed necessary filings or registrations and has obtained all necessary approvals required to comply with any rules or regulations of the PRC State Administration of Foreign Exchange related to such individual being a stockholder of the Company.

SECTION 3.13. Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than RBC Capital Markets Corporation (“RBC”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. Section 3.13 of the Company Disclosure Letter sets for the Company’s good faith estimate of the fees and expenses of all accountants, brokers, financial advisors (including RBC), legal counsel (including Fenwick & West LLP), financial printers and other persons retained by the Company or any of the Company Subsidiaries incurred or to be incurred by the Company or any of the Company Subsidiaries in connection with this Agreement or the Transactions.

SECTION 3.14. Opinion of Financial Advisor. The Company has received the opinion of RBC, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received pursuant to the Offer and the Merger by the holders of shares of Company Common Stock is fair to such holders from a financial point of view, a signed copy of which opinion has been delivered to Parent.

SECTION 3.15. Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has (x) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company’s or any of the Company Subsidiaries’ properties or any other properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (y) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any of the Company’s or any of the Company Subsidiaries’ properties or any other property but arising from the Company’s or any of the Company Subsidiaries’ properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, or (z) received any written notice (A) of any violation of any statute, Law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control or regarding Hazardous Substances on or under any of the Company’s or any of the Company Subsidiaries’ properties or any other properties (collectively, “Environmental Laws”) or the institution or pendency of any Action by any Governmental Entity or any third party in connection with any such violation, (B) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of the Company Subsidiaries’ properties or any other properties, or (C) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of the Company Subsidiaries’ properties or any other properties. For purposes of this Agreement, the term “Hazardous Substance” shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances” under any Environmental Law.

(b) No Environmental Law imposes any obligation upon the Company or any of the Company Subsidiaries arising out of or as a condition to any Transaction, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any

Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon the Company’s or any of the Company Subsidiaries’ properties under any Environmental Law.

SECTION 3.16. Material Contracts; Debt Instruments. (a) Subsections (i) through (xiv) of Section 3.16(a) of the Company Disclosure Letter contain a list of the following Contracts to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound (such Contracts, the “Company Material Contracts”):

(i) any outbound lease, license, sale or other similar agreement providing for the sale, lease or license by the Company or any of the Company Subsidiaries of goods, services, Intellectual Property or other assets that (x) was entered into outside the ordinary course of business or (y) was entered into in the ordinary course of business and is expected to result in either (A) annual payments to the Company and/or any of the Company Subsidiaries of $350,000 or more, or (B) aggregate payments to the Company and/or any of the Company Subsidiaries of $1,000,000 or more over the next five (5) years, except for any such contract between the Company and any of the Company Subsidiaries;

(ii) any inbound lease, license, purchase or other similar agreement for the purchase, lease or license by the Company or any of the Company Subsidiaries of goods, services, Intellectual Property or other assets that is expected to result in either (A) annual payments by the Company and/or any of the Company Subsidiaries of $100,000 or more, or (B) aggregate payments by the Company and/or any of the Company Subsidiaries of $500,000 or more over the next five (5) years, except for any such contract between the Company and any of the Company Subsidiaries;

(iii) any Contract of the Company or any Company Subsidiary (A) evidencing indebtedness for borrowed money of the Company or any Company Subsidiary; (B) guaranteeing any such indebtedness of another person; (C) constituting debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary; (D) guaranteeing any debt securities of another person; (E) constituting a “keep well” or other agreement to maintain any financial statement condition of another person or (F) having the economic effect of any of the foregoing, except in each case for any such Contract between the Company and any of the Company Subsidiaries (all Contracts listed or required to be listed in Section 3.16(a)(iii) of the Company Disclosure Letter, “Debt Instruments”);

(iv) any joint venture, partnership, strategic alliance, or similar agreement;

(v) any contract or agreement relating to the acquisition or disposition of any business, material amount of assets or any interest therein under which the Company or any of the Company Subsidiaries has any material outstanding rights or obligations;

(vi) any contract or agreement that limits, or purports to limit, in any material respect, the ability of the Company or any of the Company Subsidiaries to compete in a line of business or with any person or in any geographic area or during any period of time;

(vii) any Contract that, upon the consummation of the Transactions, will result in any of Parent or any of its subsidiaries or the Company (including as the Surviving Corporation) or any of the Company Subsidiaries, granting any rights or licenses to any material Intellectual Property of any of Parent or any of its subsidiaries or the Company (including as the Surviving Corporation) or any of the Company Subsidiaries, to any third party;

(viii) any Contract that provides for remaining annual consideration or revenue in an amount in excess of $100,000;

(ix) any Contract to which the Company or any Company Subsidiary is a party with any officer, employee, independent contractor or director of the Company or any Company Subsidiary that provides for the payment of annual compensation or potential compensation (including, but not limited to, wages, salary, consulting fees, bonuses, commissions and/or severance pay) in excess of $150,000;

(x) any Contract that is a collective bargaining agreement or other agreement with any labor union, employees’ association or other employee representative of a group of employees of the Company or any Company Subsidiary;

(xi) any Contract that requires the Company or any Company Subsidiary to deal exclusively with any person with respect to any matter or that provide “most favored nation” pricing or terms to the other party to such Contract or any third party, including any Contract that, following the Effective Time, would apply to Parent or any of its subsidiaries;

(xii) each material Contract to which the Company or any Company Subsidiary is a party entered into in the last three years in connection with the settlement or other resolution of any actual or threatened Action;

(xiii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); and

(xiv) any Contract (excluding benefit plans and equity incentive plans that are available to all employees of the Company) with any stockholder, director, officer or affiliate of the Company or any of the Company Subsidiaries.

(b) The Company and each of the Company Subsidiaries that is a party to a Company Material Contract has performed in all material respects all obligations to be performed by it under such Company Material Contract. Neither the Company nor any of the Company Subsidiaries has received any written notice of cancellation or threatened cancellation relating to a Company Material Contract or has any knowledge that a Company Material Contract is likely to be cancelled, other than upon any expiration of such Company Material Contract in accordance with its terms.

(c) Each Company Material Contract is a written Contract, is a valid and binding agreement, is in full force and effect, and is enforceable by the Company or the Company Subsidiary that is a party thereto against each other party thereto in accordance with its terms. To the knowledge of the Company, each other party to a Company Material Contract is not in default or in breach in any material respect of any such Company Material Contract.

(d) No Company Material Contract is under re-negotiation, and, to the knowledge of the Company, no party thereto is seeking to re-negotiate or modify any such Company Material Contract.

(e) The Company has provided Parent a true and complete copy of the Debt Instruments. The Company and each of the Company Subsidiaries that is a party to a Debt Instrument is in compliance with all covenants in such Company Material Contract and has been in compliance with all such covenants since December 31, 2007. Section 3.16(a)(iii) of the Company Disclosure Letter sets forth a complete and correct schedule of all amounts owing under each of the Debt Instruments, together with the per annum interest rate and the maturity date.

SECTION 3.17. Title to Properties. (a) Each of the Company and each of the Company Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted. All such assets and properties, other than assets and properties in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted. Neither the Company nor any Company Subsidiary owns any real property.

(b) To the knowledge of the Company, all personal property owned or leased by the Company or any Company Subsidiary and all buildings, structures, fixtures and other improvements included in any real property owned or leased by the Company or any Company Subsidiary have been properly maintained and in are in good and working order and repair, ordinary wear and tear excepted, free from known defects in construction or design and usable for their intended purposes in the ordinary course of the Company’s and the Company Subsidiaries’ business. To the knowledge of the Company, no zoning or similar land use restrictions are currently in effect or proposed by any Governmental Entity that would impair the operation of the Company’s or any Company Subsidiary’s business as currently conducted or which would impair the use, occupancy and enjoyment of any of the real property owned or leased by the Company or any Company Subsidiary in any material respect. To the knowledge of the Company, all of the real property owned or leased by the Company or any Company Subsidiary is in material compliance with all applicable zoning or similar land use restrictions of all Governmental Entities having jurisdiction thereof and with all recorded restrictions, covenants and conditions affecting any of such real property. Neither the Company nor any Company Subsidiary has received any notice from any person with regard to any material violation of building codes, zoning regulations or subdivision covenants by the Company or any of the Company Subsidiaries, and, to the knowledge of the Company, the Company and the Company are in compliance with any such building codes, zoning regulations and subdivision covenants. To the knowledge of the Company, no portion of the real property owned or leased by the Company or any Company Subsidiary is subject to any Order for its sale, condemnation, expropriation or taking (by eminent domain or otherwise) by any Governmental Entity, and no such sale, condemnation, expropriation or taking been proposed or, to knowledge of the Company, threatened.

(c) Each of the Company and each of the Company Subsidiaries has complied in all material respects with the terms of all leases to which it is a party, and all such leases are in full force and effect. Each of the Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

(d) In the PRC, none of the Company or any of the Company Subsidiaries owns or has legal or equitable title or other right or interest in any real property other than the land use rights (the “Land Use Rights”) held by the Company or one of the Company Subsidiaries or as held pursuant to a lease. True and complete copies of the certificates evidencing the Land Use Rights have been delivered to Parent and any land grant premium required under applicable Law in connection with securing such Land Use Rights has been fully paid. None of the land with respect to which the Land Use Rights relate constitutes arable land that has been converted to other uses.

SECTION 3.18. Intellectual Property. (a) The business and operations of the Company and the Company Subsidiaries as currently conducted (including the use, development, manufacture, marketing, license, sale or furnishing of any products (including products under development) and services of the Company or any Company Subsidiary) have not and do not infringe on the Intellectual Property rights of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. There are no pending adversarial proceedings with respect to (i) any alleged infringement by the Company or any of the Company Subsidiaries of any Intellectual Property of a third party, (ii) any alleged unfair competition or trade practices by the Company or any of the Company Subsidiaries, or (iii) any challenge of any Company Owned IP by a third party (except for prosecution of pending patent and trademark applications in the USPTO and other regional and national patent and trademark offices). Neither the Company nor any of the Company Subsidiaries has received within the five (5) year period prior to the date hereof any written notice from any third party alleging infringement of such third party’s Intellectual Property, alleging unfair competition or trade practices by the Company or any of the Company Subsidiaries, or challenging any Company Owned IP (except for prosecution of patent and trademark applications in the USPTO and other regional and national patent and trademark offices).

(b) To the knowledge of the Company, no person (including, without limitation, any current or former employee or consultant of the Company or any of the Company Subsidiaries) is infringing, violating or misappropriating any of the Company Owned IP, or any Intellectual Property which is exclusively licensed to the Company or any of the Company Subsidiaries. There are no pending adversarial proceedings involving the Company or any Company Subsidiary with respect to: (i) any Company Owned IP or, (ii) to the knowledge of the Company, any Intellectual Property which is exclusively licensed to the Company or any of the Company Subsidiaries, except, for (i) and (ii), with respect to any pending applications that are the subject of normal examination proceedings by the USPTO and/or corresponding foreign patent offices. Neither the Company nor any Company Subsidiary has entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Company Owned IP or any Intellectual Property which is exclusively licensed to the Company or any of the Company Subsidiaries.

(c) The Company or one of the Company Subsidiaries, owns, or is licensed under, or otherwise possesses sufficient rights under, the Intellectual Property necessary to conduct the business and operations of the Company and the Company Subsidiaries as currently conducted. Without limiting the foregoing, the Company or one of the Company Subsidiaries owns or has sufficient licenses or rights (including, as applicable, a sufficient number of seat or site licenses) for the software and documentation and the computer, communications and network systems internally used by the Company and the Company Subsidiaries to design, develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test any of their products, and except as expressly set forth in the Inbound License Agreements, neither the Company nor any of the Company Subsidiaries is currently required to make or accrue any royalty or other payment to any person in connection with any of the foregoing. Section 3.18(c) of the Company Disclosure Letter contains a true and complete list of all agreements granting licenses or similar rights to the Company or any of the Company Subsidiaries under any Intellectual Property of a third party (excluding commercial software that is generally available and is worth less than $5,000) (“Inbound License Agreements”). The Company and each Company Subsidiary is in compliance with all material terms and conditions of all Inbound License Agreements. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions will not (i) cause the breach, modification, cancellation, forfeiture, termination, or suspension of, or acceleration of any payments with respect to or modification of any rights under, any Inbound License Agreements, or (ii) result in Parent or any of its affiliates granting to any third party any rights to or under any Intellectual Property owned by, or licensed to, the Parent or any of its affiliates.

(d) Section 3.18(d) of the Company Disclosure Letter contains a true and complete list of all agreements to which the Company or any of the Company Subsidiaries is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from Company Owned IP (excluding non-exclusive licenses granted to customers, distributors, and suppliers of the Company’s and the Company Subsidiaries’ products in the ordinary course of business). The Company and each Company Subsidiary is in compliance with all material terms and conditions of all such agreements.

(e) Section 3.18(e) of the Company Disclosure Letter contains a true and complete list of (i) all worldwide registrations made by or on behalf of the Company or any of the Company Subsidiaries of any Company Owned IP with any Governmental Entity, and (ii) all applications filed by the Company or any Company Subsidiary to secure their interest in Company Owned IP, and where applicable, the jurisdiction in which each application been applied for, filed, issued or registered, the filing or issue date, and the application number and registration number (if applicable) (“Company Registrations”). There are no actions that are required to be taken by the Company or any of the Company Subsidiaries within one-hundred and eighty (180) days of the date hereof with respect to the Company Registrations that if not taken will have an adverse effect on any Company Registrations, or the prosecution of applications or registrations relating thereto, including the payment of any registration, maintenance or renewal fees or the filing of any response to USPTO actions or those of any other regional and national patent and trademark offices. Each item of Company Owned IP, including the Company Registrations, (x) is exclusively owned by the Company or one of the Company Subsidiaries free and clear of any Liens (other than non-exclusive licenses granted in the ordinary course of business) and (y) is not subject to any outstanding judicial order, decree, judgment or stipulation or agreement materially restricting the licensing, assignment, transfer, use or conveyance thereof by the Company or the applicable Company Subsidiary. All assignments of Company Registrations to the Company or any of the Company Subsidiaries have been executed in writing and properly recorded with the applicable Governmental Entity (e.g., USPTO) in the name of either the Company or the applicable Company Subsidiary. All issuance, renewal, maintenance and other payments that are or have become due with respect to the Company Registrations (other than those identified in Section 3.18(e) of the Company Disclosure Letter as abandoned) have been timely paid by or on behalf of the Company and the Company Subsidiaries. None of the Company Registrations have been adjudged invalid or unenforceable, and there are no pending adversarial proceedings challenging the validity or enforceability of such Company Registrations, except for pending applications that are the subject of examination proceedings by the USPTO and/or corresponding foreign patent offices. With respect to each item of Company Registration, the Company and the Company Subsidiaries have abided by, or caused their authorized distributors or resellers to abide by, all applicable proprietary marking and notice requirements. The Company and the Company Subsidiaries have not committed any illegal tying, illegal term extension, misuse, other illegal anti-competition activities, express waiver, inequitable conduct in violation of 35 C.F.R. 1.56 or other Law, in each case, that, if litigated, may result in the unenforceability or invalidity of any Company Registrations.

(f) The policy of the Company and the Company Subsidiaries requires each employee of the Company or any of the Company Subsidiaries involved in the development of any Intellectual Property for the Company and the Company Subsidiaries to sign documents confirming, to the extent permitted by applicable Law, that he or she assigns to the Company or the applicable Company Subsidiary all Intellectual Property made, written, developed or conceived by him or her during the course of his or her employment by the Company or the applicable Company Subsidiary and relating to the business of the Company or the applicable Company Subsidiary to the extent that ownership of any such Intellectual Property rights does not vest in the Company or the applicable Company Subsidiary by operation of law. All such assignment documents have been (i) executed and delivered to the Company or its applicable Company Subsidiary, and (ii) properly recorded with the applicable Governmental Entity to the extent that failure to do so would result in the waiver or forfeiture of any material rights of the Company or any Company Subsidiary under such Intellectual Property rights. To the extent any third party has been retained to develop or create Intellectual Property for the Company or any of the Company Subsidiaries, the Company or such Company Subsidiary has obtained either (x) ownership of such Intellectual Property or (y) a license or rights thereto sufficient for the current conduct of its business and operations.

(g) The Company and the Company Subsidiaries have taken reasonable steps to protect and preserve the proprietary nature of each item of material Company Owned IP and to maintain in confidence trade secrets and confidential information included in or covered by such Company Owned IP (other than trade-secret information intentionally disclosed in published patents or patent applications or registered copyrights). The Company and each of the Company Subsidiaries have complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security.

(h) None of the Company or any of the Company Subsidiaries has licensed, distributed or disclosed, or knows of any distribution or disclosure by any other person (including any former or current employees and contractors of the Company or any of the Company Subsidiaries) of the source code for any software included in the products of the Company or any Company Subsidiary or other confidential information (including algorithms), constituting or embodied in such software (“Company Source Code”) to any person, except pursuant to the (i) non-exclusive license agreements entered into in the ordinary course of the Company’s business or (ii) agreements listed in Section 3.18(d) of the Company Disclosure Letter. Each of the Company and each of the Company Subsidiaries have taken all reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or could reasonably be expected to, nor will the consummation of the Transactions, result in the disclosure or release of such Company Source Code by the Company, any of the Company Subsidiaries or any escrow agent(s) or any other person to any third party.

(i) The Company and the Company Subsidiaries maintain commercially reasonable electronic data protection and back-up systems sufficient to protect, maintain the integrity and prevent the loss of critical data, information, developments, inventions, and source code or other proprietary or confidential information developed by the Company or any Company Subsidiary, in each of its research and development centers.

(j) Neither the Company nor any Company Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any person; none of the Company Owned IP is required to be licensed under any agreement with such organizations; and none of the Company Owned IP has been submitted to any licensing entity, standards body or representative thereof for a determination of essentiality to or inclusion in an industry standard, nor to the knowledge of the Company has any request been made therefor by a third party.

(k) The products of each of the Company and each of the Company Subsidiaries do not contain any disabling device, virus, worm, back door, trojan horse or other disruptive or malicious code that are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. To the knowledge of the Company, the business of each of the Company and each of the Company Subsidiaries as currently conducted does not involve the development, commercialization or export of encryption technology, or other similar technology, the development, commercialization or export of which is restricted under applicable Law, except to the extent it does so in compliance with all applicable export restrictions relevant to such technology.

(l) No product or software of the Company or any Company Subsidiary (including any firmware and other software embedded in hardware devices) has been or is being distributed by the Company or any of the Company Subsidiaries, in whole or in part, or was used or is being used by the Company or any of the Company Subsidiaries, in conjunction with any Open Source Software in a manner which would require that such product or software of the Company or any Company Subsidiary be disclosed or distributed in source code form, licensed for the purpose of making derivative works or made available at no charge. No Company Owned IP is a derivative work of any Open Source Software. “Open Source Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as open source software (e.g., Linux), including software licensed or distributed under any of the following licenses or distribution models: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL), (G) the BSD License, and (H) the Apache License.

(m) None of Company or any of the Company Subsidiaries has received any support, funding, resources or assistance from any Governmental Entity in connection with the development or commercialization of the products of the Company or any of the Company Subsidiaries or any facilities or equipment used in connection therewith.

(n) For purposes hereof:

(i) “Company Owned IP” means each item of Intellectual Property owned by the Company or any of the Company Subsidiaries.

(ii) “Intellectual Property” means any or all rights in or arising out of: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof, (ii) all trade secrets and proprietary information, (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all mask works and any registrations and applications therefor throughout the world, (vi) all trade names, trade dress, logos, registered Internet domain names, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, or (vii) any equivalent rights to any of the foregoing throughout the world.

(iii) “USPTO” means the United States Patent and Trademark Office.

SECTION 3.19. Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound. To the knowledge of the Company, since January 1, 2005 neither the Company nor any of the Company Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns, picketing or lockouts. There is no unfair labor practice charge or complaint or other Action pending, or, to the knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries before the National Labor Relations Board or any similar Governmental Entity. Each of the Company and the Company Subsidiaries is, and has been, in compliance in all material respects with all applicable Laws respecting employment, including discrimination, harassment or retaliation in employment, terms and conditions of employment, termination of employment, wages, overtime and minimum wage classifications, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. Neither the Company nor any Company Subsidiary has effectuated, and neither the Company nor any Company Subsidiary intends to effectuate, (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any Company Subsidiary or (ii) a “mass layoff” (as defined in the WARN Act) affecting any single site of employment or facility of the Company or any Company Subsidiary; or, in the case of clauses (i) and (ii) of this sentence, any similar action under any comparable Law requiring notice to employees in the event of a plant closing, layoff or substantial cessation or relocation of industrial or commercial operations. Each of the Company and each of the Company Subsidiaries has complied in all material respects with any applicable Law with respect to the employment, discharge or layoff of any such employee, including the WARN Act and any comparable Law. No employee of the Company or any Company Subsidiary is primarily based outside of the United States. Each employee of the Company and each Company Subsidiary is employed on an “at will” basis. Each of the Company and the Company Subsidiaries has properly classified (i) employees as exempt from applicable overtime and minimum wage Laws and (ii) consultants as independent contractors under applicable Tax reporting, withholding and related Laws. Since January 1, 2005, neither the Company nor any of the Company Subsidiaries has been a party to, or threatened with, any Action based on any alleged violation of any employment Laws or Contracts. Neither the Company nor any of the Company Subsidiaries has received notice from any Governmental Entity that any of its current or former employees has a name that does not match the social security number maintained by such Governmental Entity. Neither the Company nor any of the Company Subsidiaries is a party to any agreement for the provision of labor from any third party staffing agency or vendor.

SECTION 3.20. Vote Required. Unless the Merger is effected pursuant to Section 253 of the DGCL, the only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to approve any Transaction Agreement other than this Agreement or consummate any Transaction other than the Merger.

SECTION 3.21. Privacy and Data Security. The Company has provided true and correct copies of all current privacy policies adopted by the Company or any of the Company Subsidiaries in connection with its operations. Except as would not result in a material liability to the Company or any of the Company Subsidiaries, each of the Company and the Company Subsidiaries has (i) complied with all any applicable Law related to the protection, privacy and security of sensitive personal information, including the Gramm-Leach-Bliley Act, the European Union Data Protection Directive, and any similar federal, state or foreign law and other laws regarding the disclosure of data, (ii) not violated its applicable privacy policies and (iii) taken commercially reasonable steps to protect and maintain the confidential nature of the personal information provided to any of the Company or any of the Company Subsidiaries in accordance with its applicable privacy policies

SECTION 3.22. Research, Development, Distribution, Marketing, Supply and Manufacturing Agreements. (a) Section 3.22(a) of the Company Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of each material Contract to which the Company or any of the Company Subsidiaries is a party as of the date hereof and pursuant to which amounts of more than $100,000 in the aggregate over the life of such Contract have been or will be paid to any party other than the Company or any of the Company Subsidiaries, relating to research, trial, development, distribution, sale, supply, marketing, co-promotion or manufacturing by third parties of (i) products (including products under development) and services of the Company or any Company Subsidiary or (ii) products (including products under development) and services licensed by the Company or any Company Subsidiary (collectively, all such Contracts, the “Specified Contracts”). The Company has made available to Parent a complete and accurate copy of each Specified Contract and any notice delivered pursuant to or in connection with any Specified Contract. None of the Company, any of the Company Subsidiaries or, to the knowledge of the Company, any other party thereto is in material violation of or in material default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Specified Contract to which it is a party or by which it or any of its properties or other assets is bound.

(b) None of the Specified Contracts or any other Contract to which the Company or any of the Company Subsidiaries is a party (i) grants or obligates the Company or any Company Subsidiary to grant an exclusive right to any third party for the research, development, distribution, sale, supply, marketing, co-promotion or manufacturing of any product or Intellectual Property right, (ii) provides for the payment by the Company or any Company Subsidiary of any early termination fees in excess of $25,000 or (iii) requires or obligates the Company or any Company Subsidiary to purchase specified minimum amounts of any product or to perform or conduct research or development for the benefit of any person other than the Company or any Company Subsidiary.

SECTION 3.23. Relationships with Customers and Suppliers. (a) Between December 31, 2007 and the date hereof, no customer or supplier of the Company or any of the Company Subsidiaries that is material to the Company and the Company Subsidiaries, taken as a whole, has canceled or otherwise terminated, or provided written notice to the Company or any of the Company Subsidiaries of its intent to terminate its relationship with the Company or the applicable Company Subsidiary.

(b) Section 3.23(b) of the Company Disclosure Letter lists the top ten customers of the Company and the Company Subsidiaries, taken as a whole, for each of the years 2008 and 2007, and their respective contribution to the Company’s consolidated net revenues for those years. None of such customers has informed the Company or any Company Subsidiary that it intends to terminate its purchases from the Company and the Company Subsidiaries in 2009 or thereafter.

(c) Section 3.23(c) of the Company Disclosure Letter lists the top ten suppliers of the Company and the Company Subsidiaries, taken as a whole, for each of the years 2008 and 2007, and their respective contribution to the Company’s and the Company Subsidiaries’ products manufactured for those years. None of such suppliers has informed the Company or any Company Subsidiary that it intends to decrease or terminate its manufacture of products for the Company and the Company Subsidiaries in 2009 or thereafter.

SECTION 3.24. Affiliate Transactions: Insider Interests. (a) Except as disclosed in the Filed Company SEC Documents, since December 31, 2006, there are and have been no transactions, arrangements, understandings or Contracts between the Company or any of the Company Subsidiaries, on the one hand, and (i) affiliates of the Company or any Company Subsidiary (other than its wholly-owned Company Subsidiaries) or (ii) persons with whom such transaction, arrangement, understanding or Contract would be required to be disclosed under Item 404 of Regulation S-K of the SEC, in each case, on the other hand.

(b) To the knowledge of the Company, no officer or director of the Company or any of the Company Subsidiaries has any material interest in any material property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any of the Company Subsidiaries.

SECTION 3.25. Dividends and Distributions.

(a) Hifn (Hangzhou) Information Technologies Co. Ltd. (“WFOE”) has paid no dividends to the Company and there are no dividends currently payable by WFOE to the Company.

(b) All contractual and other payments by Ansai may under the current Laws of the PRC be made to WFOE and no such payments will be subject to withholding Taxes under the Laws of the PRC and are otherwise free and clear of any withholding Tax in the PRC, and without the necessity of obtaining any Governmental Order in the PRC all according to PRC Law promulgated prior to the execution of this Agreement.

SECTION 3.26. Structure Agreements.

(a) Section 3.26(a) of the Company Disclosure Letter sets forth all of the Structure Agreements, which constitute all of the Contracts enabling the Company to control and consolidate Ansai with its financial statements. Each of the Company and each of the Company Subsidiaries has the legal right, power and authority (corporate and other) to enter into and perform its obligations under each of the Structure Agreements to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the Structure Agreements to which it is a party; and each of the Structure Agreements to which each of the Company and any of the Company Subsidiaries, as applicable, is a party constitutes a valid and legally binding obligation of each of them enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Each of the Structure Agreements has been executed and delivered by the parties named therein; and each of the Structure Agreements constitutes a valid and legally binding obligation of the parties named therein enforceable in accordance with its terms, subject as to enforceability to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Each of the Structure Agreements is in proper legal form under the Laws of the PRC for the enforcement thereof against each of the parties thereto in the PRC without further action by any of them; and to ensure the legality, validity, enforceability or admissibility in evidence of each of the Structure Agreements in the PRC, it is not necessary that any such document be filed or recorded with any court or other authority in the PRC or that any stamp or similar tax be paid on or in respect of any of the Structure Agreements.

(d) The execution and delivery by each of the Company and each of the Company Subsidiaries, if applicable, of, and the performance by each of them of its respective obligations under, each of the Structure Agreements to which it is a party and the consummation by them of the transactions contemplated therein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any of the Company or any of the Company Subsidiaries, as applicable, is bound or to which any of their properties or assets is bound or subject, except where any such conflict, breach, violation or default would not be material to the Company and its subsidiaries taken as a whole.

(e) The execution and delivery by each party named in each of the Structure Agreements, and the performance by such party of its obligations under such agreement and the consummation by it of the transactions contemplated therein will not: (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of the properties or assets of its is bound or subject; or (B) result in any violation of or penalty under any Laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, notices or other legislation of the PRC.

(f) All consents, approvals, authorizations, orders, registrations and qualifications required in connection with the Structure Agreements have been made or unconditionally obtained in writing, and no such consent, approval, authorization, order, registration or qualification has been withdrawn or is subject to any condition precedent which has not been fulfilled or performed.

SECTION 3.27. Certain Business Practices; Export Compliance. (a) None of the Company or any of the Company Subsidiaries, and to the knowledge of the Company, no director, officer, other employee or agent of any of the Company or any of the Company Subsidiaries, has violated or operated in noncompliance with any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and, to the knowledge of the Company, none of the Company or any of the Company Subsidiaries and no such director, officer, other employee or agent has: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns. The Company and each of the Company Subsidiaries has established reasonable internal controls and procedures to ensure compliance with the FCPA.

(b) The Company and each of the Company Subsidiaries have at all times been in compliance with all Laws, including the Export Administration Regulations (15 C.F.R. §§ 730-774), the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), the Foreign Assets Control Regulations (31 C.F.R. §§ 500-598) and the Customs Regulations (19 C.F.R. §§ 1-357), relating to: (i) the export or transfer of commodities, software, technical data and technology, from the United States to any other country; (ii) the re-export or transfer of commodities, software, technical data and technology from any country outside the United States to any other country outside the United States; (iii) the release of software, technology or technical data to any non-U.S. national within or outside the United States; (iv) the importation into the United States of any products, merchandise, technology or software; (v) the provision of services to persons outside the United States or to non-U.S. persons within the United States; and (vi) the receipt or acquisition of services by persons located outside the United States, or by non-U.S. nationals within the United States. Without limiting the foregoing, there are no pending or, to the knowledge of the Company, threatened Actions against the Company or any of the Company Subsidiaries with respect to the Company’s or such Company Subsidiary’s import, export or re-export transactions.

(c) Section 3.27(c) of the Company Disclosure Letter lists each Contract that provides the Company with or is related to the Company’s direct or indirect control over Hangzhou Ansai Information Technology Co., Ltd. (“Ansai”). Ansai has followed, in all material respects, all instructions given to Ansai by the Company or any of the Company Subsidiaries (other than Ansai), has not deviated in any material respect from such instructions, and has not taken any material affirmative actions or omissions without authorization from the Company or any of the Company Subsidiaries (other than Ansai). Ansai does not conduct and has never conducted or operated any business, had any sales or revenues or incurred any material liabilities and, other than the Contracts listed in Section 3.27(c) of the Company Disclosure Letter, is not a party to any Contract.

SECTION 3.28. Insurance. The Company has made available to Parent prior to the execution of this Agreement true and complete copies of all policies of insurance maintained by the Company or any Company Subsidiary, or summaries of the material terms of such policies. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, except questioned, denied or disputed claims the failure to provide coverage for which would not individually or in the aggregate be material to the Company.

SECTION 3.29. No State Assets. None of the assets of the Company or any of the Company Subsidiaries constitute state-owned assets and, inasmuch, are not required to undergo any form of valuation under applicable Law in the PRC governing the transfer of state-owned assets prior to the consummation of the transactions contemplated herein.

SECTION 3.30. Rule 14d-10 Matters. The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Employment Letter Agreements, the Company Benefit Plans and the 401(k) Plan (collectively, the “Arrangements”), to certain holders of Company Common Stock and other securities of the Company (the “Covered Securityholders”). All

such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Compensation Committee of the Company Board (the “Company Compensation Committee”) (A) at a meeting duly called and held at which all members of the Company Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (1) each Employment Letter Agreement, (2) the treatment of the Company Stock Options, Company RSU Awards and Company Restricted Shares in accordance with the terms set forth in this Agreement, (3) the terms of Sections 6.04, 6.05, 6.06 and 6.07 of this Agreement and (4) each Change in Control Arrangement that is set forth in Section 3.30 of the Company Disclosure Letter (the “Existing Change in Control Agreements”), which resolutions have not been rescinded, modified or withdrawn in any way and (B) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. Each member of the Compensation Committee of the Company Board is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act. The Existing Change in Control Agreements are the only Change in Control Arrangements between the Company (or its subsidiaries) and any stockholder of the Company.

SECTION 3.31. Government Contracts.

(a) Neither the Company nor any of the Company Subsidiaries are currently in, and the execution and delivery of this Agreement by the Company and the consummation of the Transactions by the Company will not result in, any material violation, breach or default of any term or provision or trigger automatic or optional termination of (i) any material Contract with any Governmental Entity, (ii) any material subcontract issued at any tier under a prime contract with any Governmental Entity, or (iii) any material bid, proposal, offer or quotation relating to a Contract with any Governmental Entity or a material subcontract issued under a material Contract with any Governmental Entity. Neither the Company nor any of the Company Subsidiaries are in any material violation, breach or default of any provision of any federal order, statute, rule or regulation (including the Federal Acquisition Regulation (“FAR”), agency supplements to the FAR, the Arms Export Control Act (22 U.S.C. 277 et seq.), and agency export regulations) or any similar state or federal Law governing any material Contract, subcontract, bid, or proposal with any Governmental Entity, as applicable. None of the Company or any of the Company Subsidiaries has received a cure notice, a show cause notice or a stop work notice, nor has the Company or any of the Company Subsidiaries been threatened with termination for default under any material Contract or subcontract with any Governmental Entity. To the knowledge of the Company, no request for equitable adjustment by any of its vendors, suppliers or subcontractors against it or any of the Company Subsidiaries relating to material Contracts or subcontracts involving any Governmental Entity exists.

(b) There is not pending, and neither the Company nor any of the Company Subsidiaries has received written notice of, any material claim by a Governmental Entity against the Company or any of the Company Subsidiaries for any of the following: (i) defective pricing, (ii) FAR and/or CAS noncompliance, (iii) fraud, (iv) false claims or false statements, (v) unallowable costs as defined in the FAR at Part 31, including those that may be included in indirect cost claims for prior years that have not yet been finally agreed to by the Governmental Entity, or (vi) any other monetary claims relating to the performance or administration by the Company or any Company Subsidiary of material Contracts or subcontracts for any Governmental Entity.

(c) Neither the Company nor any of the Company Subsidiaries has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity in connection with the conduct of its business; no such suspension or debarment has been initiated or, to the knowledge of the Company, threatened. To the knowledge of the Company, there is no ongoing investigation, audit, prosecution, civil or administrative proceeding or settlement negotiation by any Governmental Entity relating to the material Contracts or subcontracts with any Governmental Entity or the violation of any federal, state or local order, statute, rule, or regulation relating to material Contracts with any Governmental Entity, subcontracts, or export controls.

(d) No Governmental Entity has any rights with respect to any technical data or computer software that are material to the business of the Company and the Company Subsidiaries.

(e) The Company and the Company Subsidiaries and their officers, directors, managers and employees collectively hold all security clearances necessary for the operation of their business as presently conducted in all material respects.

ARTICLE IV

Representations and Warranties of Parent and Sub

Parent and Sub represent and warrant to the Company that:

SECTION 4.01. Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and could not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Sub is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify has had or could reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the Amended and Restated Certificate of Incorporation of Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the Amended and Restated Bylaws of Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”), and the comparable charter and organizational documents of Sub as amended through and in effect as of the date of this Agreement.

SECTION 4.02. Interim Operations of Sub. Since its date of incorporation, Sub has not carried on any business or conducted any operations other than the commencement of the Offer, the execution of the Transaction Agreements, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

SECTION 4.03. Capital Structure. (a) The authorized capital stock of Parent consists of 100,000,000 shares of common stock, par value $0.0001 per share (“Parent Common Stock”), and 2,250,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”; the Parent Common Stock and Parent Preferred Stock, collectively, the “Parent Capital Stock”). At the close of business on February 17, 2009, (i) 42,956,244 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding, (ii) 19,924,369 shares of Parent Common Stock were held by Parent in its treasury, and (iii) options to purchase a total of 10,753,298 shares of Parent Common Stock were outstanding (which amount also includes warrants to purchase 308,406 shares of Parent Common Stock). Except as set forth in the preceding sentence, there are no equity securities of any class of Parent or any securities exchangeable or convertible into or exercisable for such equity securities issued, reserved for issuance or outstanding.

(b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 100 shares have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

SECTION 4.04. Authority; Execution and Delivery; Enforceability. (a) Each of Parent and Sub has all requisite corporate power and authority to execute and deliver the Transaction Agreements and, subject to the adoption of this Agreement by Parent as sole stockholder of Sub, to consummate the Transactions. The execution, delivery and performance by each of Parent and Sub of each Transaction Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the adoption of this Agreement by Parent as sole stockholder of Sub. Parent shall adopt this Agreement, as the sole stockholder of Sub, immediately after the execution of this Agreement. Each of Parent and Sub has duly executed and delivered each Transaction Agreement, and each Transaction Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies).

(b) The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, duly adopted resolutions approving this Agreement and the other Transaction Agreements, the Merger, the Offer, the Share Issuance and the other Transactions.

SECTION 4.05. No Conflicts; Consents. (a) The execution, delivery and performance by each of Parent and Sub of each Transaction Agreement, do not, and the consummation of the Offer, the Merger, the Share Issuance and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of (i) the Parent Charter, the Parent Bylaws, and the certificate of incorporation or bylaws of Sub, (ii) any material Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to Parent or Sub or their respective properties or assets, other than, in the case of clause (ii) any Contract that is not material to Parent and its subsidiaries taken as a whole, or in the case of clause (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

(b) No material Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of any Transaction Agreement or the consummation of the Transactions, other than (i) (A) compliance with and filings under the HSR Act, and (B) compliance with any mandatory pre-merger notification and approval requirements under any Foreign Antitrust Laws, (ii) the filing with the SEC of (A) the Offer Documents, the Merger Form S-4 and the Proxy Statement and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement and the other Transaction Agreements, the Offer, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) such other items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.06. SEC Documents. (a) Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since December 31, 2007 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntarily basis on Form 8-K or otherwise, the “Parent SEC Documents”).

(b) As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents (the “Parent Financials”), including any Parent SEC Documents filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC at the time of filing with respect thereto, (ii) was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments). The balance sheet of Parent contained in Parent’s Form 10-Q filed with the SEC on February 6, 2009 is hereinafter referred to as the “Parent Balance Sheet.” Except as disclosed in the Parent Financials (including the Parent Balance Sheet), neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices, which would not, individually or in the aggregate, reasonably be expected to be material to the business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole.

(d) Parent is in compliance in all material respects with the applicable listing requirements and corporate governance rules and regulations of NASDAQ.

SECTION 4.07. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9, the Information Statement or the Merger Form S-4 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, at the time it is first published, sent or given to the Company’s stockholders or (other than in the case of Merger Form S-4) at the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

SECTION 4.08. Brokers. No broker, investment banker, financial advisor or other person, other than Deutsche Bank Securities Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Sub.

SECTION 4.09. No Vote Required. No vote of the stockholders of Parent is required by Law, the Parent Charter or the Parent Bylaws in order for Parent and Sub to consummate the Share Issuance or the Merger.

SECTION 4.10. Capital Resources. Parent has, and at the Acceptance Time and the Effective Time will continue to have, sufficient funds to consummate the Offer and the Merger on the terms contemplated by this Agreement.

SECTION 4.11. Absence of Certain Changes or Events. (a) Since the date of the Parent Balance Sheet, there has not been any Parent Material Adverse Effect.

(b) Since the date of the Parent Balance Sheet through the date of this Agreement, Parent and its subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practices and there has not been (i) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (ii) any material revaluation by Parent, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business, of any assets that, in the aggregate, would be material to Parent and its subsidiaries taken as a whole.

SECTION 4.12. Litigation. Except as set forth in the Parent SEC Documents, there is no Action pending, or as to which Parent or any of its subsidiaries has received any notice of assertion nor, to Parent’s knowledge, is there a threatened Action against Parent or any of its subsidiaries, which in either case, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business. (a) From the date of this Agreement to the Effective Time the Company shall, and shall cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use its best efforts to preserve intact its current business organization, pay its debts and Taxes when due, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Letter and in conformity therewith, the Company shall not, and shall not permit any subsidiary of the Company to, directly or indirectly, do any of the following without the prior written consent of Parent:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any subsidiary of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement that are disclosed on Section 3.03 of the Company Disclosure Letter, in accordance with their present terms;

(iii) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in or business or any corporation, partnership, joint venture, association or other business organization or entity or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole;

(v) (A) grant to any employee, officer or director of the Company or any of its subsidiaries any increase in compensation, except to the extent required under employment Contracts in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) grant to any employee, officer or director of the Company or any of its subsidiaries any increase in severance or termination pay, except to the extent required under any Contract in effect as of the date of the most recent audited financial statements included in or described in the Filed Company SEC Documents, (C) enter into any employment, consulting, indemnification, severance, retention, change in control, or termination agreement with any employee, independent contractor, officer or director of the Company or any of its subsidiaries, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan; (E) grant or amend any awards under any Company Benefit Plan (including the grant of any equity or equity-based or related compensation) or remove or modify existing restrictions in any Company Benefit Plan or awards made thereunder, except for awards to new below vice president level hires in the ordinary course of business consistent with past practice including to those to whom Company currently has offer letters outstanding, provided, that the amount of shares of Company Common Stock that would be subject to such equity or equity based awards shall not exceed 15,000 shares of Company Common Stock per month or 50,000 shares of Company Common Stock in the aggregate for all such awards and in any such case shall otherwise be on the terms described in Section 5.01(a)(v)(E) of the Company Disclosure Letter or (F) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by a change in GAAP after consultation with and receipt of advice from the Company’s independent auditors;

(vii) sell (other than to customers in the ordinary course of business consistent with past practice), lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole;

(viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term trade payables incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

(ix) make or agree to make any new capital expenditure or capital expenditures that in the aggregate are in excess of $250,000;

(x) with respect to the Company and each of its subsidiaries (A) make, change or rescind any Tax election or settle or compromise any Tax liability or refund, (B) change any Tax accounting period or method or file any amended Tax Return, (C) surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitations period for the assessment of Taxes, (D) take any action outside the ordinary course of business if taking such action would affect the Tax liability of the Company or any of its subsidiaries after the Closing Date, or (E) change the Tax residency of the Company or any of its subsidiaries;

(xi) sell, transfer, assign, license, encumber or otherwise dispose of to any third party any Company Owned IP (including pursuant to a sale-leaseback transaction or securitization), or otherwise amend, modify or waive any rights to, any Company Owned IP;

(xii) change its cash management policies, including accelerating the collection of accounts receivable or deferring the payment of accounts payable;

(xiii) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice or (ii) the payment, discharge or satisfaction of liabilities in connection with the transactions contemplated by this Agreement, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value, (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party or (D) settle any Action requiring payments in excess of $50,000 or that would in any manner restrict the operation of the business of the Company or any of its subsidiaries;

(xiv) (A) make any increase in staffing levels at the Company’s headquarters over those in effect on the date hereof (other than as contemplated in any outstanding offer letters that are in existence prior to the date hereof and copies of which have been provided to Parent prior to the date hereof) or (B) make any increase in staffing levels outside the Company’s headquarters with respect to the Company or any of its subsidiaries other than in the ordinary course of business consistent with past practice;

(xv) enter into a new line of business or make any material change in the line of business in which it engages as of the date of this Agreement;

(xvi) (A) amend, modify, waive, renew or terminate any Company Material Contact or any provision thereof, (B) enter into, amend, modify, waive, renew or terminate any Contract with any affiliate of the Company or a subsidiary of the Company or (C) enter into any Contract that (x) if entered into prior to the date hereof, would constitute a Company Material Contract, (y) would be required to be filed as an Exhibit to Forms 10-K, 10-Q or 8-K under the Exchange Act or (z) would represent a Contract with the Company or a subsidiary of the Company with an annual dollar amount received or paid in excess of $50,000 or an aggregate dollar amount of $300,000; or

(xvii) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in any Transaction Agreement to which it is a party that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect, (iii) any covenant of such party set forth in any Transaction Agreement failing to be performed or (iv) any of the Offer Conditions, or any condition to the Merger set forth in Article VII, not being satisfied.

(c) Advice of Changes. The Company and Parent shall promptly advise the other orally and in writing of (i) the occurrence of any event described in Section 5.01(b) or (ii) any change or event that has or could reasonably be expected to have a Company Material Adverse Effect, in the case of the Company, or a Parent Material Adverse Effect, in the case of Parent; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company shall, to the extent permitted by Law, promptly provide Parent and Sub with copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

(d) Certain Tax Actions.

(i) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its subsidiaries to, (A) timely file all Tax Returns (“Post-Signing Returns”) required to be filed by or on behalf of each such entity and timely pay all Taxes due and payable in respect of such

Post-Signing Returns; (B) submit any Post-Signing Returns that are to be filed after the date of this Agreement to Parent for review and approval prior to filing; provided, however, that any such review shall not delay the filing of such returns; (C) not take any position on such Post-Signing Returns that is inconsistent with past custom and practice unless required by GAAP or applicable Law; (D) accrue a reserve in the books and records and financial statements of any such entity at such times and in such amounts as are in accordance with past practice for all Taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time; (E) promptly notify Parent of any Tax-related suit, claim, action, investigation, proceeding or audit (collectively, “Tax Actions”) that is or becomes pending against or with respect to the Company or any of its subsidiaries and not settle or compromise any such Tax Action without Parent’s consent (which consent shall not be unreasonably withheld or delayed); and (F) cause all existing Tax sharing agreements, Tax indemnity obligations and similar agreements, arrangements or practices (“Tax-Related Agreements”) with respect to Taxes to which the Company or any of its subsidiaries is or may be a party or by which the Company or any of its subsidiaries is or may otherwise be bound (other than Tax-Related Agreements between or among the Company and its subsidiaries) to be terminated as of the Closing Date so that after such date neither the Company nor any of its subsidiaries shall have any further rights or liabilities thereunder.

(ii) The Company shall deliver to Parent at or prior to the Closing a certificate, in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that the payment of the Merger Consideration and any payments made in respect of the Company Common Stock or the Appraisal Shares pursuant to the terms of this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

(iii) The parties shall cooperate with each other and provide each other with all information as is reasonably necessary for the parties to satisfy the reporting obligations under Section 6043A of the Code.

SECTION 5.02. No Solicitation. (a) The Company shall not, nor shall it authorize or permit any of its subsidiaries to, nor shall it authorize or permit any officer or director of, or any investment banker, attorney, accountant or other advisor or representative, nor shall it authorize or knowingly permit any non-officer employee (such officers, directors, employees, subsidiaries, investment bankers, attorneys, accountants or other advisors or representatives, collectively, “Representatives”) of, the Company or any of its subsidiaries to, directly or indirectly (i) solicit, initiate or knowingly encourage the submission of, any Company Takeover Proposal, or take any other action to enable or knowingly facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal, (ii) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or similar Contract (each an “Acquisition Agreement”) with respect to any Company Takeover Proposal or (iii) enter into, participate in or continue any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or otherwise cooperate in any way with, any Company Takeover Proposal. The Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, and immediately after the date hereof shall request the prompt return or destruction of all confidential information previously furnished to such person(s) within the last twelve months for the purpose of evaluating a possible Company Takeover Proposal. Notwithstanding the foregoing, at any time prior to the Acceptance Time, if the Company Board receives a bona fide written Company Takeover Proposal after the date hereof that (I) a majority of the directors of the Company Board reasonably determines in their good faith judgment (after consultation with and receipt of the advice from outside legal counsel and a financial advisor of nationally recognized reputation (it being stipulated that RBC is such a financial advisor)) constitutes or would reasonably be expected to result in a Superior Company Proposal, (II) a majority of the directors of the Company Board reasonably determines in their good faith judgment, after consultation with and receipt of the advice from outside legal counsel, that the failure to take the actions specified in the following clauses (x) and/or (y) of this sentence with respect to such Company Takeover Proposal would reasonably be expected to result in a breach of their fiduciary duties to the stockholders of the Company under Delaware Law, and (III) was not solicited by the Company or its Representatives in violation of this Section 5.02(a), then subject to providing 48 hours prior written notice of its decision to take such action to Parent and compliance with Section 5.02(c), the Company Board may (x) furnish non-public information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to a confidentiality agreement not less restrictive of the other party in any material respect than the Confidentiality Agreement (provided that any information provided to such person shall have previously been provided to Parent or shall be provided to Parent prior to or at the same time as it is provided to such person, and provided further that such confidentiality agreement shall not prohibit the Company from complying with this Section 5.02 or this Agreement or include any provision calling for an exclusive right to negotiate with the Company, the Company Board or their Representatives) and (y) participate in discussions or negotiations with such person and its Representatives regarding any Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or affiliate of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.02(a) by the Company.

(b) Neither the Company Board nor any committee thereof shall (i)(A) withdraw, change, qualify or modify (or change its approval or recommendation to a “neutral” position), in a manner adverse to Parent or Sub or propose publicly to withdraw, change, qualify or modify (or change its approval or recommendation to a “neutral” position), in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement, the Offer or the Merger, or fail to recommend to the Company’s stockholders that they accept the Offer and tender their Shares pursuant to the Offer and that the Company’s stockholders give the Company Stockholder Approval or fail to include such recommendations in the Schedule 14D-9 or the Proxy Statement, or resolve to do any of the foregoing or (B) approve, endorse or recommend (or take a “neutral” position or no position with respect to), or propose publicly to approve, endorse or recommend (or take a “neutral” position or no position with respect to), any Company Takeover Proposal, or resolve to do any of the foregoing (any of the actions or events described in clause (i), an “Adverse Recommendation Change”) or (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, or execute or enter into any Acquisition Agreement relating to a Company Takeover Proposal or resolve to do any of the foregoing. Notwithstanding the foregoing, and only at a time prior to the Acceptance Time, the Company may (x) make an Adverse Recommendation Change in response to an Intervening Event, (y) make an Adverse Recommendation Change in response to a Superior Company Proposal or (z) terminate this Agreement in response to a Superior Company Proposal in order to enter into a definitive agreement providing for such Superior Company Proposal, but in each case only if: (1) the Company Board has received a Superior Company Proposal that did not result, directly or indirectly or proximately, from a breach of Section 5.02 (in the case of the preceding clause (y) or clause (z)), or an Intervening Event has occurred (in the case of the preceding clause (x)); (2) in light of such Superior Company Proposal (in the case of the preceding clause (y) or clause (z)) or such Intervening Event (in the case of the preceding clause (x)), as the case may be, a majority of the directors of the Company Board shall have reasonably determined in their good faith judgment, after consultation with and receipt of the advice from outside legal counsel and consultation with and receipt of financial or valuation advice from a financial advisor of nationally recognized reputation, that failure to make an Adverse Recommendation Change (in the case of the preceding clause (y)) or to terminate this Agreement (in the case of the preceding clause (z)) or to make an Adverse Recommendation Change (in the case of the preceding clause (x)) would reasonably be expected to result in a breach of their fiduciary duties to the stockholders of the Company under Delaware Law (any such determination, a “Withdrawal Determination”); (3) the Company has notified Parent in writing that it has made a Withdrawal Determination (any such notice, a “Triggering Notice”) (which Triggering Notice shall not be deemed to be, in and of itself, an Adverse Recommendation Change) and provided Parent a copy of the documents and/or agreements providing for the Superior Company Proposal (including any other documents or agreements referred to in or to be entered into in connection with the Superior Company Proposal) or described the Intervening Event in reasonable detail, as the case may be; (4) at least five business days shall have passed following receipt by Parent of the Triggering Notice (such time period, the “Notice Period”), and during the Notice Period, if requested by Parent, the Company shall have negotiated in good faith with Parent to permit Parent to make a proposal or to amend the terms of the Transactions or this Agreement; (5) at the end of the Notice Period, and taking into account any proposals (including any proposal to amend the terms of the

Transactions or this Agreement) made by Parent since receipt of the Triggering Notice (a “Parent Proposal”) (which Parent Proposal shall be binding upon Parent and the Company if accepted by the Company), such Superior Company Proposal remains a Superior Company Proposal and the Company Board has again made a Withdrawal Determination in response to such Superior Company Proposal or such Intervening Event is continuing and the Company Board has again made a Withdrawal Determination in response to such Intervening Event (it being understood and agreed that if, in light of any Parent Proposal, the Company Board is no longer able to make a Withdrawal Determination with respect to such Superior Company Proposal or Intervening Event, then the Company shall immediately enter into an amendment to this Agreement with Parent and Sub that embodies the terms of such Parent Proposal); (6) the Company is in compliance in all material respects with Section 5.02 with respect to such Superior Company Proposal (in the case of the preceding clause (y) or clause (z)) or such Intervening Event (in the case of the preceding clause (x)); and (7) the Company (i) has paid the Termination Fee to Parent pursuant to Section 6.08 and immediately after such termination enters into a definitive agreement providing for such Superior Company Proposal, in the case of a termination of this Agreement pursuant to the preceding clause (z) or (ii) has set aside, for immediate payment, the funds for the fee due under Section 6.08 in the case of an Adverse Recommendation Change pursuant to the preceding clause (x) or clause (y). The Company acknowledges and agrees that each successive modification to the financial terms or other material terms of a Company Takeover Proposal that is determined to be a Superior Company Proposal shall be deemed to constitute a new Superior Company Proposal, and any material change to the Intervening Event shall constitute a new Intervening Event, for purposes of the second sentence of Section 5.02(b) and shall require a new compliance with the second sentence of Section 5.02(b) (and, for the avoidance of doubt, shall require a new Notice Period).

(c) The Company shall promptly (but in no event more than 24 hours after receipt thereof) notify Parent in writing of any Company Takeover Proposal or any inquiry with respect to or that would reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the terms of any such Company Takeover Proposal or inquiry. The Company shall (i) keep Parent fully informed in all material respects of the status, including any change to the financial terms or other substantive change to the terms, of any such Company Takeover Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all drafts and final versions (and any amendments thereto) of agreements (including schedules and exhibits thereto), correspondence containing substantive information with respect to such Company Takeover Proposal and other substantive materials sent or provided to the Company from any third party in connection with any Company Takeover Proposal or sent or provided by the Company to any third party in connection with any Company Takeover Proposal (unless previously provided to Parent).

(d) Nothing contained in this Section 5.02 shall prohibit the Company from: (i) issuing a “stop-look-and listen communication” pursuant to Rule 14d-9(f) (it being understood that such a “stop-look-and listen communication” shall not be deemed the taking of a “neutral” position or taking no position) or taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; or (ii) otherwise disclosing any information to its stockholders if, in the reasonable and good faith judgment of a majority of the directors of the Company Board, after consultation with and receipt of advise from outside legal counsel, failure to so disclose would reasonably be expected to result in a breach of its fiduciary duties to the stockholders of the Company under Delaware Law; provided, however, that in no event shall the Company, the Company Board or any committee thereof take, agree or resolve to take any action prohibited by Section 5.02(b).

(e) For purposes of this Agreement:

“Company Takeover Proposal” means any proposal or offer made by a third party (i) for a merger, consolidation, share exchange, business combination, dual listed structure, liquidation, dissolution, joint venture, recapitalization, reorganization or other similar transaction involving the Company, (ii) for the issuance by the Company of more than 15% of its voting equity securities as consideration for the assets or securities of another person, (iii) to acquire in any manner, directly or indirectly, more than 15% of the voting equity securities or assets or businesses that represent or constitute more than 15% of the revenues or assets of the Company and its subsidiaries taken as a whole or (iv) to lease, mortgage, pledge or otherwise transfer (including through any arrangement having substantially the same economic effect of a sale of assets) assets or businesses that represent or constitute more than 15% of the revenues or assets of the Company and its subsidiaries taken as a whole, in a single transaction or a series of transactions, in each case other than the Transactions.

“Superior Company Proposal” means any bona fide written proposal made by a third party to acquire more than 66- 2/3% of the voting equity securities of the Company, pursuant to a tender offer or exchange offer, a merger or a consolidation, (i) on terms which a majority of the directors of the Company Board reasonably determines in good faith, after consultation with and receipt of advice from outside counsel and a financial advisor of nationally recognized reputation, to be superior from a financial point of view to the holders of Company Common Stock than the Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Transactions or this Agreement), (ii) that is not subject to any financing condition or financing contingency (and does not contain a reverse break-up fee payable, among other circumstances, in the event of any failure to obtain any financing which effectively limits the acquiring party’s liability in the event that financing is not obtained) or “due diligence” contingency and (iii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal, timing and other aspects of such proposal.

“Intervening Event” means a material favorable change in the business of the Company and its subsidiaries taken as a whole, or a material adverse change in the business of Parent and its subsidiaries taken as a whole, arising after the date of this Agreement, which is (i) unknown to, nor reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement and (ii) becomes known to or by the Company Board prior to the Acceptance Time; provided, however, that in no event shall the receipt of a Company Takeover Proposal or Superior Company Proposal constitute an Intervening Event.

ARTICLE VI

Additional Agreements

SECTION 6.01. Preparation of the Merger Form S-4 and the Proxy Statement; Stockholders Meeting. (a) If the adoption of this Agreement by the Company’s stockholders is required by Law, the Company shall, as soon as practicable following the Acceptance Date or if later the expiration of any Subsequent Offering Period, prepare and file with the SEC the Proxy Statement in preliminary form and, if required by Law, Parent shall prepare and file with the SEC a post-effective amendment to the Form S-4 or, if required by Law, a new registration statement on Form S-4 (such post-effective amendment or new registration statement, the “Merger Form S-4”), in which the Proxy Statement will be included as a prospectus, and each of the Company and Parent shall use its best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each of the Company and Parent shall use its best efforts to have the Merger Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Merger Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and under the Company Stock Plans and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Stock Plans as may be reasonably requested in connection with any such action. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Merger Form S-4 or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Merger Form S-4 or the Merger.

(b) If the adoption of this Agreement by the Company’s stockholders is required by Law, the Company shall, as soon as practicable following the Acceptance Date or if later the expiration of any Subsequent Offering Period, establish a record date (which will be as promptly as reasonably practicable following the expiration of the Offer) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval. The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Merger Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval. The Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of adopting this Agreement and shall take all other action reasonably necessary or advisable to secure the Company Stockholder Approval.

(c) If prior to the Effective Time, any event occurs with respect to the Company or any of its subsidiaries, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement or the Merger Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Merger Form S-4, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Merger Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders and to Parent’s stockholders.

(d) If prior to the Effective Time, any event occurs with respect to Parent any of its subsidiaries, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement or the Merger Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Merger Form S-4, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Merger Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders and to Parent’s stockholders.

SECTION 6.02. Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to all its and its subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the U.S. federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. The Company shall, within two business days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section). All information exchanged pursuant to this Section 6.02 shall be subject to the Confidentiality and Nondisclosure Agreement dated September 8, 2008 between the Company and Parent (the “Confidentiality Agreement”). No investigation under this Section 6.02 shall have any effect on any of the representations, warranties, covenants or agreements of the parties hereto.

SECTION 6.03. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any

Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement or any other Transaction Agreement, take all action necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements. In furtherance and not in limitation of the foregoing, if an HSR Filing is required by Law, each of Parent and the Company shall, as promptly as practicable after the date hereof (but in any event not later than the time the Offer shall have been commenced) file with the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) a Notification and Report Form pursuant to the HSR Act (the “HSR Filing”), and at the same time as making such HSR Filing shall request that the DOJ and the FTC grant “early termination” of the waiting period related to such HSR Filing and this Agreement and the Transactions.

(b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in any Transaction Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Transaction Agreements.

(c) Nothing in Section 6.03(a) shall require Parent to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of any material portion of the Company’s assets or limits on the Company’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and nothing in Section 6.03(a) shall authorize the Company to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Offer or the Merger relating to the HSR Act, Foreign Antitrust Laws or other antitrust, competition or premerger notification, or trade regulation law, regulation or order (“Antitrust Laws”) or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Antitrust Laws. Parent, after consultation with the Company, shall be entitled to control all contact and negotiations with any Governmental Entity concerning Antitrust Law matters relevant to the Offer and the Merger. Parent, after consultation with the Company, shall also be responsible for determining all aspects of strategy associated with obtaining any approvals, consents or waivers necessary to consummate the Offer and the Merger as required under any Antitrust Law. The Company agrees not to participate in any meeting(s) with any Governmental Entity in respect of any submission, notification or investigation under any Antitrust Law unless the Company consults with Parent in advance and, to the extent permitted by such Governmental Entity, gives Parent or Parent’s counsel a reasonable opportunity to attend and participate at such meeting(s).

SECTION 6.04. Company Stock Options and RSU Awards; ESPP. (a) As soon as practicable following the date of this Agreement and in all events prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) terminate and cancel all outstanding Company Stock Options and Company RSU Awards effective as of the Effective Time and terminate the Company Stock Plans;

(ii) make such other changes to the Company Stock Plans as it deems appropriate to give effect to the Merger (subject to the approval of Parent, which shall not be unreasonably withheld);

(iii) ensure that the conversion pursuant to Section 2.01 of Company Capital Stock held by any director or officer of the Company will be eligible for exemption under Rule 16b-3(e); and

(iv) provide that the “offering period” in progress as of the date hereof under the ESPP shall be shortened in accordance with Section 19(c) of the ESPP (including the provision of notices to the ESPP participants as prescribed therein), that no new offering periods shall commence under the ESPP at any time on or after the date hereof, that no new participants shall be permitted to begin participating in the ESPP on or after the date hereof, that no current participants in the ESPP shall be permitted to increase their rate of contributions under the ESPP on or after the date hereof, and that the ESPP shall terminate prior to the Effective Time.

(b) In this Agreement:

“Company Stock Option” has the meaning set forth in Section 3.03.

“Company Stock Plans” means the Company’s 1996 Equity Incentive Plan and the Company’s 2001 Nonstatutory Stock Option Plan.

SECTION 6.05. Employee Matters; Benefit Plans. (a) The employees of the Company and its subsidiaries employed primarily in the United States who remain in the employment of the Surviving Corporation and its subsidiaries or who become employees of Parent or one of its subsidiaries (the “Continuing Employees”) shall receive employee benefits on substantially the same terms as benefits are provided to similarly situated employees of Parent and its subsidiaries for up to six (6) months after the Effective Time; provided that neither Parent nor the Surviving Corporation nor any of their subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; and provided further, that no plans or arrangements of the Company or any of its subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate.

(b) With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, subject to the terms of the applicable plan and any required approval of the applicable insurance provider, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company and its subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(c) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person. Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent or the Surviving Corporation to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Parent, the Company or the Surviving Corporation and nothing therein shall be construed as an amendment to any such plan, program, policy, arrangement, agreement or understanding for any purpose. Nothing in this Section 6.05 shall confer any rights or remedies of any kind or description upon any Continuing Employee or any other person other than Parent, the Company and their respective successors and assigns.

SECTION 6.06. Termination of 401(k) Plan. The Company will adopt, or will cause to be adopted, all necessary corporate resolutions to terminate each 401(k) Plan sponsored or maintained by the Company,

effective as of no later than one day prior to the date on which the Company would be deemed an ERISA Affiliate of Parent and/or Sub (but such termination may be contingent upon the Closing). Immediately prior to such termination, the Company will make all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for employer matching contributions (if any) for the period prior to termination. For this purpose, the term “401(k) Plan” means any plan intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k). The Company shall provide Parent with a copy of resolutions duly adopted by the Company’s board of directors so terminating any such 401(k) Plan.

SECTION 6.07. Indemnification and Insurance. (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or bylaws or under any indemnification agreement executed prior to the date hereof and provided to Parent prior to the date hereof, as in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years from the Effective Time, and Parent will cause and enable the Surviving Corporation to assume and honor such indemnification obligations and agreements.

(b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the annual premiums paid as of the date hereof by the Company for such insurance (such 250% amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance reasonably obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is $176,300. Notwithstanding the foregoing, in lieu of maintaining such current policies, Parent or the Company shall be entitled to purchase a “tail” directors’ and officers’ liability insurance policy with substantially the same coverage as described above.

SECTION 6.08. Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Offer, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, provided that nothing in this Section 6.08(a) shall be construed to mean that the Company’s Transactions-related fees and expenses will be deducted from the consideration otherwise payable to the Company’s stockholders pursuant to the Offer and the Merger.

(b) The Company shall pay to Parent a fee of $2,200,000 (the “Termination Fee”) if: (i) Parent terminates this Agreement pursuant to Section 8.01(d); (ii) the Company terminates this Agreement pursuant to Section 8.01(f); or (iii) a Company Takeover Proposal has been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Company Takeover Proposal and thereafter (1)(A) this Agreement is terminated pursuant to Section 8.01(b)(i) and (B) within 12 months of such termination the Company or any of its subsidiaries enters into an Acquisition Agreement with respect to any Qualified Company Takeover Proposal or any Qualified Company Takeover Proposal is consummated, or (2)(A) this Agreement is terminated pursuant to Section 8.01(c) and (B) within 6 months of such termination the Company or any of its subsidiaries enters into an Acquisition Agreement with respect to any Qualified Company Takeover Proposal or any Qualified Company Takeover Proposal is consummated. Any fee due under this Section 6.08(b) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (iii) above such payment shall be made on the date of execution of such Acquisition Agreement or, if earlier, consummation of such transaction). The Company acknowledges that the agreements contained in this Section 6.08(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay the amounts due pursuant to this Section 6.08(b) as and when due, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amounts set forth in this Section 6.08(b), the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit together with interest on the amounts set forth in this Section 6.08(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(c) The Company acknowledges and agrees that in the event of a breach of Section 5.02, the payment of the Termination Fee shall not constitute the exclusive remedy available to Parent and Sub, and that Parent and Sub shall be entitled to the remedies set forth in Section 9.10, including injunction and specific performance, and all other remedies available at law or in equity to which Parent or Sub are entitled; provided, however, that Parent and Sub shall not be entitled to any consequential (including lost profits) or punitive damages as a result of any such breach unless such breach was a willful breach.

(d) If this Agreement is terminated by either Parent or the Company as provided in Section 8.01(b)(i), or by Parent as provided in Section 8.01(c), then the Company shall pay to Parent, forthwith upon demand by Parent, the Expenses incurred by Parent, up to $750,000 in the aggregate. “Expenses” means all out-of-pocket expenses (including fees and expenses payable to all banks, investment banking firms, other financial institutions, and other persons and their respective agents and counsel, for arranging or structuring the Transactions, and all fees of counsel, accountants, experts and consultants to Parent, and all printing and advertising expenses) actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons, and assumed by Parent in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring of the Transactions and any agreements relating thereto. If at the same time or after the Company has paid Expenses pursuant to this Section 6.08(d) the Company is obligated to pay the Termination Fee, the payment of Expenses shall reduce on a dollar for dollar basis the payment by the Company of the Termination Fee.

(e) “Qualified Company Takeover Proposal” means any proposal or offer made by a third party (i) for a merger, consolidation, share exchange, business combination, dual listed structure, liquidation, dissolution, joint venture, recapitalization, reorganization or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction shall not hold securities representing 50% or more of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity), (ii) for the issuance by the Company of 50% or more of its voting equity securities as consideration for the assets or securities of another person, (iii) to acquire in any manner, directly or indirectly, 50% or more of the voting equity securities or assets or businesses that represent or constitute 50% or more of the revenues or assets of the Company and its subsidiaries taken as a whole or (iv) to lease, mortgage, pledge or otherwise transfer (including through any arrangement having substantially the same economic effect of a sale of assets) assets or businesses that represent or constitute 50% or more of the revenues or assets of the Company and its subsidiaries taken as a whole, in a single transaction or a series of transactions.

SECTION 6.09. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 6.10. Transfer Restrictions. The Company agrees, with respect to each stockholder that is a party to any Tender and Voting Agreement, that if any such stockholder attempts to Transfer (as defined in the

Tender and Voting Agreement), vote or provide any other person with the authority to vote any of the shares of Company Common Stock owned by such stockholder other than in compliance with the Tender and Voting Agreement, the Company shall not (a) permit any such Transfer on the Company’s books and records, (b) issue a new certificate representing any of the shares of Company Common Stock or permit any book entries for any such Transfer with respect to any shares of Company Common Stock that are in uncertificated form or (c) record such vote, in each case, unless and until Stockholder shall have complied with the terms of the Tender and Voting Agreement.

SECTION 6.11. Stock Exchange Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Offer and the Merger to be approved for listing on The NASDAQ Stock Market LLC (“NASDAQ”), subject to official notice of issuance, prior to the Closing Date.

SECTION 6.12. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any Transaction, and no such settlement shall be agreed to without Parent’s prior written consent.

SECTION 6.13. Rule 14d-10 Matters. Notwithstanding anything in this Agreement to the contrary, the Company and its subsidiaries will not, after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any former, current or future director, officer, employee, consultant, advisor or independent contractor of the Company or any of its subsidiaries (or any person who would have assumed such role or performed such duties but for a requirement to refrain from assuming such role or performing such duties in such plan, program, agreement or arrangement) unless, prior to such entry into, establishment, amendment or modification, the Company Compensation Committee (each member of which is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) shall have taken all such steps as may be necessary to (i) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement, arrangement, understanding, payment or benefit.

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. If required by Law, the Company shall have obtained the Company Stockholder Approval.

(b) Listing. The shares of Parent Company Stock issuable to the Company’s stockholders pursuant to this Agreement and under the Company Stock Plans shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(c) Antitrust. The waiting period (and any extension thereof) applicable, if any, to the Merger under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of the Merger or could reasonably be expected to have a Parent Material Adverse Effect, shall have been obtained or made.

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.03, each of the parties shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

(e) Merger Form S-4. If required by Law, the Merger Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(f) Exchange of Shares. Sub shall have previously accepted for exchange and exchanged shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent, Sub and the Company; or

(b) by either Parent or the Company:

(i) If the Offer shall have expired in accordance with the terms of this Agreement without Sub having accepted for exchange any Shares or the Acceptance Time does not occur on or before the date that is six months after the date hereof (the “Outside Date”); provided, however, that if the Offer Conditions set forth in clause (2) of the first paragraph and in lettered paragraphs (a) and (b) shall not be satisfied by the Outside Date but all other Offer Conditions shall be satisfied by the Outside Date, then the Outside Date shall be extended to the date that is nine months after the date hereof (and such date shall then be deemed the “Outside Date”); and, provided, further that no party shall be permitted to terminate this Agreement pursuant to this Section 8.01(b)(i) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the primary reason that the Acceptance Time shall not have occurred on or before the Outside Date; or

(ii) if any Governmental Entity issues an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

(c) by Parent, prior to the Acceptance Time, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to the failure of any of the Offer Conditions set forth in lettered paragraphs (d) or (e) of Exhibit A and (ii) cannot be or has not been cured within 20 days (or, if earlier, the Outside Date) after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in any Transaction Agreement); or

(d) by Parent:

(i) if (A) an Adverse Recommendation Change shall have occurred, (B) the Company Board or any committee thereof fails to recommend to the Company’s stockholders that they accept the Offer and include such recommendation in the Schedule 14D-9 and/or give the Company Stockholder Approval and include such recommendation in the Proxy Statement or (C) the Company Board fails to publicly reaffirm its recommendation of this Agreement, the Offer, the Merger or the other Transactions (x) within 5 business days of receipt of a written request by Parent to provide such reaffirmation or (y) if the Outside Date is less than 5 business days from the receipt of such request by Parent, by the close of business on the business day immediately preceding the Outside Date; or

(ii) if the Company or any of its Representatives breaches in any material respect the terms or provisions of Section 5.02, and such breach has more than a deminimus effect on Parent or Sub; or

(e) by the Company, prior to the Acceptance Time, if Parent breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to a material breach of Section 4.04 or would give rise to a breach of any of the other representations or warranties of Parent that would result in a Parent Material Adverse Effect or would give rise to a material breach of any covenants or agreements of Parent and (ii) cannot be or has not been cured within 20 days (or, if earlier, the Outside Date) after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant in any Transaction Agreement); or

(f) by the Company, prior to the occurrence of the Acceptance Time, in accordance with and pursuant to clause (z) of the second sentence of Section 5.02(b).

SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith terminate and become void and have no further force or effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination, provided that the foregoing shall not relieve any party hereto from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in any Transaction Agreement.

SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

ARTICLE IX

General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(b)	if to Parent or Sub, to:

Exar Corporation

48720 Kato Road

Fremont, California 94538

Fax No.: (510) 668-7002

Attention: General Counsel

with a copy to:

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025

Fax No.: (650) 473-2601

Attention: Stephen B. Sonne

and

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Fax No.: (212) 326-2061

Attention: Paul S. Scrivano

(c)	if to the Company, to:

hi/fn, inc.

750 University Avenue

Los Gatos, California 95032

Fax No.: (408) 399-3535

Attention: Chief Executive Officer

with a copy to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, California 94041

Fax No.: (650) 938-5200

Attention: David Healy

SECTION 9.03. Definitions. For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

A “Company Material Adverse Effect” means any change, effect, event, occurrence or state of facts that, taken alone or together with any other related or unrelated changes, effects, events, occurrences or states of facts that exist on the date of determination, (i) is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than any change, effect, event, occurrence, state of facts or development (a) relating to general market, economic or political conditions (or changes therein) in the United States, in any country in which the Company or any of its Subsidiaries conducts business or in the global economy, (b) relating to the industry in which the Company operates in general and not disproportionately affecting the Company and its subsidiaries, taken as a whole, (c) any changes resulting from, arising out of or related to the announcement of the execution of this Agreement or the pendency of the Offer and/or the Merger, (d) any changes resulting from any actions taken by the Company or its Subsidiaries that are expressly requested or consented to by Parent or Sub, (e) the failure to take action as a result of any restrictions or prohibitions set forth in Section 5.01 of this Agreement with respect to which Parent has refused, upon the Company’s written request, to provide a waiver, (f) changes in the Company Common Stock price or the trading volume of the Company Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (g) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), and (h) the filing, defense or settlement of any stockholder class action or derivative litigation commenced against the Company or its directors on or after the date of this Agreement to the extent based on allegations that (1) either the Company’s entry into this Agreement or the terms and conditions of this Agreement or any other agreements between the Company and Parent entered into prior to the date hereof and relating to this Agreement constituted a breach of the fiduciary duties of the Company’s Board of Directors or (2) there has been one or more violations of securities laws in connection with the Schedule 14D-9 or the Offer Documents, or (ii) prevents or materially impedes or materially delays the ability of the Company to consummate the Merger and the other Transactions.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such person.

“knowledge”, with respect to a person, means the actual knowledge of the officers and directors of such person after inquiry of such person’s direct reports as would be usual or proper under the circumstances.

A “Parent Material Adverse Effect” means (A) any change, effect, event, occurrence or state of facts that, taken alone or together with any other related or unrelated changes, effects, events, occurrences or states of facts that exist on the date of determination, (i) is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, other than any change, effect, event, occurrence, state of facts or development (a) relating to general market, economic or political conditions (or changes therein) in the United States, in any country in which Parent or any of its Subsidiaries conducts business or in the global economy, (b) relating to the industry in which Parent operates in general and not disproportionately affecting Parent and its subsidiaries, taken as a whole, (c) any changes resulting from, arising out of or related to the announcement of the execution of this Agreement or the pendency of the Offer and/or the Merger, (d) any changes resulting from any actions taken by Parent or its subsidiaries that are expressly requested or consented to by the Company, (e) changes in the Parent Common Stock price or the trading volume of the Parent Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (f) any failure by Parent to meet any published analyst estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), and (g) the filing, defense or settlement of any stockholder class action or derivative litigation commenced against Parent or its directors on or after the date of this Agreement to the extent based on allegations that (1) either Parent’s entry into this Agreement or the terms and conditions of this Agreement or any other agreements between the Company and Parent entered into prior to the date hereof and relating to this Agreement constituted a breach of the fiduciary duties of Parent’s Board of Directors or (2) there has been one or more violations of securities laws in connection with the Form S-4, the Schedule TO or the Offer Documents, or (B) a material adverse effect on the ability of Parent or Sub to consummate the Offer, the Merger and the other Transactions.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“PRC” means the People’s Republic of China, solely for the purposes of this Agreement, excluding the Special Administrative Regions of Hong Kong and Macau and the islands of Taiwan.

“Structure Agreements” means, collectively, the agreements, contracts and instruments, a list of which is set forth in Section 3.26(a) of the Company Disclosure Letter, which enable the Company to control Ansai and consolidate Ansai with its financial statements.

A “Subsidiary” or “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; provided, that with respect to the Company, Ansai shall constitute a subsidiary of the Company.

SECTION 9.04. Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Transaction Agreement means (a) in the case of any statute, such statute and any comparable statute that from time to time replaces such statute by succession and (b) in the case of any Contract, such Contract and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to matters disclosed in the Filed Company SEC Documents exclude any disclosures in any “risk factors” section and any other disclosures that are predictive or forward-looking in nature. Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed only for the purposes of the specific Sections of this Agreement to which such section relates; provided, however, that any information disclosed in one section of such disclosure letter shall be deemed to be disclosed in such other sections of such disclosure letter to which its relevance is readily apparent on the face of such information and without the need to examine underlying documentation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations among the parties and their advisors, and the parties agree that there shall not apply to this Agreement or any provision hereof any rule or presumption of interpreting this Agreement or any provision hereof against the draftsperson of this Agreement or any provision hereof.

SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this

Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. The Transaction Agreements (including the schedules and exhibits hereto), taken together with the Company Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements, understandings and representations, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Section 6.07, are not intended to confer upon any person other than the parties any rights or remedies or otherwise create any third-party beneficiary hereto.

SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of each Transaction Agreement in any federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in the event any dispute arises out of any Transaction Agreement or any Transaction, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (c) agrees that it will not bring any action relating to any Transaction Agreement or any Transaction in any other court and (d) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF ANY TRANSACTION AGREEMENT OR ANY TRANSACTION.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

EXAR CORPORATION

By	/s/ Pedro P. Rodriguez
Name:	Pedro (Pete) P. Rodriguez
Title:	President and Chief Executive Officer

HYBRID ACQUISITION CORP.

By	/s/ Thomas R. Melendrez
Name:	Thomas R. Melendrez
Title:	Secretary

HI/FN, INC.

By	/s/ Albert E. Sisto
Name:	Albert E. Sisto
Title:	President and Chief Executive Officer

EXHIBIT A

Conditions of the Offer

Notwithstanding any other term of the Offer or this Agreement, but subject to the terms and conditions set forth in the Agreement, and in addition to (and not in limitation of) the rights and obligations of Sub to extend and/or amend the Offer pursuant to the terms and conditions of the Agreement, Sub shall not be required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to exchange any shares of Company Common Stock tendered into the Offer unless (1) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, together with any shares of Company Common Stock beneficially owned by Parent or any subsidiary of Parent, would represent at least a majority of the Fully Diluted Shares (the “Minimum Condition”), (2) any waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall have expired or been terminated, (3) the Form S-4 and any post-effective amendments thereto shall have become effective under the Securities Act and the Form S-4 and any post-effective amendments thereto shall not be the subject of any stop order or proceedings or threatened proceedings seeking a stop order and (4) the Parent Common Stock to be issued pursuant to the Offer and the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance. The term “Fully Diluted Shares” means, and “Fully Diluted Basis” means taking into account, all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities, but excluding any Company Stock Options that are not exercisable on or before the Outside Date. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for exchange or, subject as aforesaid, to exchange any shares of Company Common Stock not theretofore accepted for exchange or exchanged, and may terminate, extend or amend the Offer, if, at any time on or after the date of this Agreement and before the expiration of the Offer, any of the following conditions exists and is continuing:

(a) there shall be threatened in writing or pending any Action by any Governmental Entity, (i) challenging the acquisition by Parent or Sub of any Company Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger, (ii) seeking to prohibit or limit the ownership or operation or control by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, taken as a whole, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Offer or the Merger, or (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company;

(b) any statute, rule, regulation, judgment, order or injunction shall be enacted, enforced, promulgated or issued and be in effect, by any Governmental Entity that seeks any of the consequences described in paragraph (a) above;

(c) since the date of this Agreement there shall have occurred and continue to exist any change, effect, event, occurrence or state of facts that, individually or in the aggregate, has had or is reasonably likely to have, a Company Material Adverse Effect;

(d) (i) the representations and warranties of the Company in Sections 3.03(a), 3.03(b), 3.03(c)(first sentence), 3.03(d), 3.04, 3.10(g), 3.16(e) and 3.30 that are qualified as to materiality shall not be true and correct and those not so qualified shall not be true and correct in all material respects (with respect to the figures cited in Section 3.03, “in all material respects” shall mean that such figures are accurate, in the aggregate, to within 75,000 shares), as of the date of this Agreement and as of the Expiration Date as though made on the Expiration Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case on and as of such earlier date), or (ii) each of the representations and warranties of the Company in this Agreement shall not be true and correct as of the date of this Agreement and as of the Expiration Date as though made on the Expiration Date, except to the extent any representations and warranties expressly relate to an earlier date (in which case on and as of such earlier date), in each case determined without regard to qualifications as to materiality or Company Material Adverse Effect, but only if, for purposes of this clause (ii), the failure of any such representations and warranties to be so true and correct has resulted in, or could reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect;

(e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement and such failure shall not have been cured within 20 calendar days (or, if earlier, the Outside Date) after the giving of written notice to the Company of such breach;

(f) any of the Contracts listed in Section A of the Company Disclosure Letter (the “Identified Contracts”) shall have been terminated or amended in an adverse manner, or the consummation of the Offer or the Merger would result in a termination of any such Identified Contracts or permit or cause the other party(ies) to such Identified Contracts to terminate or renegotiate in an adverse manner such Identified Contracts; or

(g) this Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Sub and Parent and may be asserted or waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion other than the Minimum Condition which may be waived by Parent or Sub only with the prior written consent of the Company. Any reference in this Exhibit A or in the Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. The other capitalized terms used in this Exhibit A shall have the meanings set forth in the Agreement to which it is an exhibit.

EXHIBIT B

CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is hi/fn, inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.001 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article VIII shall be prospective and shall not affect the rights under this Article VIII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ANNEX B

TENDER AND VOTING AGREEMENT

TENDER AND VOTING AGREEMENT, dated as of February 23, 2009 (this “Agreement”), among EXAR CORPORATION, a Delaware corporation (“Parent”), and the persons listed on Exhibit A hereto (each, a “Stockholder” and collectively, the “Stockholders”).

WHEREAS Parent, Hybrid Acquisition Corp., a Delaware corporation (“Sub”) and hi/fn, inc., a Delaware corporation (the “Company”) propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Sub with and into the Company;

WHEREAS each Stockholder owns the number of shares of Company Common Stock set forth opposite its name on Schedule A hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by the Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that the Stockholders enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent as follows:

(a) Authority; Execution and Deliver; Enforceability. The Stockholder has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder. The Stockholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms (subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies). The execution and delivery by the Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under any provision of any Contract to which the Stockholder is a party or by which any properties or assets of the Stockholder are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or applicable Law applicable to the Stockholder or the properties or assets of the Stockholder. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(b) The Subject Shares. The Stockholder is the record and beneficial owner of and has good and marketable title to, the Subject Shares, free and clear of any Liens. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement.

(c) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Stockholder.

(d) Merger Agreement. The Stockholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

Section 2. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows: Parent has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies). The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under any provision of any Contract to which Parent is a party or by which any properties or assets of Parent are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or applicable Law applicable to Parent or the properties or assets of Parent. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports by Parent under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

Section 3. Agreement to Tender and Vote; Other Covenants of the Stockholders. Each Stockholder covenants and agrees as follows:

(a) Agreement to Tender. The Stockholder shall accept the Offer with respect to all the Subject Shares of the Stockholder and tender all the Subject Shares of the Stockholder pursuant to the Offer as promptly as practicable after the commencement of the Offer, but in any event not later than the 10th business day after the commencement of the Offer. Such tender shall be made within ten business days of commencement of the Offer. The Stockholder shall not withdraw any Subject Shares tendered pursuant to the Offer unless the Offer shall have been terminated in accordance with the terms of the Merger Agreement.

(b) Agreement to Vote. (1) In Favor of Merger. At any meeting of the stockholders of the Company called to seek the Company Stockholder Approval or at any postponement or adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, any other Transaction Agreement, the Offer or the Merger, or any other Transaction is sought, the Stockholder (i) shall, if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum and (ii) shall vote (or cause to be voted) the Subject Shares in favor of granting the Company Stockholder Approval.

(2) Against Other Transactions. At any meeting of stockholders of the Company or at any postponement or adjournment thereof or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (ii) any Company Takeover Proposal and (iii) any amendment of the Company Charter or the Company Bylaws or other proposal or transaction involving the Company or any Company Subsidiary, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement or any other Transaction Agreement, the Merger, or any other Transaction or change in any manner the voting rights of any class of Company Capital Stock. The Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

(3) Revoke Other Proxies. The Stockholder represents that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.

(4) IRREVOCABLE PROXY. The Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as the Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares in a manner consistent with this Section 3(b). The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement. Upon delivery of written request to do so by Parent, each such Stockholder shall as promptly as practicable execute and deliver to Parent a separate written instrument or proxy that embodies the terms of the irrevocable proxy set forth in this Section 3(b).

(c) No Transfer. Other than pursuant to this Agreement, the Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person other than pursuant to the Offer and the Merger, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise (including pursuant to any loan of Subject Shares), with respect to any Subject Shares, (iii) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions.

(d) Public Statement. The Stockholder shall not issue any press release or make any other public statement with respect to any Transaction Agreement, the Offer or the Merger or any other Transaction without the prior consent of Parent and the Company, except as may be required by applicable Law.

(e) Waiver of Appraisal Rights. The Stockholder hereby consents to and approves the actions taken by the Company Board in approving the Transaction Agreements, the Offer and the Merger, and the other Transactions. The Stockholder hereby waives, and agrees not to exercise or assert, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

Section 4. Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with its terms, other than with respect to the liability of any party for willful breach hereof prior to such termination. Upon termination of this Agreement, the Stockholder shall be permitted to withdraw, and shall be deemed to have validly and timely withdrawn, the Shares pursuant to the Offer.

Section 5. Additional Matters. The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Section 6. General Provisions. (a)Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 9.02 of the Merger Agreement and to each Stockholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Parent when one or more counterparts have been signed by Parent and delivered to the Stockholder. This Agreement shall become effective against the Stockholder when one or more counterparts have been executed by the Stockholder and delivered to Parent. Each party need not sign the same counterpart.

(f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements, understandings and representations, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws principles of such State.

(h) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Parent without the prior written consent of the Stockholder or by the Stockholder without the prior written consent of Parent, and any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(i) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any other court and (d) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(j) Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, but subject to the limitations set forth in the Merger Agreement, nothing in this Agreement shall limit or restrict the Stockholder from acting in his capacity as a director or officer of the Company (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company).

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

EXAR CORPORATION

By	/s/ Pedro P. Rodriguez
Name:	Pedro (Pete) P. Rodriguez
Title:	President and Chief Executive Officer

STOCKHOLDERS:

/s/ Robert W. Johnson
Robert W. Johnson

/s/ Douglas L. Whiting
Douglas L. Whiting, Ph.D.

/s/ Albert E. Sisto
Albert E. Sisto

/s/ William R. Walker
William R. Walker

/s/ John E. G. Matze
John E. G. Matze

/s/ Taher Elgamal
Taher Elgamal

/s/ Steven Yang
Steven Yang

/s/ Richard Noling
Richard Noling

/s/ Jiebing Wang
Jiebing Wang, Ph.D.

/s/ Michael D. Goldgof
Michael D. Goldgof

SCHEDULE A

Name and Address of Stockholder	Number of Shares of Company Common Stock Owned
Robert W. Johnson	425,832
c/o hi/fn, inc.
750 University Avenue
Los Gatos, CA 95032

Douglas L. Whiting, Ph.D.	215,565
c/o hi/fn, inc.
750 University Avenue
Los Gatos, CA 95032

Albert E. Sisto	66,498
c/o hi/fn, inc.
750 University Avenue
Los Gatos, CA 95032

William R. Walker	54,746
c/o hi/fn, inc.
750 University Avenue
Los Gatos, CA 95032

John E. G. Matze	49,167
c/o hi/fn, inc.
750 University Avenue
Los Gatos, CA 95032

Taher Elgamal	0
c/o hi/fn, inc.
750 University Avenue
Los Gatos, CA 95032

Steven Yang	1,667
c/o hi/fn, inc.
750 University Avenue
Los Gatos, CA 95032

Richard Noling	0
c/o hi/fn, inc.
750 University Avenue
Los Gatos, CA 95032

Jiebing Wang, Ph.D.	2,500
c/o hi/fn, inc.
750 University Avenue
Los Gatos, CA 95032

Michael D. Goldgof	1,917
c/o hi/fn, inc.
750 University Avenue
Los Gatos, CA 95032

ANNEX C

DIRECTORS AND EXECUTIVE OFFICERS OF EXAR AND OFFEROR

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Exar and Offeror are set forth below. Unless otherwise indicated below, the current business address of each director and executive officer is c/o Exar Corporation, 48720 Kato Road, Fremont, California 94538. Unless otherwise indicated below, the current business telephone number of each director and executive officer is (510) 668-7000. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite the name of an executive officer or director of Exar refers to a position with Exar, and each occupation set forth opposite the name of an executive officer or director of Offeror refers to a position with Offeror. During the past five years, none of the directors and executive officers of Exar or Offeror listed below has (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise indicated below, each such person is a citizen of the United States of America.

Directors and Executive Officers of Exar

Name	Title	Present Principal Occupation and Five-Year Employment History
Pedro (Pete) P. Rodriguez	Chief Executive Officer, President and Director	Mr. Rodriguez, age 47, joined Exar as a director in October 2005. He was appointed Chief Executive Officer and President of Exar in April 2008. Mr. Rodriguez has over 24 years of engineering, sales, marketing and executive management experience in the semiconductor industry. Mr. Rodriguez served, most recently, from June 2007 to April 2008, as Chief Marketing Officer of Virage Logic Corporation, a semiconductor intellectual property supplier for Systems on a Chip (SoC). Prior to his appointment at Virage Logic, Mr. Rodriguez served as President, Chief Executive Officer and Director of Xpedion Design Systems, Inc., a private, venture-funded developer of design solutions for radio frequency integrated circuits from May 2000 to August 2006. Mr. Rodriguez held this role for six years until shortly after Xpedion was acquired by Agilent Technologies, Inc. in August 2006. Prior to Xpedion, he held various senior management positions in sales and marketing at Escalade Corporation, a provider of software for chip design, and LSI Corporation as well as design engineering, product management and process engineering positions at Aerojet Electronics, Teledyne Microwave and Siliconix incorporated. Mr. Rodriguez holds an MBA from Pepperdine University, an MSEE from California Polytechnic University and a BS in Chemical Engineering from California Institute of Technology.

Name	Title	Present Principal Occupation and Five-Year Employment History
Dr. Izak Bencuya	Director	Dr. Bencuya, age 54, joined Exar as a director in February 2009. Dr. Bencuya is currently the Chief Executive Officer of Deeya Energy, a dynamic start-up company focused on clean technologies to supply mass electricity storage to the alternative energy industry. Prior to Deeya Energy, Dr. Bencuya spent over ten years at Fairchild Semiconductor where he focused on power products and was most recently the Executive Vice President and the General Manager of the Functional Power Products Group. Dr. Bencuya also held positions at Siliconix, Semitest and GTE Laboratories. Dr. Bencuya has a BS in Electrical Engineering from Bogazici University in Istanbul, Turkey, and an MS and PhD in Engineering and Applied Science from Yale University. He received his MBA from U.C. Berkeley. He is a member of the IEEE Electron Device Society. Dr. Bencuya holds 22 patents and has published extensively in the electronics field.

Pierre G. Guilbault	Director	Mr. Guilbault, age 54, joined Exar as a director upon the acquisition of Sipex Corporation by Exar on August 25, 2007. Mr. Guilbault served as a member of Sipex’s Board of Directors from September 2006 to August 2007. He has been with Future Electronics Inc., Exar’s largest distributor and an affiliate of Exar’s largest stockholder, since October 2002 as Executive Vice President and Chief Financial Officer. Prior to joining Future, Mr. Guilbault was Executive Vice President and Chief Financial Officer of My Virtual Model, Motion International Inc. and Steinberg, Inc. Mr. Guilbault became a Chartered Accountant in 1981 and earned a bachelor’s degree in Business Administration from UQUAM. Mr. Guilbault is a citizen of Canada.

Brian Hilton	Director	Mr. Hilton, age 66, joined Exar as a director upon the acquisition of Sipex Corporation by Exar on August 25, 2007. Mr. Hilton served as a member of Sipex’s Board of Directors from July 2004, and as the Chairman of the Board of Directors of Sipex from October 2006 to August 2007. He has over 35 years of experience in the semiconductor industry. From 1997 to 2002, Mr. Hilton was President of Avnet Electronics Marketing, a global electronics distributor. In this role, Mr. Hilton was responsible for building Avnet’s Asian business and expanding its presence in Europe, the Middle East and Africa. Prior to Avnet, Mr. Hilton spent 30 years at Motorola, Inc., reaching the position of Corporate Vice President and Director of worldwide sales and

Name	Title	Present Principal Occupation and Five-Year Employment History
marketing for Motorola Semiconductor Products Sector (SPS). From 1979 to 1981, Mr. Hilton served as VP Finance & Administration for Motorola SPS. From 1976 to 1978, Mr. Hilton served as the VP and Corporate Controller for Motorola Canada Limited. From 1969 to 1971, Mr. Hilton served as Division Controller for the Motorola Automotive Products Division. From 1964 to 1967, Mr. Hilton participated in the General Motors financial management program. Mr. Hilton graduated with a BA at the University of Manitoba.

Richard L. Leza	Chairman of the Board	Mr. Leza, age 61, joined Exar as a director in October 2005 and was elected Chairman in September 2006. He was appointed as the acting Chief Executive Officer and President (Interim) of Exar in February 2007, and he served in that position until August 2007. Mr. Leza was the founder, Chairman and Chief Executive Officer of AI Research Corporation, an early stage venture capital firm specializing in the areas of business-to-business software, information technology, medical devices and medical analytical software applications. Mr. Leza served in such position, which was his principal occupation and employment, from 1988 to 2007. He was also the co-founder, past Chairman and past President of Hispanic-Net, a non-profit organization. From 1998 to 2001, Mr. Leza was the co-founder, Chairman and Chief Executive Officer of CastaLink, Inc., a provider of a web-based supply chain collaboration solution. From 1997 to 1999, Mr. Leza served as co-founder, Chairman and Chief Executive Officer of NucleoTech Corporation, an application software company focused on digital image-driven analytical DNA software solutions. From 1982 to 1988, he was co-founder, Chairman and Chief Executive Officer of RMC Group, Inc., which provided management and research services for public and private technology companies. Mr. Leza was a Board member of the Stanford Graduate School of Business Advisory Council from 2001 to 2007 and is Emeriti Director of New Mexico State University Foundation Board. He is a three time member of Hispanic Business Magazine’s top 100 influential Hispanics in the United States. He is the author of various publications, writing on topics such as exporting, venture capital and developing business plans. Mr. Leza earned an MBA from Stanford University Graduate School of Business and a BS in Civil Engineering from New Mexico State University.

Name	Title	Present Principal Occupation and Five-Year Employment History
Gary Meyers	Director	Mr. Meyers, age 44, joined Exar as a director in May 2008. Mr. Meyers serves as Vice President and General Manager, Synplicity Business Group of Synopsys, Inc., a leading supplier of electronic design automation (“EDA”) software. Prior to its acquisition by Synopsys in May 2008, Mr. Meyers served as President and Chief Executive Officer of Synplicity, Inc., a public supplier of EDA tools serving the programmable logic market since October 2004, and as a member of the Board of Directors of Synplicity since January 2005. From August 2004 to October 2004, he served as Synplicity’s President and Chief Operating Officer, and from November 1999 to August 2004, Mr. Meyers served as Synplicity’s Vice President of Worldwide Sales. Mr. Meyers served on the Board of Directors of SpiraTech Limited prior to its acquisition by Mentor Graphics Corporation. He also held a number of different executive management positions at LSI Corporation. Mr. Meyers has an MBA from UCLA and he received his BSEE from the University of Maryland.

J. Oscar Rodriguez	Director	Mr. Rodriguez, age 48, joined Exar as a director in September 2005. Beginning in April 2007, Mr. Rodriguez became a Director as well as the Chief Executive Officer and President of Movius Interactive Corporation (formerly IPUNITY Glenayre), a private technology firm. Beginning in April 2006, Mr. Rodriguez served as Vice President for the carrier ethernet solutions business at Lucent Technologies Inc., which designs and delivers systems, services and software that drive communications networks. After Lucent Technologies was acquired by Alcatel, Mr. Rodriguez served as its Chief Marketing Officer in the Enterprise Business Group until April 2007. From August 2003 until April 2006, Mr. Rodriguez served as Chief Executive Officer, President and a Director of Riverstone Networks, Inc., a provider of carrier ethernet infrastructure solutions for business and residential communications services. Mr. Rodriguez also held various positions at Nortel Networks Corporation, a telecommunications systems company, including as Divisional President, Enterprise Solutions business, from October 2002 to August 2003; Divisional President, Intelligent Internet business from August 2001 to October 2002; and Vice President, Portfolio & Operations from October 2000 to July 2001. Prior to that, Mr.

Name	Title	Present Principal Occupation and Five-Year Employment History
Rodriguez served as President and Chief Operating Officer of Arris Interactive, a provider of cable MSO (Multiple Service Operator) voice and data products. He has also served in several management positions in privately-held and venture-backed companies in the communications and networking industry. Mr. Rodriguez holds a BS in Computer Engineering from the University of Central Florida, an MBA from the Kenan-Flagler Business School at the University of North Carolina, Chapel Hill, and a certificate in Strategic Marketing from Harvard Business School.

George Apostol	Chief Technology Officer	Mr. Apostol, age 44, joined Exar as Chief Technology Officer in May 2008. Mr. Apostol has over 20 years of experience in the system electronics and semiconductor industries. From May 2005 to May 2008, Mr. Apostol served as Chief Technology Officer and Vice President of Engineering at PLX Technology, Inc. He was Vice President of Engineering at Audience, Inc. from May 2004 to May 2005 and Vice President of Engineering at BRECIS Communications Corporation from February 2000 to April 2004. Prior to that, he held various senior engineering and management positions at TiVo, Inc., LSI Corporation, Silicon Graphics, Inc. and Xerox Corporation. With a strong background designing systems on silicon, he holds several patents in the areas of system bus interface, clocking and buffer management design, and has written and deployed multiple application-specification integrated circuit (“ASIC”) design productivity tools. Mr. Apostol performed his academic research at the Dana Farber Cancer Institute and Massachusetts Institute of Technology Sloan School of Management and holds a BSEE from Massachusetts Institute of Technology.

J. Scott Kamsler	Senior Vice President and Chief Financial Officer	Mr. Kamsler, age 61, joined Exar in February 2007 as Senior Vice President and Chief Financial Officer. Prior to joining Exar, he was Vice President and Chief Financial Officer at Centillium Communications, Inc. from July 2004 to February 2007. He also served as Vice President of Operations at Wyse Technology Inc. from 2003 to 2004 and as Chief Financial Officer at Tasman Networks, Inc. from 2000 to 2002. Prior to Tasman Networks, he served as Chief Financial Officer of four public companies: Symmetricom, Inc., DSP Technology Inc., Solitec, Inc. and E-H International, Inc. Earlier in his career, he held various finance

Name	Title	Present Principal Occupation and Five-Year Employment History
positions at Intel Corporation and was an auditor with Peat Marwick Mitchell. Mr. Kamsler is a CPA and received his BA from Willamette University and his MBA from the University of Washington.

Hung P. Le	Vice President of Engineering	Mr. Le, age 48, was appointed to Vice President of Engineering in July 2007. He joined Exar in March 1995 when Exar acquired Startech Semiconductor, Inc., where he served as Director of Technology. Prior to joining Startech in 1994, he was Manager of Technology at Sierra Semiconductor, Inc. Prior to his current position, Mr. Le was Exar’s Division Vice President of Technology from 2004 to July 2007. Mr. Le has 25 years of experience in semiconductor physics and design and holds eight patents. He received his MS and BS in Electrical Engineering and Computer Science from Massachusetts Institute of Technology.

Bentley Long	Vice President of Worldwide Sales	Bentley Long, age 47, was appointed as Vice President of Worldwide Sales in January 2008. He has over 20 years of semiconductor sales and marketing experience including the last 11 years at Exar where he was most recently Vice President of the Americas and Global Distribution. He has previously worked at VLSI Technology, Inc. as an Area Sales Manager and Worldwide Strategic Account Manager, as well as held various technical positions at Texas Instruments Incorporated. He holds a Bachelor of Engineering Degree in Electrical Engineering and Mathematics from Vanderbilt University and an MBA from the University of Tennessee.

Thomas R. Melendrez	General Counsel, Secretary and Executive Vice President of Business Development	Mr. Melendrez, age 55, joined Exar in April 1986 as Corporate Attorney. He was promoted to Director of Legal Affairs in July 1991, and again to Corporate Vice President of Legal Affairs in March 1993. In March 1996, he was promoted to Corporate Vice President, General Counsel and in June 2001, he was appointed Secretary. In April 2003, he was promoted to General Counsel, Secretary and Vice President of Business Development and in July 2005, he was promoted to Senior Vice President of Business Development. In April 2007, he was promoted to his current position as General Counsel, Secretary and Executive Vice President of Business Development. Mr. Melendrez has over 25 years of legal experience in the semiconductor and related industries and he received a BA from the University of Notre Dame, a JD from University of San Francisco and an MBA from Pepperdine University.

Name	Title	Present Principal Occupation and Five-Year Employment History

Stephen W. Michael	Senior Vice President of Operations and Reliability & Quality Assurance	Mr. Michael, age 62, joined Exar in September 1992 as Vice President of New Market Development. In July 1995, he was appointed to Vice President of Operations; in May 2001, he was appointed to Vice President of Operations and Reliability & Quality Assurance; and in July 2007, he was appointed to Senior Vice President of Operations and Reliability & Quality Assurance. Prior to joining Exar, he was Vice President and General Manager of Analog and Custom Products with Catalyst Semiconductor. Prior to Catalyst Semiconductor, he served in various senior positions at GE Semiconductor, Intersil Corporation, Fairchild Camera and Instrument Corporation and National Semiconductor Corporation. Mr. Michael has over 30 years of semiconductor industry experience and holds a BS in Electrical Engineering from the University of California at Davis.

Paul Pickering	Senior Vice President of Marketing	Mr. Pickering, age 49, joined Exar in June 2008 as Senior Vice President of Marketing. Mr. Pickering has over 26 years of semiconductor marketing and sales experience. From March 2007 to June 2008, Mr. Pickering served as Vice President of Field Operations for Innovative Silicon, Inc., a venture-capital funded company. He was Executive Vice President of Sales and Marketing for Xpedion Design Systems, Inc., from May 2003 to March 2007, a company that was acquired by Agilent Technologies, Inc. Prior to Agilent Technologies, Mr. Pickering worked in senior management sales and marketing roles at Fairchild, Toshiba, LSI Corporation, and PMC-Sierra, Inc. Mr. Pickering is a graduate of West Chester University of Pennsylvania with a BS in Social Science.

Directors and Executive Officers of Hybrid Acquisition Corp.

Name	Title	Present Principal Occupation and Five-Year Employment History
Pedro (Pete) P. Rodriguez	Chief Executive Officer, President and Director	Mr. Rodriguez, age 47, joined Exar as a director in October 2005. He was appointed Chief Executive Officer and President of Exar in April 2008. Mr. Rodriguez has over 24 years of engineering, sales, marketing and executive management experience in the semiconductor industry. Mr. Rodriguez served, most recently, from June 2007 to April 2008, as Chief Marketing Officer of Virage Logic Corporation, a semiconductor intellectual property supplier for Systems on a Chip (SoC). Prior to his

Name	Title	Present Principal Occupation and Five-Year Employment History
appointment at Virage Logic, Mr. Rodriguez served as President, Chief Executive Officer and Director of Xpedion Design Systems, Inc., a private, venture-funded developer of design solutions for radio frequency integrated circuits from May 2000 to August 2006. Mr. Rodriguez held this role for six years until shortly after Xpedion was acquired by Agilent Technologies, Inc. in August 2006. Prior to Xpedion, he held various senior management positions in sales and marketing at Escalade Corporation, a provider of software for chip design, and LSI Corporation as well as design engineering, product management and process engineering positions at Aerojet Electronics, Teledyne Microwave and Siliconix incorporated. Mr. Rodriguez holds an MBA from Pepperdine University, an MSEE from California Polytechnic University and a BS in Chemical Engineering from California Institute of Technology.

Thomas R. Melendrez	Secretary, Chief Financial Officer and Director	Mr. Melendrez, age 55, joined Exar in April 1986 as Corporate Attorney. He was promoted to Director of Legal Affairs in July 1991, and again to Corporate Vice President of Legal Affairs in March 1993. In March 1996, he was promoted to Corporate Vice President, General Counsel and in June 2001, he was appointed Secretary. In April 2003, he was promoted to General Counsel, Secretary and Vice President of Business Development and in July 2005, he was promoted to Senior Vice President of Business Development. In April 2007, he was promoted to his current position as General Counsel, Secretary and Executive Vice President of Business Development. Mr. Melendrez has over 25 years of legal experience in the semiconductor and related industries and he received a BA from the University of Notre Dame, a JD from University of San Francisco and an MBA from Pepperdine University.

ANNEX D

February 21, 2009

The Board of Directors

hi/fn, inc.

750 University Ave.

Los Gatos, CA 95032

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (the “Stockholders”) of the common stock (the “Company Common Stock”), par value $0.001 per share, of hi/fn, inc., a Delaware corporation (the “Company”) of the Consideration (as defined below) provided for under the terms of the proposed Agreement and Plan of Merger (the “Agreement”) by and among Exar Corporation, a Delaware corporation (“Parent”), Hawk Acquisition Corp, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and the Company. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

The Agreement provides, among other things, that (i) Merger Sub will commence a tender offer (the “Tender Offer”) for all of the outstanding shares of Company Common Stock (the “Company Shares”) for either (i) .3529 shares of common stock of Parent, par value $0.0001 per share (the “Parent Shares”) and $1.60 in cash (the “Mixed Consideration”), or (ii) $4.00 in cash (the “Cash Consideration,” and together with the Mixed Consideration, the “Consideration”), in each case as the holder thereof shall have elected, subject to the terms, limitations and procedures set forth in the Agreement, which include a limitation on the aggregate number of Parent Shares available to be paid, and (ii) subsequent to the Tender Offer, subject to the terms and conditions set forth in the Agreement, Merger Sub will merge with and into the Company (the “Merger” and together with the Tender Offer, the “Transaction”) and at the Effective Time, each Company Share not previously tendered in the Tender Offer (other than Company Shares held in the treasury of the Company, Company Shares owned by the Company, its wholly-owned subsidiaries, Parent or Merger Sub, or as to which appraisal rights have been perfected, all of which will be cancelled for no consideration) will be converted into the right to receive the Mixed Consideration. Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation. The terms and conditions of the Transaction are set forth more fully in the Agreement.

RBC Capital Markets Corporation (“RBC”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

We are acting as financial advisor to the Board of Directors of the Company (the “Company Board”) in connection with the Transaction, and we will receive a fee for our services upon delivery of this opinion, which is not contingent upon the successful completion of the Transaction. In addition, for our services as financial advisor to the Company in connection with the Transaction, if the Transaction is successfully completed we will receive an additional larger fee. In the event that the Transaction is not completed, the term of our engagement expires, or our engagement is terminated by the Company and the Company consummates at any time thereafter, pursuant to a definitive agreement or letter of intent or other evidence of commitment entered into during the term of RBC’s engagement or during the 6 months following such term we will be entitled to a specified “Transaction Fee” based on the “Aggregate Transaction Value” of such other transaction (all as specified in our engagement agreement with the Company dated April 25, 2008). In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement and to reimburse the reasonable out-of-pocket expenses incurred by us in performing our services (subject to a limit which may not be exceeded without the Company’s consent). In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of the Company and/or Parent and receive customary compensation, and may also actively trade securities of the Company and/or Parent for our own account and the accounts of our customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities.

For the purposes of rendering our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the terms of the draft Agreement dated February 17, 2009 (the “Latest Agreement”); (ii) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical operating data relating to the Company made available to us from published sources and from the internal records of the Company; (iii) we reviewed and analyzed certain publicly available financial and other data with respect to Parent; (iv) we reviewed financial projections and forecasts of the Company (“Forecasts”), prepared by the management of the Company; (v) we conducted discussions with members of the senior management and representatives of the Company with respect to the business and prospects of the Company before and after giving effect to the Transaction; and (vi) we performed other studies and analyses as we deemed appropriate.

In arriving at our opinion, we performed the following analyses in addition to the review, inquiries, and analyses referred to in the preceding paragraph: (i) we compared the financial metrics of selected precedent transactions with the financial metrics implied by the Consideration; (ii) we compared selected market valuation metrics of the Company and other comparable publicly traded companies with the financial metrics implied by the Consideration; and (iii) we compared the premiums paid on selected precedent transactions with the premium implied by the Consideration.

Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analysis and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the analyses.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all the information that was publicly available to us and all of the financial, legal, tax, operating and other information provided to or discussed with us by the Company and Parent, as applicable (including, without limitation, financial statements and related notes), and upon the assurances of the management of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to us, and have not assumed responsibility for independently verifying and have not independently verified such information. With respect to the financial forecast information furnished to or discussed with us by the Company (including the Forecasts), we have assumed that they have been reasonably prepared and reflect the best currently available estimates and good faith judgment of the Company’s management as to the expected future financial performance of the Company.

In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of the Company, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company. We have not investigated, and make no assumption regarding, any litigation or other claims affecting the Company.

We have assumed, in all respects material to our analysis, that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction. We have further assumed that the executed version of the Agreement will not differ, in any respect material to our opinion, from the Latest Agreement.

Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion.

The opinion expressed herein is provided for the information and assistance of the Company Board in connection with the Transaction. We express no opinion and make no recommendation to any Stockholder as to how such Stockholder should tender their Company Shares in the Tender Offer, elect with respect to the Consideration, or how any such Stockholder should vote at the stockholders’ meeting, if any, held in connection with the Merger. All advice and opinions (written and oral) rendered by RBC are intended for the use and benefit of the Company Board. Such advice or opinions may not be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBC. If required by applicable law, such opinion may be included in any disclosure document filed by the Company with the SEC with respect to the Transaction; provided, however, that such opinion must be reproduced in full and that any description of or reference to RBC be in a form reasonably acceptable to RBC and its counsel. RBC shall have no responsibility for the form or content of any such disclosure document, other than the opinion itself. RBC consents to a description of and the inclusion of the text of this opinion in any filing required to be made by the Company with the SEC in connection with the Transaction and in materials delivered to the Stockholders that are a part of such filings; provided, however, that such description must be reproduced in a form reasonably acceptable to RBC.

Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction compared to any alternative business strategy or transaction in which the Company might engage.

Our opinion addresses solely the fairness of the Consideration, from a financial point of view, to the Stockholders. Our opinion does not in any way address other terms or arrangements of the Transaction or the Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Agreement. We are not expressing any opinion herein as to the prices at which the Company Shares or the Parent Shares will trade following the announcement or consummation of the Transaction. Further, in rendering our opinion we express no opinion about the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to be paid to Stockholders.

Our opinion has been approved by RBC’s Fairness Opinion Committee.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Stockholders.

Very truly yours,

/s/ RBC CAPITAL MARKETS CORPORATION

ANNEX E

SECTION 262 OF THE DELAWARE GENERAL CORPORATE LAW

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of

Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Any questions or requests for assistance may be directed to the exchange agent or information agent at their respective addresses or telephone numbers set forth below. Additional copies of this prospectus/offer to exchange and the letter of election and transmittal may be obtained from the exchange agent or information agent at their respective addresses or telephone numbers set forth below. Holders of Shares may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The exchange agent for the Offer is:

BNY Mellon Shareowner Services

By Telephone — 9 a.m. to 6 p.m. New York City Time, Monday through Friday, except for bank holidays:

From within the U.S., Canada or Puerto Rico:

1-866-208-8754- (Toll Free)

From outside the U.S.:

1-201-680-6579 (Collect)

By Mail:	By Overnight Courier or Hand Delivery:

BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Action Dept., 27th Floor	Attn: Corporate Action Dept., 27th Floor
P.O. Box 3301	480 Washington Boulevard
South Hackensack, NJ 07606	Jersey City, NJ 07310

The following fax and confirmation telephone should be used for Notice of Guarantee Deliveries only:

By Facsimile Transaction:

(201) 680-4626

Confirm Receipt of Facsimile by Telephone:

(201) 680-4860

The information agent for the Offer is:

BNY Mellon Shareowner Services

By Telephone – 9 a.m. to 6 p.m. New York City Time, Monday through Friday, except for bank holidays:

From within the U.S., Canada or Puerto Rico:

1-866-208-8754- (Toll Free)

From outside the U.S.:

1-201-680-6579 (Collect)

PART II

Item 20.	Indemnification of Directors and Officers.

Exar is a Delaware corporation. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities, whether or not indemnification would be permitted by statute.

Article XI of Exar’s Bylaws provides in effect that, subject to certain limited exceptions, Exar shall indemnify its directors and officers to the extent not prohibited by the DGCL. Exar’s directors and officers are insured under policies of insurance maintained by Exar, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, Exar has entered into contracts with certain of its directors providing for indemnification of such persons by Exar to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

See the Exhibit Index.

(b) Financial Statement Schedules.

None.

(c) Reports, Opinions and Appraisals.

None.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus/offer to exchange which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus/offer to exchange will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The undersigned registrant undertakes that every prospectus/offer to exchange (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus/offer to exchange pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Fremont, State of California, on March 5, 2009.

EXAR CORPORATION

By:	/s/ Pedro (Pete) P. Rodriguez
Name:	Pedro (Pete) P. Rodriguez
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Pedro (Pete) P. Rodriguez and J. Scott Kamsler, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement the Registrant may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act to register additional securities in connection with this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and this power of attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PEDRO (PETE) P. RODRIGUEZ Pedro (Pete) P. Rodriguez	Chief Executive Officer, President and Director (Principal Executive Officer)	March 5, 2009

/s/ J. SCOTT KAMSLER J. Scott Kamsler	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 5, 2009

Dr. Izak Bencuya	Director	March 5, 2009

/s/ PIERRE G. GUILBAULT Pierre G. Guilbault	Director	March 5, 2009

Brian Hilton	Director	March 5, 2009

/s/ RICHARD L. LEZA Richard L. Leza	Chairman of the Board	March 5, 2009

/s/ GARY MEYERS Gary Meyers	Director	March 5, 2009

/s/ J. OSCAR RODRIGUEZ J. Oscar Rodriguez	Director	March 5, 2009

EXHIBIT INDEX

Exhibits designated with an “*” are filed, and with an “**” are furnished, as an exhibit to this Registration Statement on Form S-4. Exhibits designated with a “+” are identified as management contracts or compensatory plans or arrangements. Exhibits previously filed as indicated below are incorporated by reference.

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger dated as of February 23, 2009, by and among Exar Corporation, Hybrid Acquisition Corp. and hi/fn, inc. (incorporated by reference to Annex A of this Registration Statement).

3.1	Amended and Restated Certificate of Incorporation of Exar. Filed as Exhibit 3.1 to Exar’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 filed on and incorporated herein by reference.

3.2	Amended and Restated Bylaws of Exar. Filed as Exhibit 3.1 to Exar’s Current Report on Form 8-K dated December 10, 2007 filed on and incorporated herein by reference.

5.1*	Form of opinion of O’Melveny & Myers LLP regarding legality of securities being registered.

10.1	Tender and Voting Agreement (incorporated by reference to Annex B of this Registration Statement).

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Deloitte & Touche LLP.

23.4*	Consent of O’Melveny & Myers LLP for form of opinion regarding legality of securities being registered (included as part of its form of opinion filed as Exhibit 5.1 and incorporated herein by reference).

24.1*	Powers of Attorney (included on signature pages hereto).

99.1	Opinion of RBC (incorporated by reference to Annex D of this Registration Statement).

99.2*	Consent of RBC.

99.3*	Form of Letter of Election and Transmittal.

99.4*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.5*	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.6*	Form of Notice of Guaranteed Delivery.

99.7*	Guidelines for Certification of Taxpayer Identification Number (TIN) on Substitute Form W-9.

99.8	Employment Letter Agreement, dated as of February 23, 2009, between Exar and Douglas L. Whiting. (incorporated by reference from Exhibit (d)(5) to the Schedule TO filed on March 5, 2009)

99.9	Employment Letter Agreement, dated as of February 23, 2009, between Exar and John Matze. (incorporated by reference from Exhibit (d)(5) to the Schedule TO filed on March 5, 2009)

99.10	Employment Letter Agreement, dated as of February 23, 2009, between Exar and Jiebing Wang. (incorporated by reference from Exhibit (d)(5) to the Schedule TO filed on March 5, 2009)